EXECUTION COPY

ASSET PURCHASE AGREEMENT, dated as of September 21, 2004 (this "Agreement"), by and among Smith Hanley Holding Corp., a Connecticut corporation ("SHHC"); the subsidiaries of SHHC listed on the signature pages hereto (SHHC and each such subsidiary being referred to herein individually as a "Seller" and collectively as "Sellers" or the "Company"); Ventiv Health, Inc., a Delaware corporation ("Parent"); and Smith Hanley Holding Corporation, a Delaware corporation ("Purchaser Representative"), Smith Hanley Consulting Group LLC, a Delaware limited liability company, MedFocus LLC, a Delaware limited liability company, Smith Hanley Associates LLC, a Delaware limited liability company, and Anova Clinical Resources LLC, a Delaware limited liability company (each, including Purchaser Representative, a "Purchaser" and collectively, the "Purchasers").

W I T N E S S E T H:

WHEREAS, each Purchaser wishes to purchase from the Applicable Seller, and each Seller wishes to sell, assign and transfer to the Applicable Purchaser, substantially all of the assets of such Seller upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, each stockholder of SHHC (each, a "Stockholder"), in recognition of the substantial economic and other benefits that will inure to such stockholder under this Agreement, and as a material inducement to Parent and Purchasers to enter into this Agreement and consummate the transactions contemplated hereby, is executing (i) a joinder agreement in the form of Exhibit A-1 or Exhibit A-2 hereto (each a "Joinder Agreement"), (ii) a guaranty in the form of Exhibit B-1 or Exhibit B-2 hereto, as applicable (each, a "Stockholder Guaranty"), and (iii) a written consent to the consummation by SHHC and the other Sellers of the transactions contemplated hereby, in each case simultaneously with the execution of this Agreement by the parties hereto;

WHEREAS, certain key employees of the Company are entering into employment agreements with one or more Purchasers (each, an "Employment Agreement") simultaneously with the execution of this Agreement and such Employment Agreements will become effective upon the consummation of the transactions contemplated hereby (the "Closing");

WHEREAS, Parent, as a material inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, is executing a guaranty in the form of Exhibit C hereto (the "Parent Guaranty") simultaneously with the execution of this Agreement by the parties hereto; and

WHEREAS, certain terms used in this Agreement are defined in Section 13.1;

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE ASSETS

Section 1.1  Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, each Seller shall sell, transfer, convey, assign and deliver to the Applicable Purchaser, and each Purchaser shall purchase and acquire from the Applicable Seller, all right, title and interest of such Seller in and to all properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether accrued, contingent or otherwise, that relate to or are used or held for use in the Business (collectively, the "Assets"), including without limitation the following Assets:

(a)  all cash and cash equivalents of each Seller as of the Closing Date;

(b)  all computer hardware, furniture, furnishings, vehicles, equipment, machinery and other tangible personal property;

(c)  all rights under the Contracts listed or described on Schedule I (together with customer Contracts entered into after the date hereof in compliance with Section 3.8 and other Contracts entered into after the date hereof that are consented to in writing by Purchasers at or prior to Closing, the "Included Contracts");

(d)  all payment rights and other intangible assets (including goodwill) with respect to customer relationships that are not embodied in complete written Contracts (it being understood that an expired Contract shall not be deemed to be a complete written Contract for purposes of this Section 1.1(d));

(e)  all rights in Intellectual Property now in existence or under development, including all licenses and rights to use or practice such Intellectual Property, and all goodwill represented thereby and pertaining thereto;

(f)  all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items (other than as provided in Section 1.2(c));

(g)  all notes and accounts receivable (in all cases, whether or not billed) and the benefit of any security therefor;

(h)  except for the Book and Records of Sellers identified in Section 1.1(h) of the Company Disclosure Schedule as being subject to a statutory prohibition against transfer identified therein (the "Excluded Employee Records"), all Books and Records;

(i)  to the extent their transfer is permitted by applicable Law, all Governmental Approvals, including all applications therefor; and

(j)  all causes of action, lawsuits, claims and demands of any nature available to or being pursued by any Seller (other than intercompany receivables and other than claims against any Purchaser or its Affiliates) with respect to the Assets or the Assumed Liabilities.

Subject to the terms and conditions hereof, at the Closing, the Assets shall be transferred or otherwise conveyed to or for the account of Purchaser free and clear of all Liens excepting only Permitted Exceptions.

Section 1.2  Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, each Seller shall retain such Seller’s right, title and interest in and to the following assets (collectively, the "Excluded Assets"):

(a)  except as otherwise provided in Sections 9.5 and 10.2, insurance policies and causes of action, lawsuits, claims, demands, rights of recovery and set-off under or with respect to, and the proceeds of, insurance policies;

(b)  causes of action, lawsuits, claims, demands, and rights, including rights of recovery and set-off, with respect to, and, to the extent arising from and after the date (the "Closing Date") of the Closing, the proceeds of, any Excluded Assets or Excluded Liability;

(c)  prepaid Taxes and any claims for any refund, rebate or abatement with respect to Taxes for any period or portion thereof through the Closing Date;

(d)  Contracts other than Included Contracts;

(e)  any and all Tax Returns and related workpapers used to prepare the same for periods ending on or prior to the Closing Date;

(f)  all Employee Benefit Plans, and Pension Plans, except those listed in Section 10.2(b) of the Company Disclosure Schedule;

(g)  all indebtedness owing from officers of any Seller or from Stockholders (the "Affiliate Receivables");

(h)  the outstanding capital stock of each Seller and shares of capital stock of each Seller held in treasury;

(i)  the Excluded Employee Records;

(j)  all rights of Sellers under this Agreement and the other Transaction Documents; and

(k)  the assets, if any, listed or described on Schedule II.

Section 1.3  Required Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Asset or interest therein as to which (i) an assignment or transfer thereof or an attempt to make such an assignment or transfer without a Consent (a "Required Consent") would constitute a breach or violation thereof or of applicable Law and (ii) all such Required Consents shall not have been obtained with respect to such Asset or interest therein prior to the Closing. Any transfer or assignment to a Purchaser by any Seller of any such Asset or interest therein (a "Delayed Asset"), and any assumption by a Purchaser of any corresponding Assumed Liability (a "Delayed Liability"), shall be made subject to all such Required Consents in respect of such Delayed Asset being obtained. If there are any Delayed Assets, Sellers shall, subject to Section 8.4, use their reasonable best efforts to, and Purchasers shall provide reasonable cooperation to Sellers to, obtain all Required Consents in respect thereof as promptly as practicable following the Closing, and Sellers shall obtain such Required Consents without any further cost to Purchasers or any of their Affiliates. Until all Required Consents with respect to each Delayed Asset have been obtained, (a) each Seller shall hold the Delayed Asset on behalf of the Applicable Purchaser, (b) Sellers and Purchasers shall cooperate with one another for no additional consideration in any lawful arrangement (including subleasing or subcontracting, or performance thereunder by the Applicable Seller as the Applicable Purchaser’s agent) to provide the Applicable Purchaser with all of the benefits of or under any such Delayed Asset, (c) to the extent of any benefits received by or for the account of the Applicable Purchaser under clause (b) above, the Applicable Purchaser shall assume and perform any corresponding Delayed Liabilities and (d) the Applicable Seller shall otherwise enforce and perform as directed by and at the expense of the Applicable Purchaser any other rights of such Seller arising from such Delayed Asset. At such time and on each occasion after the Closing Date as all Required Consents with respect to a Delayed Asset have been obtained, such Delayed Asset shall automatically be transferred and assigned by the Applicable Seller to the Applicable Purchaser for no additional consideration, and all corresponding Delayed Liabilities shall be simultaneously assumed by the Applicable Purchaser, without the need for any further act on the part of any party. The failure of Sellers to obtain a Required Consent (other than a Closing Consent (as defined in Section 6.1(k)) shall not affect the obligation of the parties to consummate the Closing provided that Sellers have fully complied with this Section 1.3 with respect to such Required Consent during the Closing Period and, provided that Sellers have so complied, the failure of Sellers to obtain a Required Consent (including a Closing Consent the delivery of which at Closing has been knowingly waived by Parent and Purchasers) will not constitute a breach of any representation or covenant of Sellers contained in this Agreement. The Delayed Assets shall constitute Assets for purposes of this Agreement. The provisions of this Section 1.3 shall not require Sellers to make any payment or financial concession to a customer for the purpose of procuring a Required Consent from such customer. Sellers represent that they have no Knowledge that any consent payment or financial concession will be required by a customer of either Seller as a condition to granting a Required Consent.

ARTICLE II

PURCHASE PRICE AND CLOSING

Section 2.1  Purchase Price; Allocation. (a) The consideration for the Assets (the "Purchase Price") shall be, in the aggregate, (i) $30,000,000 in cash, payable at the Closing by wire transfer of immediately available funds to one or more accounts designated in writing by SHHC to Purchasers at least two business days prior to the Closing (the "Initial Cash Purchase Price"), subject to adjustment as provided in Section 2.5 based on the Closing Working Capital Statement, (ii) a number of unregistered shares of the common stock, par value $0.001 per share, of Parent ("Parent Common Stock") equal to the quotient of (x) $20,000,000, divided by (y) the Fair Market Value of one share of Parent Common Stock as of the date of this Agreement (the "Initial Shares"), (iii) the assumption by the Acquiring Entities at the Closing of the Assumed Liabilities and (iv) all amounts payable or distributable to Sellers pursuant to Section 2.6 below. Subject to Section 2.1(b), on the Closing Date, Purchasers shall deliver to the transfer agent for the Parent Common Stock irrevocable instructions to issue the Initial Shares to the Sellers and Stockholders and in the amounts designated in writing by SHHC to Purchasers at least three business days prior to the Closing. Neither any Purchaser nor Parent shall have any responsibility for the allocation among the Sellers or the Stockholders of any consideration to which Sellers, or any of them, are entitled hereunder.

(b)  [***] shall be held in escrow for a period of [***] following the Closing pursuant to an Escrow Agreement dated as of the Closing Date among Purchaser Representative, on behalf of Purchasers, SHHC, on behalf of Sellers, and Bank of New York, as escrow agent (the "Escrow Agent"), in substantially the form annexed hereto as Exhibit D.

(c)  The sum of the Initial Cash Purchase Price, the $20,000,000 aggregate Fair Market Value of the Initial Shares, and the Assumed Liabilities (collectively, the "Closing Consideration") shall be allocated among the Assets and the covenants not to compete contained in Section 9.4 and in the Joinder Agreements in accordance with an allocation delivered by Purchasers to Sellers within seventy five (75) days after the Closing, which allocation shall be consistent with the final valuation report prepared for Parent by the previously identified consultant. Any adjustments to the Closing Consideration under

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.Section 2.5 or Section 2.6 or as provided in Section 11.7 shall be reflected in such allocation in a manner consistent with Treasury Regulation §§1.1060-1(c) and 1.338-7. For all Tax purposes, Purchasers and Sellers agree to report the transactions contemplated in this Agreement in a manner consistent with such allocation, as adjusted in accordance with the immediately preceding sentence, and each of them agrees not to take any position inconsistent therewith in any Tax Return or any proceeding before a taxing authority. The portion of the Purchase Price, if any, allocated to one or more covenants set forth in a Transaction Document (including without limitation the covenants contained in the Joinder Agreements) shall not be offered by any party hereto as evidence, or otherwise taken into account, in connection with a determination of the damages arising from a breach of any such covenant. In the event such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other parties hereto concerning such dispute.

2

Section 2.2  Closing Date. Subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.2 (or the waiver thereof by the party entitled to waive that condition), the Closing shall take place at a location in New York City to be designated by Purchasers at 10:00 a.m. on October 4, 2004, or as soon thereafter as the conditions to closing set forth in Article VI have been satisfied or waived. At the Closing, the parties shall make the deliveries provided for in Section 2.1 and Article VII hereof. The Closing shall become effective as of 11:59 P.M. EST on the Closing Date.

Section 2.3  Assumption of Liabilities . Subject to the terms and conditions set forth herein, at the Closing, Purchaser shall cause the Acquiring Entities to assume and agree to pay and discharge when due solely the following liabilities and obligations of Sellers (collectively, the "Assumed Liabilities"):

(a)  Liabilities and obligations of each Seller under Included Contracts (i) that by the terms of such Included Contracts, arise after the Closing, relate to periods following the Closing and are to be observed, paid, discharged, or performed as the case may be, at any time after the Closing and/or (ii) to the extent such Liabilities and obligations (A) did not arise from a breach or default with respect to an Included Contract prior to Closing, (B) are not required to be accrued under GAAP, (C) were incurred in the ordinary course of business consistent with past practice, (D) do not, together with Liabilities and obligations assumed pursuant to Section 2.3(b), exceed $10,000 in the aggregate and (E) are taken into account in determining the Final EBIT Amount with respect to either 2004 or 2005;

(b)  Liabilities and obligations arising out of or relating to services provided by Sellers prior to Closing to the extent such Liabilities and obligations (A) did not arise from a breach or default with respect to an Included Contract prior to Closing, (B) are not required to be accrued under GAAP, (C) were incurred in the ordinary course of business consistent with past practice, (D) do not, together with Liabilities and obligations assumed pursuant to clause (ii) of Section 2.3(a), exceed $10,000 in the aggregate and (E) are taken into account in determining the Final EBIT Amount with respect to either 2004 or 2005;

(c)  Liabilities and obligations of each Seller set forth on the Final Closing Working Capital Statement, other than Liabilities and obligations arising outside the ordinary course of business after the date of this Agreement; and

(d)  Liabilities and obligations expressly assumed by Purchasers or any of their Affiliates pursuant to Article X.

Section 2.4  Excluded Liabilities. No Purchaser shall assume any Liabilities, obligations or commitments of any Seller that are not specifically set forth in Section 2.3 (collectively, the "Excluded Liabilities"). In addition, notwithstanding anything to the contrary in this Agreement (including Section 2.3), no Purchaser shall assume any of the following (each of which shall also constitute Excluded Liabilities):

(a)  any Liability, obligation or commitment that, in accordance with GAAP, was required to have been shown as a liability on the Financial Statements (as defined below) or in the notes thereto and was not so shown;

(b)  any Liability relating to any cause of action or judicial or administrative action, suit, proceeding or investigation, (i) pending or threatened on or prior to the Closing Date (including without limitation any claim relating to John Sweney’s employment), or (ii) to the extent related to Excluded Assets or Excluded Liabilities;

(c)  any Liability relating to any failure or alleged failure to comply with, or any violation or alleged violation of, (i) any Law, Order or Governmental Approval applicable to the Business or the Assets, including without limitation any Tax Law or any Law relating to employment practices, or (ii) any Contract, in each case which failure or violation occurred or was alleged to have occurred on or prior to the Closing Date;

(d)  any Liability, termination fee, obligation or commitment relating to or arising out of (i) the employment by any Seller of any of its employees or the engagement by any Seller of any of its independent contractors (or any employee of an independent contractor), (ii) except as expressly assumed by Purchasers or any of their Affiliates pursuant to Article X, any Employee Benefit Plan or Pension Plan, including any sponsorship, administration or contribution obligation of any Person under any Employee Benefit Plan or Pension Plan or the termination prior to any such assumption of any Employee Benefit Plan or Pension Plan or (iii) the termination of employment or engagement of any employee or independent contractor of any Seller while they are employed or engaged by such Seller;

(e)  any Liability relating to any infringement or alleged infringement of the rights of any other Person arising out of the use of any Intellectual Property in connection with the Business on or prior to the Closing Date;

(f)  except as otherwise provided in Section 13.3, any Liability for any Taxes (including without limitation any deferred Tax Liability) with respect to any Taxable period or portion thereof ending on or prior to the Closing Date;

(g)  any Liability relating to any Excluded Asset;

(h)  any Liability with respect to the long-term indebtedness of any Seller (including the current portion thereof); or

(i)  any Liability imposed by any Environmental Law and incurred in connection with (i) conditions existing or events occurring on or prior to the Closing Date on any Company Property (as defined below), (ii) any real property, business entities or assets, whether domestic or foreign, formerly owned, leased, occupied or operated by or in connection with the Business or (iii) the transportation or disposal of any Hazardous Materials to or at any offsite facility or location by or in connection with the Business occurring prior to the Closing Date.

Section 2.5  Working Capital Adjustment. The Purchase Price shall be subject to adjustment after the Closing Date as follows: (a) Within 60 days after the Closing Date, Purchaser Representative shall prepare and deliver to SHHC, on behalf of Sellers, a statement (the "Closing Working Capital Statement") calculating the Working Capital (as defined below) of the Business as of the Closing Date (the "Closing Working Capital Amount"). For purposes of this Agreement, "Working Capital" shall mean the current assets of the Business as of the Closing Date (including accounts receivable (net of allowance for doubtful accounts), work in process and other current assets) less the sum of (a) the current liabilities of the Business as of the Closing Date (including accounts payable and accrued expenses (including (i) all accrued and unused vacation benefits, whether or not traditionally reflected on Sellers’ consolidated balance sheet as a current liability, and (ii) all balances distributable to Smith Hanley Associates, Inc. ("SHA") group leaders pursuant to SHA commission plans) and all other current liabilities) and (b) all other Assumed Liabilities, but excluding the Excluded Assets and the Excluded Liabilities, and shall be calculated in accordance with GAAP. Purchasers shall provide SHHC and a single accounting firm for Sellers reasonable access to all (i) work papers and written procedures used to prepare the Closing Working Capital Statement and (ii) Books and Records and personnel to the extent reasonably necessary to enable SHHC and such accounting firm to conduct a sufficient review of the Closing Working Capital Statement and verify the calculation of the Closing Working Capital Amount. If SHHC disputes the Closing Working Capital Amount as shown on the Closing Working Capital Statement prepared by Purchasers, SHHC shall deliver to Purchaser Representative within 30 days after receipt of the Closing Working Capital Statement a statement (the "Dispute Notice") setting forth SHHC’s calculation of the Closing Working Capital Amount and describing in reasonable detail the basis for the determination of such different Closing Working Capital Amount. The parties shall use reasonable efforts to resolve such differences regarding the determination of the Closing Working Capital Amount within a period of 30 days after SHHC has given the Dispute Notice. If the parties resolve such differences, the Closing Working Capital Amount agreed to by the parties shall be deemed to be the "Final Closing Working Capital Amount" and the Closing Working Capital Statement agreed to by the Parties shall be deemed to be the "Final Closing Working Capital Statement."

(b)  If Purchaser Representative and SHHC do not reach a final resolution on the Closing Working Capital Amount within 30 days after SHHC has given the Dispute Notice, unless Purchaser Representative and SHHC mutually agree to continue their efforts to resolve such differences, the Neutral Accountant shall resolve such differences, pursuant to an engagement agreement among Purchaser Representative, SHHC and the Neutral Accountant (which Purchaser Representative and SHHC agree to execute promptly), in the manner provided below. Purchaser Representative and SHHC shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Purchaser Representative, SHHC and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such party’s calculation of the Closing Working Capital Amount; and the Neutral Accountant shall be required to resolve the differences between Purchaser Representative and SHHC and determine the Closing Working Capital Amount within 20 days after the engagement of the Neutral Accountant. The Closing Working Capital Amount determined by the Neutral Accountant shall be deemed to be the Final Closing Working Capital Amount and the Closing Working Capital Statement, as adjusted to reflect such determination, shall be deemed to be the Final Closing Working Capital Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the parties, absent fraud or manifest error. In the event either Purchaser Representative or SHHC believes the determination of the Neutral Accountant reflects a manifest error, Purchaser Representative or SHHC, as the case may be, shall be entitled to specify the error to the Neutral Accountant in writing, in reasonable detail (with a copy to the other) within five business days of the date of delivery to the parties of the Neutral Accountant’s determination, and any correction made by the Neutral Accountant (which the Neutral Accountant shall be requested to make within ten business days after such date of delivery) shall supersede the Neutral Accountant’s initial determination. Nothing in this Section 2.5(b) shall be construed to authorize or permit the Neutral Accountant to:

(i)  determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between Purchaser Representative and SHHC regarding the determination of the Closing Working Capital Amount; or

(ii)  resolve any such differences by making an adjustment to the Closing Working Capital Statement that is outside of the range defined by amounts as finally proposed by Purchaser Representative and SHHC.

Purchaser Representative, on the one hand, and SHHC, on the other hand, shall each pay one half of the fees and expenses of the Neutral Accountant; provided that if the Neutral Accountant determines that Purchaser Representative or SHHC has adopted a position or positions with respect to the Closing Working Capital Statement that is or are frivolous or clearly without merit, the Neutral Accountant (i) may, in its discretion, assign a greater portion of any such fees and expenses to such party and (ii) shall provide to the parties a written explanation of its reasons for making such a determination.

(c)  If the Final Closing Working Capital Amount is less than [***], then Sellers shall pay to Purchasers an amount equal to the difference between [***]and the Final Closing Working Capital Amount. If the Final Closing Working Capital Amount is more than [***], then Purchasers shall pay to Sellers an amount equal to the difference between the Final Closing Working Capital Amount and $[***]. Any payment pursuant to this Section 2.5 shall be made in cash by wire transfer of immediately available funds into one or more accounts designated in writing by SHHC or Purchaser Representative, as the case may be, within five business days after the date on which the Final Closing Working Capital Amount is determined.

(d)  (i) No later than 210 days after the Closing Date, Purchaser Representative shall prepare and deliver to SHHC, on behalf of Sellers, a reasonably detailed calculation of the sum (the "WC Reconciliation Amount") of (i) the difference between (a) the net amount of accounts receivable reflected in the Final Closing Working Capital Statement that remain outstanding 180 days after the Closing Date (the "WC Test Date") and (b) cash collections with respect to accounts receivable reflected in the Final Closing Working Capital Statement, (ii) total warranty claims, credits and comparable items paid or payable to customers of Purchasers’ permanent placement business during the period between the Closing and the WC Test Date with respect to accounts receivable outstanding as of the Closing Date and (iii) the difference between (a) total health care claims paid or payable between the Closing and the WC Test Date with respect to expenses incurred prior to Closing and (b) the IBNP reserve included in the Final Closing Working Capital Statement. SHHC shall, within 20 days after the delivery of the calculations by Purchaser Representative to SHHC, give notice (the "WC Reconciliation Notice") to Purchaser Representative in writing stating whether it objects to any item or computation in connection with the calculations and specifying in reasonable detail the basis for any such objection and Sellers’ proposed calculation of the WC Reconciliation Amount. If SHHC does not timely provide the WC Reconciliation Notice, or if SHHC delivers an irrevocable written notice to Purchaser Representative that it agrees with

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.Purchasers’ calculation of the WC Reconciliation Amount, Purchasers’ calculations shall be binding on the parties. If SHHC timely provides a WC Reconciliation Notice containing an objection to Purchasers’ calculation of the WC Reconciliation Amount, Purchaser Representative shall seek to resolve all disputes relating to the calculation of the WC Reconciliation Amount through discussion. If SHHC and Purchaser Representative are unable to agree upon the calculations within 10 days after such WC Reconciliation Notice has been given by SHHC to Purchaser Representative, then at the election of either Purchaser Representative or SHHC, the dispute shall be submitted to the Neutral Accountant for a final determination, which determination shall be final and binding upon the parties, absent fraud or manifest error. In the event either Purchaser or SHHC believes the determination of the Neutral Accountant reflects a manifest error, Purchaser Representative or SHHC, as the case may be, shall be entitled to specify the error to the Neutral Accountant in writing, in reasonable detail (with a copy to the other) within five business days of the date of delivery to the parties of the Neutral Accountant’s determination, and any correction made by the Neutral Accountant (which the Neutral Accountant shall be requested to make within ten business days after such date of delivery) shall supersede the Neutral Accountant’s initial determination. Sellers, on the one hand, and Purchaser, on the other, shall each bear one-half of the fees, costs and expenses of the Neutral Accountant; provided that if the Neutral Accountant determines that Purchaser Representative or SHHC has adopted a position or positions with respect to the WC Reconciliation Amount that is or are frivolous or clearly without merit, the Neutral Accountant (i) may, in its discretion, assign a greater portion of any such fees and expenses to such party and (ii) shall provide to the parties a written explanation of its reasons for making such a determination. Nothing in this Section 2.5(d) shall be construed to authorize or permit the Neutral Accountant to (a) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between Purchaser Representative and SHHC regarding the determination of the WC Reconciliation Amount or (b) resolve any such differences by making an adjustment to the Reconciliation Amount that is outside of the range defined by amounts as finally proposed by Purchaser Representative and SHHC.

(ii) Within five days of the final determination of the WC Reconciliation Amount, if the WC Reconciliation Amount is greater than zero, Sellers shall pay such amount to Purchasers and if the WC Reconciliation Amount is less than zero Purchasers shall pay the absolute value of such amount to Sellers.

Section 2.6  Earnout. (a) Sellers shall be entitled to additional consideration from Purchasers (any such additional consideration due with respect to any Applicable EBIT Period (as defined below), an "Earnout Amount") determined as set forth on Schedule III.

Purchasers’ obligation with respect to the payment of any Earnout Amount may be satisfied by the issuance to Sellers of unregistered shares of Parent Common Stock to the extent set forth on Schedule III. Shares of Parent Common Stock issued in satisfaction of any portion of an Earnout Amount are referred to as "Earnout Shares" and, together with the Initial Shares, as the "Shares". For purposes of the second preceding sentence, except as otherwise set forth on Schedule III, "Fair Market Value" will be determined as of the relevant Final Earnout Amount Determination Date (the "Value Date"). In no event will any Shares be issued hereunder if the issuance of such Shares would cause the total number of Shares issued pursuant to this Agreement to exceed 19.9% of the number of shares of Parent Common Stock outstanding on the Closing Date or on the date of such issuance. Any Earnout Amount that would otherwise be satisfied by the issuance of Earnout Shares in excess of such amount, and any other portion of an Earnout Amount that is not satisfied through the issuance of Earnout Shares, will be paid in cash by wire transfer of immediately available funds in accordance with written instructions delivered to Purchaser Representative by SHHC. Sellers acknowledge and agree that neither Purchasers nor any other Person makes any guarantee or representation to Sellers that any Earnout Amount will be realized. Any Earnout Amount that is paid in cash or Earnout Shares to Sellers or their designees shall be treated as a component of the Purchase Price.

(b)  (i) Purchaser Representative shall deliver to SHHC within 65 days after the end of each of calendar year 2004 and calendar year 2005 (each, an "Applicable EBIT Period") a reasonably detailed calculation of EBIT as determined by Purchasers for such period (an "Initial EBIT Amount") and the Earnout Amount, if any, payable under Section 2.6(a) in respect thereof. Purchaser Representative shall provide SHHC and a single accounting firm for Sellers with reasonable access to all Books and Records and working papers to the extent reasonably necessary to enable SHHC and such accounting firm to verify such calculations after the delivery thereof. SHHC shall, within 30 days after the delivery of the calculations by Purchaser Representative to SHHC, give notice (the "30-Day Notice") to Purchaser Representative in writing stating whether it objects to any item or computation in connection with the calculations and specifying in reasonable detail the basis for any such objection. If SHHC does not timely provide the 30-Day Notice, or if SHHC delivers an irrevocable written notice to Purchaser Representative that it agrees with Purchasers’ calculation of the Initial EBIT Amount, Purchasers’ calculations shall be binding on the parties and Purchasers shall deliver any Earnout Amount for the Applicable EBIT Period within five business days after the expiration of such 30-day period or the delivery of such irrevocable written notice, as the case may be. If SHHC timely provides a 30-Day Notice containing an objection to Purchasers’ calculation of the Initial EBIT Amount, Purchasers shall deliver any undisputed portion of the Earnout Amount within five business days after receipt of such 30-Day Notice and SHHC and Purchaser Representative shall seek to resolve all disputes relating to the calculation of the Initial EBIT Amount through discussion. If the dispute relates to the determination of a bad debt, permanent placement revenue, IBNP or other reserve, SHHC and Purchaser Representative may by mutual agreement resolve such dispute through procedures consistent with those set forth in Section 2.5(d). If SHHC and Purchaser Representative are unable to agree upon the calculations within 20 days after such 30-Day Notice has been given by SHHC to Purchaser Representative, then at the election of either Purchaser Representative or SHHC, the dispute shall be submitted to the Neutral Accountant for a final determination, which determination shall be final and binding upon the parties, absent fraud or manifest error. In the event either Purchaser or SHHC believes the determination of the Neutral Accountant reflects a manifest error, Purchaser or SHHC, as the case may be, shall be entitled to specify the error to the Neutral Accountant in writing, in reasonable detail (with a copy to the other) within five business days of the date of delivery to the parties of the Neutral Accountant’s determination, and any correction made by the Neutral Accountant (which the Neutral Accountant shall be requested to make within ten business days after such date of delivery) shall supersede the Neutral Accountant’s initial determination. Sellers, on the one hand, and Purchaser, on the other, shall each bear one-half of the fees, costs and expenses of the Neutral Accountant; provided that if the Neutral Accountant determines that Purchaser Representative or SHHC has adopted a position or positions with respect to an Initial EBIT Amount that is or are frivolous or clearly without merit, the Neutral Accountant (i) may, in its discretion, assign a greater portion of any such fees and expenses to such party and (ii) shall provide to the parties a written explanation of its reasons for making such a determination.

(ii)    Purchasers shall deliver any Earnout Amount (less any previously paid portion thereof) for any Applicable EBIT Period to or as directed by SHHC within five business days after the Final Earnout Amount Determination Date for such period, provided that (x) the portion of an Earnout Amount that is satisfied by the issuance of shares of Parent Common Stock shall be deemed to have been delivered at the time irrevocable instructions are given by Parent to its transfer agent to issue the Initial Shares to the Sellers and (y) Parent shall not be required to give such instructions until the third business day after SHHC has designated in writing the Sellers and Stockholders to whom such shares of Parent Common Stock are to be issued. To the extent any Earnout Amount or portion thereof is not satisfied by the time it is required to be satisfied in accordance with Section 2.6(b)(i), interest shall accrue on such amount at a rate (the "Applicable Rate") one percent per annum in excess of the rate announced by Citibank, N.A. as its "prime" or "base" lending rate from time to time. For the avoidance of doubt, no interest shall accrue on any disputed portion of an Earnout Amount prior to the Final Earnout Amount Determination Date.

(iii)    For purposes of this Agreement, with respect to any Applicable EBIT Period, (A) the "Final EBIT Amount" for such period shall mean (1) if no 30-Day Notice is timely delivered by SHHC to Purchaser Representative, the Initial EBIT Amount for such period, or (2) if a timely 30-Day Notice containing an objection to Purchasers’ calculation of the Initial EBIT Amount is delivered by SHHC to Purchaser Representative, such amount as is agreed to by Purchaser Representative and SHHC or determined by the Neutral Accountant as provided above and (B) the "Final Earnout Amount Determination Date" for such period shall mean (x) if no 30-Day Notice is timely delivered by SHHC to Purchaser Representative, the 31st day after delivery by Purchaser Representative to SHHC of the Initial EBIT Amount or (y) if a 30-Day Notice containing an objection to Purchasers’ calculation of the Initial EBIT Amount is timely delivered by SHHC to Purchaser Representative, the date on which the Final EBIT Amount is determined through the procedures set forth above.

(c)  From the Closing Date until December 31, 2005 (the "Earnout Period"), Parent shall cause (i) the assets of the Business to be maintained, developed and operated at all times in the Purchasers and (ii) 100% of the equity interests of Purchasers to be owned directly or indirectly by Parent. During the Earnout Period, (i) the assets of the Business shall be maintained and operated separately from the other assets of Parent and its subsidiaries and Affiliates and (ii) the Business shall be conducted in good faith as a going concern. During such period (and, to the extent determined by Parent, thereafter), (x) Purchaser Representative shall be controlled by a Board of Directors elected or appointed, directly or indirectly, by Parent, (y) each other Purchaser shall be controlled by a Board of Directors, elected or appointed, directly or indirectly, by Parent, of the sole member of such Purchaser or by such other managing or supervisory body as is provided for in the organizational documents of such Purchaser and (z) the operation of the Business shall be subject to the control of such Boards of Directors and managing or supervisory bodies.

(d)  Any Earnout Shares shall be issued to the Sellers and Stockholders and in the amounts designated in writing by SHHC to Purchasers at least three business days prior to the applicable Final Earnout Amount Determination Date.

(e)  In the event of a merger, consolidation or other transaction (a "Conversion Transaction") as a result of which substantially all of the outstanding shares of Parent Common Stock are converted into the right to receive, in whole or in part, equity securities, if such equity securities are traded on the New York Stock Exchange, the American Stock Exchange or The Nasdaq Stock Market ("Listed Equity Securities"), then any portion of an Earnout Amount that would otherwise be permitted to be satisfied through the issuance of Parent Common Stock shall thereafter be permitted to be satisfied through the issuance of such Listed Equity Securities. For such purpose, such Listed Equity Securities shall be valued at their aggregate Fair Market Value as of the applicable Final Earnout Amount Determination Date. In the event that, in any Conversion Transaction, substantially all of the outstanding shares of Parent Common Stock are converted into the right to receive equity securities that are not Listed Equity Securities (or are converted into the right to receive a combination of such equity securities and cash), then, until such equity securities constitute Listed Equity Securities, any Earnout Amount that thereafter becomes due shall be required to be satisfied entirely in cash. In the event of a merger, consolidation or other transaction as a result of which substantially all of the outstanding shares of Parent Common Stock are converted into the right to receive only cash, any Earnout Amount that thereafter becomes due shall be required to be satisfied entirely in cash, provided that if the surviving or transferee entity in such transaction (or an Affiliate thereof) has a class of Listed Equity Securities, any portion of an Earnout Amount that would otherwise be permitted to be satisfied through the issuance of Parent Common Stock shall thereafter be permitted to be satisfied through the issuance of such Listed Equity Securities, valued at their aggregate Fair Market Value as of the applicable Final Earnout Amount Determination Date.

Section 2.7  Lock-Up Agreement. Except as provided in Section 2.9, during the period from the issuance of any Shares hereunder until the first anniversary of such issuance, without the prior written consent of Parent, no Seller shall sell, pledge, hedge or otherwise dispose of any economic interest in any Shares other than pursuant to a distribution of such Seller’s interest in such Shares to a stockholder of such Seller.

Section 2.8  Transferability; Legending of Shares. (a) Each Seller acknowledges that the Shares are being acquired from Parent pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act") and that the Shares may be transferred only pursuant to an effective registration statement or an exemption from registration under the Securities Act. Each Seller represents that it is familiar with Rule 144 under the Securities Act. No Seller or Affiliate Transferee shall be permitted to transfer any Shares in the absence of an effective registration statement unless such Seller or Affiliate Transferee has furnished Parent with an opinion of counsel, reasonably satisfactory to Parent, that such disposition does not require registration of such Shares under the Securities Act. It is agreed that Parent will not require opinions of counsel for transfers made pursuant to Rule 144 if Parent is provided with any certificates or other evidence of compliance with Rule 144 reasonably required by it in connection with such transfer (including without limitation a copy of the relevant Form 144).

(b) It is understood that the certificates evidencing the Shares may bear a legend to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTES OF SUCH ACT.

The certificates evidencing the Shares may also bear any legends required by applicable blue sky laws.

Section 2.9  Registration Covenants. (a) If (but without any obligation to do so) Parent proposes to register under the Securities Act shares of Parent Common Stock (other than a registration on Form S-4 or Form S-8 or any successor forms, a registration in which the only Parent Common Stock being registered is Parent Common Stock issuable upon conversion of debt securities which are also being registered or a registration that does not contemplate a distribution of the securities being registered on a firmly underwritten basis), then Parent shall give SHHC written notice at least ten (10) days in advance of the anticipated effectiveness of the related registration statement. Upon the written request of any Seller or Affiliate Transferee given within ten (10) days after giving of such notice by Parent (which request shall specify the number of Shares proposed to be offered and sold by such Sellers or Affiliate Transferee), Parent shall, subject to the provisions of Section 2.9(b), include in such registration statement all of the Shares that each such Seller or Affiliate Transferee has requested to be registered; provided that Parent shall have the right to postpone or withdraw any registration statement pursuant to this Section 2.9 without obligation to any Seller or Affiliate Transferee, and Parent shall not be required to disclose the reason for any such postponement or withdrawal or the anticipated duration of any such postponement (and each Seller or Affiliate Transferee shall agree in its written request to include Shares in any registration to maintain in confidence the pendency of any registration statement that has not been filed and any postponement or withdrawal of a proposed registration). All expenses of such registration, other than underwriting commissions and discounts and up to $25,000 in fees and disbursements of a single counsel retained to represent all selling stockholders (including any Sellers or Affiliate Transferees requesting the inclusion of Shares in such registration), which counsel shall be selected by the holders of a majority of the shares sought to be included in such registration and approved by Parent (such approval not be unreasonably withheld or delayed), shall be borne by Parent.

(b) Parent shall not be required under Section 2.9(a) to include Shares in an underwriting subject thereto unless the Sellers and Affiliate Transferees proposing to include such Shares accept the terms of the underwriting as agreed upon in good faith between Parent and the underwriters (and become parties to the related underwriting agreement and any other customary arrangements relating to the offering of securities by selling stockholders, including custody arrangements), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by Parent. If the total number of shares of Parent Common Stock, including Shares, to be included in such offering exceeds the number of shares of Parent Common Stock that the underwriters determine in their sole discretion is compatible with the success of the offering, then Parent shall be required to include in the offering only that number of shares of Parent Common Stock, including Shares, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the "Maximum Offering Size"). In such event, Parent shall include in the registration statement relating to the offering (i) first, all shares of Parent Common Stock to be offered by Parent and (ii) second, to the extent the Maximum Offering Size exceeds the number of shares to be offered by Parent, the shares of Parent Common Stock proposed to be included by the selling stockholders, including the Sellers and Affiliate Transferees proposing to include Shares in such registration statement. The shares of Parent Common Stock to be included in such registration statement pursuant to the preceding clause (ii) (the "Remaining Availability") shall be allocated pro rata among such selling stockholders according to the total number of shares of Parent Common Stock owned by such selling stockholders (or in such other proportions as shall mutually be agreed to by such selling stockholders), provided that Parent shall be required to include in any such registration statement a number of Shares equal to the lesser of (i) 50% of the Shares requested by Sellers and Affiliate Transferees to be included in such offering that will be subject to the restrictions contained in Section 2.7 at the time the related registration statement is anticipated to become effective and (ii) the Remaining Availability, in either case apportioned pro rata among such Sellers and Affiliate Transferees according to the total number of shares of Parent Common Stock owned by such Sellers and Affiliate Transferees (or in such other proportions as shall mutually be agreed to by such Sellers and Affiliate Transferees). No Seller or Affiliate Transferee shall be entitled to include any Shares (other than Shares that will be subject to the restrictions of Section 2.7 as of the anticipated effectiveness of the registration statement) in a registration statement pursuant to this Section 2.9 after that date that all Shares held by such Seller or Affiliate Transferee (other than any such Shares) may first be sold pursuant to Rule 144 under the Securities Act. Parent may require each Seller and Affiliate Transferee to promptly furnish to Parent, as a condition precedent to including such Seller’s or Affiliate Transferee’s Shares in any registration, such information regarding such Seller or Affiliate Transferee as Parent may from time to time reasonably request in writing.

(c) In the event Parent effects a registration to which this Section 2.9 is applicable, except to the extent such registration is postponed or withdrawn by Parent, Parent shall, as expeditiously as reasonably possible:

(i)    prepare and file with the Securities and Exchange Commission (the "SEC") such amendments and supplements to the related registration statement and the prospectus included therein as may be necessary to comply with the provisions of the Securities Act of 1933, as amended (the "Securities Act") with respect to the disposition of the securities covered by such registration statement;

(ii)    furnish to Sellers such number of copies of a prospectus and other documents as they may reasonably request in order to facilitate the disposition of the Shares included in such registration;

(iii)    notify Sellers at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and provide Sellers with such amendment or supplement to such prospectus as may be required to ensure that such prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

(iv)    cause the Shares included in such registration statement to be listed on the same principal securities exchange or interdealer quotation system on which the Parent Common Stock is then listed.

(d) With a view to making available to Sellers the benefits of Rule 144 under the Securities Act, Parent agrees, for so long as the Parent Common Stock is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to:

(i)     make and keep public information available (as those terms are defined in Rule 144, including paragraph (c)(2) of such Rule);

(ii)     file with the SEC in a timely manner reports and other documents, if any, required of Parent under the Exchange Act; and

(iii)     furnish to Sellers promptly upon request a written statement by Parent as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Parent filed with the SEC, if any, and such other reports and documents of Parent as Sellers may reasonably request in availing themselves of any rule or regulation of the SEC allowing Sellers to sell Shares without registration.

Section 2.10    Authority of Representative Parties. (a) Each Seller here irrevocably appoints SHHC, and each Purchaser hereby appoints Purchaser Representative, to represent it and act as its attorney-in-fact and agent with respect to any and all matters relating to, arising out of, or in connection with, the Transaction Documents, including (i) for purposes of any action taken or omitted on behalf of such Seller or Purchaser, as the case may be, thereunder, and (ii) any adjustment, disposition, settlement or other handling of any amounts or claims under Sections 2.5 and 2.6 and all rights or obligations arising under Article XI. Except to the extent otherwise explicitly set forth herein or in any other Transaction Document, (a) all actions, omissions, notices, communications and determinations by or on behalf of a Seller shall be given or made by SHHC and all such actions, omissions, notices, communications and determinations by SHHC pursuant or with respect to any provision of a Transaction Document shall conclusively be deemed to have been authorized by, and shall be binding upon and made on behalf of such Seller and (b) all actions, omissions, notices, communications and determinations by or on behalf of a Purchaser shall be given or made by Purchaser Representative and all such actions, omissions, notices, communications and determinations by Purchaser Representative pursuant or with respect to any provision of a Transaction Document shall conclusively be deemed to have been authorized by, and shall be binding upon and made on behalf of such Purchaser. Each Purchaser and Parent shall be entitled to rely on any action or decision of SHHC as the act, omission, notice, communication or determination of each Seller. Each Seller shall be entitled to rely on any action or decision of Purchaser Representative as the act, omission, notice, communication or determination of each Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Sellers jointly and severally represent and warrant to Purchasers that, except as set forth in the Company Disclosure Schedule attached hereto, the following statements are correct and complete as of the date hereof and shall be correct and complete as of the Closing Date. The Company Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply, provided that the disclosures in the Company Disclosure Schedule that are set forth expressly therein with particularity will apply to all representations and warranties.

Section 3.1  Organization and Good Standing. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Each Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a Seller Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction in which each Seller is qualified or authorized to do business as a foreign corporation.

Section 3.2  Authorization and Enforceability. Each Seller has all requisite corporate power and authority to execute and deliver the Transaction Documents and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by the Transaction Documents, and to consummate the transactions contemplated by the Transaction Documents. The execution, delivery and performance by each Seller of each of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement, the Employment Agreements, the Joinder Agreements, the Stockholder Guarantees and the other Transaction Documents being executed concurrently herewith have been duly and validly executed and delivered by each Seller, Stockholder or Company employee party thereto and constitute legal, valid and binding obligations of each such Seller, Stockholder or Company employee party thereto, enforceable against each such Seller, Stockholder or Company employee in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each other Transaction Document will be at or prior to the Closing, duly and validly executed and delivered by each Seller, Stockholder or Company employee party thereto and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Document when so executed and delivered will constitute the legal, valid and binding obligation of each Seller, Stockholder or Company employee party thereto, enforceable against each such Seller, Stockholder or Company employee in accordance with their respective terms.

Section 3.3  Ownership; Subsidiaries. (a) Section 3.3 of the Company Disclosure Schedule sets forth (i) the record and beneficial ownership of all outstanding shares of capital stock of each Seller, (ii) a true and complete list of all shares of stock or other equity interests in any Person (other than another Seller) owned by any Seller and (iii) a true and complete list of all partnerships, joint venture arrangements or other Persons in which any Seller owns a direct or indirect equity interest, together with the jurisdiction of organization thereof and each record and beneficial owner of equity interests in such partnership, joint venture or other Person.

(b) Smith Hanley Canada, Inc. has not conducted any material operations to date and has no material assets or Liabilities.

(c) Turnstone Solutions, LLC has no material assets or Liabilities and has been dissolved. Turnstone, LLC has no Liabilities that cannot be satisfied through the application of its existing assets and the cancellation of intercompany receivables.

(d) Smith Hanley Event Recovery Technology, LLC has not conducted any material operations to date, has no material assets or Liabilities and has been dissolved. Smith Hanley Event Recovery Technology, LLC has no Liabilities that cannot be satisfied through the application of its existing assets and the cancellation of intercompany receivables.

Section 3.4  Corporate Records.

(a)  The minute books of each Seller previously made available to Purchaser contain (i) all existing records of meetings and other corporate action of the stockholders and board of directors (including committees thereof) of such Seller and (ii) complete and accurate records of all meetings and all other corporate action of the stockholders and board of directors (including committees thereof) of such Seller taken during the last two years. The stock certificate books and stock transfer ledgers of each Seller previously made available to Purchaser are true, correct and complete.

(b)  The books, records and accounts of each Seller accurately and fairly present in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of such Seller. No Seller has engaged in any material transaction with respect to its business, maintained any bank account for its business or used any of its funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books, records and accounts of such Seller. No Seller is aware that any fraud, whether or not material, has occurred that involves or involved management or other employees who have a significant role in such Seller’s system of internal accounting control.

Section 3.5  Conflicts; Consents of Third Parties.

None of the execution and delivery by any Seller of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of such Seller’s certificate of incorporation or by-laws or comparable organizational documents ("Organizational Documents"); (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any Contract to which such Seller is a party or by which such Seller or its properties or assets is bound, or require a consent or waiver by any Person in order to avoid any such conflict, violation, breach, termination or default; (iii) violate any Law or any Order by which such Seller is bound; or (iv) result in the creation of any Lien upon the properties or assets of such Seller. No Order, Permit or waiver, or declaration or filing with, or notification to, any Person, including without limitation any Governmental Body, is required on the part of any Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party, or the compliance by such Seller with any of the provisions hereof or thereof.

Section 3.6  Financial Statements. Included in Section 3.6 of the Company Disclosure Schedule are (i) the audited balance sheets of the Company as at December 31, 2002 and 2003 and the related audited statements of income and of cash flows of the Company for the years then ended and (ii) the unaudited balance sheet of the Company as at August 31, 2004 and the related statements of income and cash flows of the Company for the eight-month period then ended and for the comparable periods in the prior year (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). The Financial Statements have been prepared from the books and records of the Company and fairly present in all material respects the financial position and results of operations, shareholders’ equity and cash flows of the Company as at the dates and for the periods reflected thereon in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and except, in the case of the eight-month financial statements, for the failure of the unaudited financial statements to include the footnotes required by GAAP, and subject to normal year-end audit adjustments and any other adjustments specifically described therein that will not individually or in the aggregate be material. The financial forecasts for the Company for the fiscal years 2004 through 2006 included in Section 3.6 of the Company Disclosure Schedule were prepared based upon assumptions that are reasonable (as of the date hereof) and reflect management’s good faith estimate (as of the date hereof) of the projected operating performance of the Company for such period. Purchasers acknowledge and agree that (i) Sellers and their Affiliates make no guarantee or representation that the results estimated in such financial forecasts will be realized, (ii) the factors upon which the assumptions and estimate were based may change from the date hereof and (iii) the results estimated in such financial forecasts may differ materially from actual results.

For the purposes hereof, the balance sheet of the Company as at August 31, 2004 (the "Balance Sheet Date") is referred to as the "Balance Sheet".

Section 3.7  No Undisclosed Liabilities. The Company has no indebtedness or any other material obligation or Liability of any kind, including any Liability as guarantor, surety or otherwise, which was not either fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

Section 3.8  Absence of Certain Developments. Since the Balance Sheet Date (and, with respect to clauses (a), (e), (f) and (p), December 31, 2003):

(a)  there has not been any Seller Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Seller Material Adverse Change;

(b)  there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company;

(c)  no Seller has made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, employee, distributor or agent of the Company, other than increases in the ordinary course of business consistent with past practice in the base salaries of employees of the Company other than officers or senior managers;

(d)  no Seller has entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement);

(e)  there has not been any change by any Seller in accounting or Tax reporting principles, methods or policies;

(f)  no Seller has conducted its business other than in the ordinary course consistent with past practice;

(g)  no Seller has entered into (1) any Material Contract that is not an Included Contract or (2) any other material transaction;

(h)  no Seller has hired employees or engaged independent contractors to provide services for clients of Sellers other than in the ordinary course of business consistent with, and at a level consistent with, past practice;

(i)  no Seller has materially breached any Included Contract or materially amended any Included Contract;

(j)  no Seller has failed to promptly pay and discharge current Liabilities except where disputed in good faith in an appropriate manner;

(k)  no Seller has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Affiliate of such Seller other than intercompany transactions in the ordinary course of business consistent with past practice;

(l)  no Seller has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of such Seller except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(m)  no Seller has discharged or satisfied any Lien, or paid any obligation or Liability, except in the ordinary course of business consistent with past practice and which, in the aggregate with respect to all Sellers, would not be material to the Company;

(n)  no Seller has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate with respect to all Sellers, would not be material to the Company;

(o)  no Seller has made or committed to make any capital expenditures or capital additions or improvements in excess of $25,000 individually or $50,000 in the aggregate with respect to all Sellers;

(p)  no Seller has entered into any prepaid services transactions with any of its customers or otherwise accelerated revenue recognition or the sales of its services for periods prior to any Closing hereunder;

(q)  no Seller has amended any of its Organizational Documents;

(r)  no Seller has issues any shares of its capital stock or any security exercisable or exchangeable for or convertible into shares of capital stock of any Seller; and

(s)  no Seller has agreed to do anything set forth in this Section 3.8.

Section 3.9  Taxes.

(a)  Each Seller has filed all Tax Returns with respect to Taxes required to be filed by it on or before the Closing Date. All such Tax returns are true, complete and correct in all material respects. All Taxes owed by any Seller (whether or not shown on any Tax Return) have been paid on or before the due dates thereof. No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Seller is currently the beneficiary of any extension of time within which to file any Tax return. Each Seller has withheld all required amounts in respect of Taxes from its employees, agents, contractors and nonresidents and, to the extent required, has remitted such amounts to the proper agencies. SHHC is not a "foreign person" within the meaning of Section 1445(b)(2) of the Code. There are no liens for taxes (other than Taxes not yet due and payable) on any of the Assets. No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against any Seller that has not been paid, settled or otherwise resolved. There is no action, suit, claim, examination, investigation, proceeding or audit now pending, proposed or, to the knowledge of any Seller, threatened against any Seller with respect to Taxes. SHHC has, and prior to becoming a "Qualified Subchapter S subsidiary" within the meaning of Section 1361(b)(3) of the Code MedFocus, Inc. had, and since the date of its inception has had, a valid election in effect under Section 1362 of the Code and corresponding provisions of state Law to be treated as an "S Corporation" for income tax purposes.  Each Seller other than SHHC is, and since the date of its inception has been, a "qualified Subchapter S subsidiary" within the meaning of Section 1361(b)(3) of the Code. No claim has ever been made by any taxing authority in a jurisdiction where any Seller did not file Tax Returns that such Seller may be subject to taxation by that jurisdiction.

Section 3.10  Real Property.

(a)  No Seller owns in fee any real property or interest in real property. Section 3.10 of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by any Seller (individually, a "Real Property Lease" and the real properties specified in such leases being referred to herein individually as a "Company Property" and collectively as the "Company Properties") as lessee. The Company Property constitutes all interests in real property currently used or currently held for use in connection with the Business or which are necessary for the continued operation of the Business as the Business is currently conducted and proposed to be conducted. One or more of Sellers has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No Seller has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases and each Seller and, to Sellers’ Knowledge, each other party thereto is in compliance in all material respects with all obligations of such party thereunder. All of the Company Property, buildings, fixtures and improvements thereon owned or leased by any Seller are in good operating condition and repair (subject to normal wear and tear). Sellers have delivered or otherwise made available to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(b)  One or more of Sellers has all material certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and each Seller has fully complied with all material conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(c)  To the Knowledge of each Seller, there does not exist any actual or threatened or contemplated condemnation or eminent domain proceeding that affects any Company Property or any part thereof, and no Seller has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

Section 3.11  Tangible Personal Property; Title; Sufficiency of Assets.

(a)  Section 3.11 of the Company Disclosure Schedule lists all leases of personal property ("Personal Property Leases") involving annual payments in excess of $25,000 relating to personal property used in the Business or to which any Seller is a party or by which the properties or Assets of any Seller are bound. One or more of Sellers has delivered or otherwise made available to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b)  Each Seller has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by any Seller or, to the Knowledge of any Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, and each Seller and, to the Knowledge of each Seller, each other party thereto is in compliance in all material respects with all obligations of Seller or such other party, as the case may be, thereunder.

(c)  Each Seller has good and marketable title to the Assets used in the Business as of the date hereof (which include, without limitation, all of the items of tangible personal property reflected in the Balance Sheet) and will have at Closing good and marketable title to the Assets acquired during the Closing Period, in each case free and clear of any and all Liens other than the Permitted Exceptions. All tangible personal property included in the Assets, and all of the items of tangible personal property used by any Seller under the Personal Property Leases, are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are in all material respects suitable for the purposes used. The Assets include all assets, rights and interests reasonably required for the continued conduct of the Business by Purchaser as now being conducted and proposed to be conducted.

Section 3.12  Intellectual Property.

(a)  The Company owns, free and clear from all Liens (other than Permitted Exceptions) or otherwise possesses legally enforceable rights to use all of the Intellectual Property reasonably necessary to conduct the Business as currently conducted and proposed to be conducted. The Intellectual Property owned by the Company ("Owned Intellectual Property") and the Intellectual Property licensed to the Company comprise all of the Intellectual Property that is reasonably necessary to conduct the Business as currently conducted and proposed to be conducted.

(b)  Section 3.12(b)(i) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Owned Intellectual Property for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks and copyrights, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body. Section 3.12(b)(ii) of the Company Disclosure Schedule sets forth a complete and correct list of all trademarks, service marks and other trade designations that are Owned Intellectual Property and not otherwise identified in Section 3.12(b)(i) of the Company Disclosure Schedule. Section 3.12(b)(iii) of the Company Disclosure Schedule also sets forth a complete and correct list of all material written or oral licenses and arrangements (other than ordinary course licenses of commercially available software), (i) pursuant to which the use by any Person of Intellectual Property is permitted by any Seller, and (ii) pursuant to which the use by any Seller of Intellectual Property is permitted by any Person (collectively, the "Intellectual Property Licenses"). The Intellectual Property Licenses are in full force and effect.

(c)  Nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted or reasonably expected to be conducted.

(d)  To the Knowledge of each Seller, no Intellectual Property that is Owned Intellectual Property or subject to any Intellectual Property License is being infringed by third parties. There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of any Seller, threatened, that challenges the rights of any Seller in respect of any Owned Intellectual Property, or claims that any default exists under any Intellectual Property License.

(e)  No Seller has any Liability relating to the creation by such Seller or an employee or independent contractor of such Seller of Intellectual Property in connection with the performance of services for a customer of such Seller or any failure of such Seller or any such employee or independent contractor to assign rights therein to such customer.

(f)  Sellers are not using the "Placement Power" software developed by Thomas A. Hanley, Jr. in connection with the Business as of the date hereof, and such software is not required for the conduct of the Business as conducted or proposed to be conducted as of the date hereof.

Section 3.13  Material Contracts. (a) Section 3.13 of the Company Disclosure Schedule sets forth all of the following Contracts to which any Seller is a party or by which any of them is bound (collectively, the "Material Contracts") and categorizes such Contracts by the types described below: (i) Contracts with any current officer, director or stockholder of the Company; (ii) Contracts with any employee or labor union or association representing any employee; (iii)  Contracts for the sale of any Assets other than in the ordinary course of business; (iv) joint venture or partnership agreements; (v) Contracts containing covenants not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with any Seller in any line of business or in any geographical area, or otherwise concerning confidentiality or non-competition (other than ordinary course customer contracts that would otherwise be included solely because they contain confidentiality provisions); (vi) Contracts entered into within the last five years relating to the acquisition of any operating business or the capital stock or equity interests of any other Person; (vii) Contracts relating to the borrowing of money from or by any Seller or the extension of any credit by any Seller to any customer, employee or other Person (other than ordinary course customer contracts pursuant to which invoices are not immediately due and payable but are payable within a period no longer than 60 days); (xiii) customer Contracts, by Seller, which have involved the receipt of any revenue during 2004 and (ix) any other Contracts, other than Real Property Leases and customer contracts, which involve the receipt or expenditure of more than $50,000 in the aggregate or $25,000 annually or require performance by any party more than one year from the date hereof. There have been made available to Purchaser true, correct and complete copies of all of the Material Contracts. All of the Material Contracts are in full force and effect as of the date of this Agreement. No Seller is in default under any Material Contracts, nor, to the Knowledge of each Seller, is any other party to any Material Contract in default thereunder, and each Seller and, to the Knowledge of each Seller, each other party thereto is in compliance in all material respects with all obligations of such party thereunder. No Material Contract has been modified or amended. There are no outstanding powers of attorney executed on behalf of any Seller. To Sellers’ Knowledge, the consummation of the transactions described herein will not affect any of the Material Contracts in a manner that could reasonably be expected to have a Seller Material Adverse Effect.

(b) Each customer contract of any Seller other than SHA that (i) is not listed in Section 3.13(a)(viii) of the Company Disclosure Schedule or (ii) is listed in Section 3.13(a)(viii) of the Company Disclosure Schedule but has not been delivered to Purchasers as of the date of this Agreement has been entered into in the ordinary course of business, is generally consistent with the standard forms of customer contract included in Section 3.13(b) of the Company Disclosure Schedule and does not vary from such forms in any materially adverse respect.

(c) Section 3.13(c) of the Company Disclosure Schedule includes the standard form of customer agreement currently used by SHA. Each customer contract of SHA has been entered into in the ordinary course of business, is generally consistent with such form and does not vary from such form in any materially adverse respect.

(d) Each of the Company’s independent contractor agreements has been entered into in the ordinary course of business, is generally consistent with the form previously provided and does not vary from such form in any materially adverse respect.

Section 3.14  Employee Benefits.

(a)  Section 3.14 of the Company Disclosure Schedule sets forth a complete and correct list of (i) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements, programs or payroll practices (including without limitation severance pay, vacation pay, company awards, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) that are currently in effect or were maintained by any Seller within the last six years to which any Seller contributes or is obligated to contribute thereunder with respect to employees of any Seller, or that has been approved before the date hereof but is not yet effective ("Employee Benefit Plans") and (ii) all "employee pension plans," as defined in Section 3(2) of ERISA, maintained by any Seller or any trade or business (whether or not incorporated) which are under control, or which are treated as a single employer, of any Seller under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") or to which any Seller or any ERISA Affiliate contributed or is obligated to contribute thereunder ("Pension Plans"). Section 3.14 of the Company Disclosure Schedule identifies, in separate categories, Employee Benefit Plans or Pension Plans that are (i) subject to Section 4063 and 4064 of ERISA ("Multiple Employer Plans"), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) ("Multiemployer Plans") or (iii) "benefit plans", within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee’s or his beneficiary’s sole expense).

(b)  Neither any Seller nor any ERISA Affiliate nor any organization to which any seller is a successor or parent corporation is or ever has been a party or made contributions to any plan which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA or any "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA. Neither any Seller nor any ERISA Affiliate has, at any time, participated in any union-sponsored multiemployer welfare benefit fund maintained pursuant to any "employee welfare benefit plan" as defined in Section 3(1) of ERISA. Neither any Seller nor any ERISA Affiliate maintains any plan which is funded through a "welfare benefit fund" as defined in Section 419(e) of the Code.

(c)  None of the Employee Benefit Plans or Pension Plans have participated in, engaged in or been a party to any prohibited transaction which could result in the imposition of a material liability for which Purchaser could reasonably be expected to become liable after the Closing Date. To Sellers’ Knowledge, none of the Sellers, no "party in interest" or "disqualified person" with respect to any of the Employee Benefit Plans or Pension Plans, no officer, partner, director or employee of Sellers nor any of their respective ERISA Affiliates has committed a material breach of any responsibility or obligation imposed upon fiduciaries by ERISA or engaged in any prohibited transaction with respect to any Employee Benefit Plan or Pension Plan, in each case for which Purchaser could reasonably be expected to become liable after the Closing Date.

(d)  There have been no acts or omissions with respect to any Employee Benefit Plan or Pension Plan by Sellers or any of their respective ERISA Affiliates which has given rise to or may give rise to any material fines, penalties or related charges for which Purchaser could reasonably be expected to become liable after the Closing Date.

(e)  Each Employee Benefit Plan and Pension Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable Laws. Sellers and their respective ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Benefit Plan, Pension Plan and Laws or required to be paid as expenses under such Employee Benefit Plan or Pension Plan. None of the Sellers or any of their respective ERISA Affiliates has or will have on the Closing any unsatisfied material liability, fine, penalty or tax with respect to any Employee Benefit Plan or Pension Plan for which Purchaser could reasonably be expected to become liable after the Closing Date.

(f)  Each of the Employee Benefit Plans and Pension Plans intended to qualify under Section 401 of the Code ("Qualified Plans") so qualifies and has received a determination letter from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred or is expected to occur with respect to the operation of any such plan which caused or would cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(g)  The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in full compliance with applicable Law.

(h)  True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans, have been delivered to Purchaser: (A) any plans and related trust documents (all amendments thereto), investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements and employee handbooks, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent financial statements and actuarial valuations for the past three years, (D) the most recent IRS determination letter, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans and Pension Plans.

(i)  There are no pending Legal Proceedings which have been asserted or instituted or, to the Knowledge of each Seller, threatened against any of the Employee Benefit Plans or Pension Plans, the assets of any such plans or of any related trust or any Seller, the plan administrator or any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation of such plans (other than routine, uncontested benefit claims), and, to the Knowledge of each Seller, there are no facts or circumstances which would reasonably be expected to form the basis for any such Legal Proceeding.

(j)  Each Seller and any ERISA Affiliate which maintains a "benefits plan" within the meaning of Section 5000(b)(1) of ERISA and each plan sponsor or administrator has complied with the notice and continuation requirements of Section 4980B of the Code or Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state laws.

(k)  Each Employee Benefit Plan and Pension Plan is fully funded in an amount sufficient to pay all liabilities accrued and all claims incurred to the date hereof, or sufficient reserves have been taken therefore which are fully reflected on the financial reports, or fully paid-up insurance has been provided.

(l)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(m)  No stock or other security issued by any Seller forms or has formed a material part of the assets of any Employee Benefit Plan or Pension Plan.

(n)  The consummation of the transactions contemplated by this Agreement will not give rise to any liability for termination of any agreements related to any Employee Benefit Plan or Pension Plan.

(o)  No amounts payable under any Employee Benefit Plan and Pension Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(p)  Each Employee Benefit Plan, or Pension Plan, its related trust and insurance agreement may be unilaterally amended or terminated on no more than 90 days notice.

Section 3.15  Labor.

(a)  No Seller is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of any Seller.

(b)  No employees of any Seller are represented by any labor organization. No labor organization or group of employees of any Seller has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of any Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving any Seller pending or, to the Knowledge of any Seller, threatened by any labor organization or group of employees of any Seller.

(c)  There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of any Seller, threatened against or involving any Seller. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of any Seller, threatened by or on behalf of any employee or group of employees of any Seller.

(d)  There are no complaints, charges or claims against any Seller pending or, to the knowledge of any Seller, threatened which could be brought or filed, with any Governmental Body based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Seller, of any individual.

(e)  Each Seller is in compliance in all material respects with all Laws and Orders applicable to it relating to the employment of labor, including all such Laws and orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state, local or foreign "plant closing" Law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, worker’s compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

(f)  There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company within the six (6) months prior to Closing.

(g)  To the Knowledge of each Seller, no executive, key employee, or group of employees currently has any plans to terminate employment with the Company independently of or as a result of this Agreement.

(h)  There are no material differences between the bonus formulas set forth on the schedules to the Employment Agreements that contain such schedules and the methodology used by the Company to determine bonuses or commissions paid to the applicable employees as of the date hereof.

Section 3.16  Litigation. There is not, and during the past five years there has not been, any suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of any Seller, threatened by or against any Seller, or to the Knowledge of any Seller, pending or threatened, against any of the officers, directors, employees or independent contractors (or employees of independent contractors) of each Seller with respect to the Business, or to which any Seller or any such officer, director, employee, independent contractor or employee of an independent contractor, with respect thereto, is otherwise a party, before any Governmental Body; nor to the Knowledge of any Seller is there any reasonable basis for any such action, proceeding, or investigation. No Seller is subject to any Order of any Governmental Body.

Section 3.17  Compliance with Laws; Permits. Each Seller is in compliance in all material respects with all Laws applicable to it or to the conduct of the Businesses. Each Seller has all governmental franchises, easements, permits, rights, application, filings, registrations, licenses and other authorizations ("Permits") from Governmental Bodies which are required for such Seller or the Company to operate its businesses.

Section 3.18  Environmental Matters.

(a)  To the Knowledge of Sellers, the operations of each Seller are in compliance in all material respects with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise ("Environmental Permits");

(b)  to the Knowledge of Sellers, each Seller has obtained and currently maintains all Environmental Permits required under all applicable Environmental Laws necessary to operate its business;

(c)  no Seller is the subject of any outstanding written Order or Contract with any Governmental Body or other Person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(d)  no Seller has received any written communication alleging either that any Seller may be in violation of any Environmental Law or Environmental Permit or that any Seller may have any material liability under any Environmental Law;

(e)  to the Knowledge of Sellers, (i) no Seller has any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and (ii) there are no facts, circumstances or conditions relating to, arising out of or attributable to any Seller that could give rise to liability under Environmental Laws;

(f)  there are no judicial or administrative proceedings pending or, to the knowledge of each Seller, threatened against any Seller that allege a violation of, or seek to impose liability pursuant to, Environmental Laws or Environmental Permits and, to each Seller’s knowledge, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of any Seller pending or threatened which could result in any Seller incurring any liability pursuant to any Environmental Law;

(g)  to the Knowledge of Sellers, there is not located at any of the properties of any Seller any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls; and

(h)  each Seller has provided to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed at Seller’s request or of which Seller has received a copy with respect to the currently or previously owned, leased or operated properties of such Seller.

Section 3.19  Insurance. Section 3.19 of the Company Disclosure Schedule sets forth a complete and accurate list of all policies of insurance covering the Company or any Seller or any of the Company’s or such Seller’s employees, properties or assets. All such policies are in full force and effect, and the Company is not in default of any provision thereof. Section 3.19 of the Company Disclosure Schedule describes all self-insurance arrangements affecting the Company.

Section 3.20  Receivables; Payables.

(a)  All accounts receivable of each Seller have arisen from bona fide transactions in the ordinary course of business consistent with past practice. All accounts receivable of each Seller reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof and subject to no setoffs or counterclaims, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

(b)  All accounts payable of any Seller reflected on the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner.

Section 3.21  Related Party Transactions. Except as described in Section 3.21 of the Company Disclosure Schedule, (i) no Seller (A) has loaned (including as a consequence of any negative balance in a commission account of an SHA group leader or any other Seller employee compensated on a commission basis) or borrowed any amounts from or (B) has outstanding any Liability to or owing from any Affiliate of the Company. Neither any Seller nor any Affiliate of the Company nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person (other than the passive ownership of up to 1% of the outstanding capital stock of any such Person that is publicly traded) which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of any Seller, (B) engaged in a business related to the Business, or (C) a participant in any transaction to which any Seller is a party or (ii) is a party to any Contract with any Seller. No Seller has any Contract or understanding with any officer, director, employee, stockholder or customer of any Seller with respect to the subject matter of this Agreement, the consideration payable hereunder or any other material matter related hereto or thereto.

Section 3.22  Relationships with Customers and Suppliers. (a) To Sellers’ Knowledge, the relationships of each Seller with its existing customers is sound and there is no reasonable basis for any Seller to believe that any of the material customers of any Seller will materially and adversely change the manner in which they currently conduct business with such Seller, either as a result of the transactions contemplated by this Agreement or otherwise.

(b)  The names and addresses of all customers of each Seller during fiscal years 2003 and 2004 and all customers known as of the Closing Date who will be customers during fiscal 2004 are listed in Section 3.22(b) of the Company Disclosure Schedule. All contracts and agreements with such customers that are in existence as of the date hereof are valid, effective and enforceable. No such customer has an account balance that is in excess of 60 days past due.

(c)  No Seller has Knowledge of any written or oral communication, fact, event or action which exists or has occurred within 120 days prior to the date of this Agreement which would reasonably be expected to indicate that any of the following shall terminate or materially reduce its business with the Company:

(i)  any current customer of the Company which accounted for over three percent (3)% of total consolidated net sales of the Company for its most recently completed fiscal year; or

(ii)  any current supplier to the Company of items essential to the conduct of the business, which items cannot be replaced at comparable cost and the loss of which could reasonably be expected to have an adverse effect on any Seller.

No such termination or material reduction has occurred since the Balance Sheet Date.

Section 3.23  No Misrepresentation. No representation or warranty of the Company contained in this Agreement or in any Schedule hereto or in any certificate or other instrument furnished by the Company to Purchaser pursuant to the terms hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 3.24  Private Placement. Each Seller is an "accredited investor" within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Shares. Each Seller has sufficient knowledge and experience in investing in companies similar to Parent in terms of Parent's market capitalization and other relevant factors so as to be able to evaluate the risks and merits of its investment in Parent and it is able financially to bear the risks thereof. Each Seller has had an opportunity to discuss the terms of the offering and sale of the Shares and Parent's business, management and financial affairs with Parent's management and to obtain any additional information regarding the foregoing which Parent possesses or can acquire without unreasonable effort or expense. The Shares are being acquired for the Sellers’ own accounts and not with a view to, or the intention of, any distribution in violation of the Securities Act or any applicable state securities laws. Each Seller understands that (i) the Shares have not been registered under the Securities Act by reason of the issuance of the Shares in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Shares will bear a legend to such effect and (iv) Parent will issue stop transfer instructions to its transfer agent to such effect. Subject to the foregoing and to Section 2.7, such Seller may at any time after the issuance of any Shares, or from time to time thereafter, distribute or transfer any or all of its Shares.

Section 3.25  Financial Advisors. No Seller has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, other than any fees to be paid to Fitzgibbon & Associates, LLC, which will be paid exclusively by Sellers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Purchasers represent and warrant to Sellers that, except as set forth in the Purchaser Disclosure Schedule attached hereto, the following statements are correct and complete as of the date hereof and shall be correct and complete as of the Closing Date. The Purchaser Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply, provided that the disclosures in the Purchaser Disclosure Schedule that are set forth expressly therein with particularity will apply to all representations and warranties.

Section 4.1  Organization; Ownership. (a) Purchaser Representative is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each other Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. As of the Closing Date, each Purchaser will be qualified to do business in each jurisdiction in which the Applicable Seller was qualified immediately prior to the execution of this Agreement, except where the failure to be so qualified will not have a Purchaser Material Adverse Effect.

(b) Purchasers are direct or indirect wholly-owned subsidiaries of Parent. All of the issued shares of capital stock of or other ownership interests in each Purchaser have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by Parent. Purchasers have conducted no material operations and as of the date of this Agreement have no material Liabilities other intercompany Liabilities and Liabilities arising under this Agreement.

Section 4.2  Authorization of Transaction. The execution, delivery and performance of the Transaction Documents to which each Purchaser is a party have been duly authorized by all necessary action by or on behalf of such Purchaser. Each Purchaser has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which each Purchaser is or will be a party has been or will be duly and validly executed and delivered at or prior to Closing and constitutes (or will constitute upon the execution and delivery thereof at the Closing) the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No Purchaser is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement and each such Transaction Document.

Section 4.3  Noncontravention. Neither the execution and the delivery by any Purchaser of this Agreement and the other Transaction Documents to which it is a party, nor the compliance by any Purchaser with any of the provisions hereof or thereof, nor the consummation of the transactions contemplated hereby and thereby on the part of Purchaser, will (i) violate any Law or any Order by which such Purchaser is bound or conflict with or violate any provision of its Organizational Documents or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which such Purchaser is a party or by which such Purchaser is bound or to which any of its assets is subject, or require a consent or waiver by any Person in order to avoid any such conflict, violation, breach, acceleration, termination, modification, cancellation or default. No Order, Permit or waiver, or declaration or filing with any Governmental Body is required on the part of any Purchaser in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party, or the compliance by such Purchaser with any of the provisions hereof or thereof.

Section 4.4  Litigation. There is no suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of Purchasers, threatened by or against any Purchaser. No Purchaser is subject to any Order of any Governmental Body.

Section 4.5  Compliance with Laws; Permits. Each Purchaser is in material compliance with all Laws applicable to it or to the conduct of the business or operations of such Purchaser. Each Purchaser has all Permits from Governmental Bodies which are required for such Purchaser to operate its business, except as would not have a Purchaser Material Adverse Effect.

           Section 4.6  Brokers’ Fees. No Purchaser has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of their Affiliates shall have any Liability.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Sellers that, except as set forth in the Parent Disclosure Schedule attached hereto, the following statements are correct and complete as of the date hereof and shall be correct and complete as of the Closing Date. The Parent Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply, provided that the disclosures in the Parent Disclosure Schedule that are set forth expressly therein with particularity will apply to all representations and warranties.

Section 5.1  Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Parent is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a Purchaser Material Adverse Effect.

Section 5.2  Authorization of Transaction. The execution, delivery and performance of the Transaction Documents to which Parent is a party, including the Parent Guaranty, have been duly authorized by all necessary action by Parent. Parent has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Parent is or will be a party has been or will be duly and validly executed and delivered at or prior to Closing and constitutes (or will constitute upon the execution and delivery thereof at the Closing) the valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Parent is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement and each other Transaction Document.

Section 5.3  Noncontravention. Neither the execution and the delivery by Parent of this Agreement and each other Transaction Document to which it is or will be a party, nor the compliance by Parent with any of the provisions hereof or thereof, nor the consummation of the transactions contemplated hereby and thereby on the part of Parent, will (i) violate any Law or any Order by which Parent is bound or conflict with or violate any provision of its Organizational Documents or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Parent is a party or by which Parent is bound or to which any of its assets is subject, or require a consent or waiver by any Person in order to avoid any such conflict, violation, breach, acceleration, termination, modification, cancellation or default. No Order, Permit or waiver, or declaration or filing with any Governmental Body is required on the part of Parent in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party, or the compliance by Parent with any of the provisions hereof or thereof.

Section 5.4  Status of the Shares. The Shares have been duly authorized and, when issued upon in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable shares of Parent Common Stock and will be free and clear of all Liens created by or through Parent. The issuance and delivery of the Shares is not subject to any preemptive right of shareholders of Parent that has not been waived or to any right of first refusal or other right in favor of any person that has not been waived.

Section 5.5  SEC Documents. Since September 1, 2003, Parent has filed all required reports, schedules, forms, statements and other documents with the SEC (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied (or will comply, in the case of Parent SEC Documents filed during the Closing Period) in all material respects with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents contained (or will contain, in the case of Parent SEC Documents filed during the Closing Period) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents, as of their respective dates, complied (or will comply, in the case of Parent SEC Documents filed during the Closing Period) in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared (or will be prepared, in the case of Parent SEC Documents filed during the Closing Period) in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10 Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (or will fairly present, in the case of Parent SEC Documents filed during the Closing Period) the financial position of Parent and its consolidated subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year end audit adjustments and other adjustments described therein). No Purchaser Material Adverse Change has occurred subsequent to August 9, 2004 and prior to the date of this Agreement that has not been either reflected in a Parent SEC Document filed with the SEC prior to the date of this Agreement or disclosed to SHHC in writing.

Section 5.6  Litigation. There is no suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of Parent, threatened by or against Parent or any of its subsidiaries which, if determined adversely to Parent or such subsidiary, as the case may be, would have a Purchaser Material Adverse Effect.

Section 5.7  Brokers’ Fees. Parent has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers shall have any Liability.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1  Conditions Precedent to Obligations of Purchaser at the Closing. The obligation of Parent and Purchasers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent and Purchasers in whole or in part to the extent permitted by applicable Law):

(a)  all representations and warranties of each Seller contained herein that are qualified by materiality shall be true and correct on as of the Closing Date, except to the extent expressly made as of an earlier date, and all representations and warranties of each Seller contained herein that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date, except to the extent expressly made as of an earlier date;

(b)  each Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Seller on or prior to the Closing Date;

(c)  there shall not have been or occurred any Seller Material Adverse Change since the Balance Sheet Date;

(d)  no Legal Proceedings shall have been instituted or threatened or claim or demand made against any Seller, Parent or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby;

(e)  there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f)  any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the transactions contemplated by this Agreement shall have expired or been terminated;

(g)  provision reasonably satisfactory to Parent and Purchasers shall have been made for the satisfaction of all intercompany indebtedness (by way of application of a portion of the Purchase Price for such purpose or otherwise);

(h)  Parent and Purchasers shall have received letters in form and substance reasonably satisfactory to them from all holders of indebtedness of any Seller that would be reflected on the Company’s consolidated balance sheet as of the Closing Date (other than any such indebtedness that is an Assumed Liability) or that is secured by any of the Assets confirming the full payment and satisfaction of such indebtedness (by way of application of a portion of the Purchase Price for such purpose or otherwise), and all related Liens shall have been released and appropriate UCC termination statements filed with respect thereto;

(i)  Parent and Purchasers shall have received confirmation that the Affiliate Receivables have been have been fully repaid as of the time of the Closing (by way of application of a portion of the Purchase Price for such purpose or otherwise);

(j)  Parent and Purchasers shall have received a certificate of non-foreign person status in the form prescribed by United States Treasury Regulation § 1.1445-2(b)(2)(iii) with respect to SHHC in form and substance reasonably satisfactory to them;

(k)  Sellers shall have delivered all Consents that are (A) required for the assumption of any Contract related to an Employee Benefit Plan or Pension Plan that will be assumed by Purchaser or Parent pursuant to Section 10.2 or (B) listed or described on Schedule IV, each in form and substance reasonably satisfactory to Parent and Purchaser (collectively, the "Closing Consents"); and

(l)  all items required by Section 7.1 shall have been delivered by Sellers.

Section 6.2  Conditions Precedent to Obligations of Sellers at the Closing. The obligations of each Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by SHHC, on behalf of the Sellers, in whole or in part to the extent permitted by applicable Law):

(a)  All representations and warranties of Purchaser and Parent contained herein that are qualified by materiality shall be true and correct on as of the Closing Date, except to the extent expressly made as of an earlier date, and all representations and warranties of Purchaser and Parent contained herein that are not qualified by materiality shall be true and correct in all material respects as of the Closing Date, except to the extent expressly made as of an earlier date;

(b)  Purchaser and Parent shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser or Parent, as applicable, on or prior to the Closing Date;

(c)  there shall not have been or occurred any Purchaser Material Adverse Change since June 30, 2004;

(d)  no Legal Proceedings shall have been instituted or threatened or claim or demand made against any Seller, Parent or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby;

(e)  there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f)  any waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated; and

(g)  all items required by Section 7.2 shall have been delivered by Purchasers.

Section 6.3    Efforts. Each Seller shall use its reasonable best efforts to satisfy, or cause to be satisfied, the conditions to Closing set forth in Section 6.1. Parent and each Purchaser shall use its reasonable best efforts to satisfy, or cause to be satisfied, the conditions to Closing set forth in Section 6.2.

ARTICLE VII

DOCUMENTS TO BE DELIVERED

Section 7.1  Deliveries by Sellers to Purchaser and Parent at the Closing. At the Closing, Sellers shall deliver, or shall cause to be delivered, to Purchasers and Parent the following:

(a)  duly executed bills of sale, assignments and assumption agreements, dated the Closing Date, with respect to the assignment of the Assets to Purchasers and the assumption by Purchasers of the Assumed Liabilities;

(b)  except to the extent executed prior to or simultaneously with the execution of this Agreement, an assignment of lease and estoppel certificate, dated the Closing Date, with respect to each Real Property Lease in form and substance reasonably satisfactory to Purchaser and its counsel and duly executed by the applicable Seller and the landlord thereunder, and all other Closing Consents;

(c)  certificates of title to all motor vehicles included in the Assets (if any), duly endorsed for transfer to Purchasers as of the Closing Date;

(d)  certificates (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) executed by an authorized officer of each Seller certifying as to the fulfillment of the conditions specified in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d) (with respect to each Seller), 6.1(e), 6.1(g), 6.1(h), 6.1(i) and 6.1(k) (with respect to such Seller);

(e)  the Escrow Agreement, duly executed by SHHC and the Escrow Agent;

(f)  a guaranty, in form and substance satisfactory to Purchasers, a Joinder Agreement and a stockholder consent duly executed by any Person to whom capital stock of any Seller is issued or transferred during the Closing Period;

(g)  opinions of Fulbright & Jaworski L.L.P., Pullman and Comley, LLC and Howard E. Gilbert & Associates, Ltd., counsel for Sellers, dated the Closing Date, substantially in the forms attached hereto as Exhibits E-1, E-2 and E-3, respectively, and an opinion from counsel satisfactory to Purchasers that the Subject Documents (as defined in Exhibit E-1) have been duly executed and delivered by Sellers and by the Stockholders;

(h)  a receipt for the cash portion of the Purchase Price paid at the Closing and for the Initial Shares;

(i)  a certificate of the Secretary of each Seller, certifying as to the adoption by the Board of Directors of such Seller of the applicable resolutions attached as Exhibit F and the incumbency of the officers signing the Transaction Documents on behalf of such Seller (together with their specimen signatures);

(j)  certificates of good standing with respect to each Seller issued by the Secretary of State of its jurisdiction of incorporation and for each state in which such Seller is qualified to do business as a foreign corporation dated as soon as practicable prior to the Closing Date;

(k)  a copy of each Closing Consent; and

(l)  such other documents, instruments or certificates as shall be reasonably requested by Purchasers or Parent or their counsel.

Section 7.2  Deliveries by Purchaser to the Company. At the Closing, Purchasers shall deliver to SHHC, on behalf of Sellers, the following:

(a)  the Initial Cash Purchase Price;

(b)  irrevocable instructions to the transfer agent for the Parent Common Stock to issue the Initial Shares in accordance with Section 2.1 and the Escrow Agreement;

(c)  the Escrow Agreement, duly executed by Purchaser Representative and the Escrow Agent;

(d)  an opinion of the Law Office of Kenneth G. Alberstadt, counsel for Parent and Purchasers, dated the Closing Date, substantially in the form attached hereto as Exhibit G;

(e)  duly executed bills of sale, assignments and assumption agreements, dated the Closing Date, with respect to the assignment of the Assets to Purchasers and the assumption by Purchasers of the Assumed Liabilities;

(f)  except to the extent executed prior to or simultaneously with the execution of this Agreement, an assignment of lease, dated the Closing Date, with respect to each Real Property Lease in form and substance reasonably satisfactory to SHHC and its counsel duly executed by the applicable Purchaser;

(g)  a certificate (dated the Closing Date and in form and substance reasonably satisfactory to SHHC) executed by an authorized officer of Purchaser Representative certifying as to the fulfillment of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(d) (with respect to each Purchaser) and 6.2(e) hereof;

(h)  a certificate (dated the Closing Date and in form and substance reasonably satisfactory to SHHC) executed by an authorized officer of Parent certifying as to the fulfillment of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(d) (with respect to Parent) and 6.2(e) hereof;

(i)  a certificate of the Secretary of Parent and each Purchaser, certifying as to the adoption by the Board of Directors of Parent or such Purchaser, as the case may be, of the applicable resolutions attached as Exhibit H and the incumbency of the officers signing the Transaction Documents on behalf of Parent or such Purchaser (together with their specimen signatures);

(j)  certificates of good standing with respect to Parent and each Purchaser issued by the Secretary of State of its jurisdiction of incorporation and, with respect to each Purchaser, for each state in which such Purchaser is qualified to do business as a foreign corporation dated as soon as practicable prior to the Closing Date; and

(k)  such other documents, instruments or certificates as shall be reasonably requested by SHHC or its counsel.

ARTICLE VIII

CONDUCT OF BUSINESS PENDING CONSUMMATION

Section 8.1  Conduct of the Business. Except as otherwise expressly permitted by this Agreement or as otherwise consented to by Parent and Purchasers in writing, each Seller shall refrain from taking or omitting any action which, if taken or omitted prior to the date hereof, would cause the representations in Section 3.8 to be untrue.

Section 8.2  Information. Each Seller shall (and shall cause its accountants, counsel, consultants, employees and agents to) give Purchasers and their respective accountants, counsel, consultants, employees and agents, reasonable access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all properties, assets, books, contracts, commitments, reports and records of, such Seller (in each case other than Excluded Employee Records), as Purchasers shall from time to time reasonably request. In addition, such Seller shall permit Purchasers, and their accountants, counsel, consultants, employees and agents, reasonable access to such personnel of such Seller during normal business hours as may be necessary to Purchasers in connection with their review of the properties, assets and business affairs of such Seller and the above-mentioned documents, records and information. Purchasers shall have the right, upon giving reasonable advance notice, to enter upon and inspect the Company Properties. Purchasers’ exercise of their rights granted pursuant to the two preceding sentences shall not unreasonably interfere with Sellers’ operation of the Business.

Section 8.3  Maintenance of Properties; Damage and Destruction. (a) Each Seller shall (i) maintain the assets of such Seller in the condition and state of repair normally maintained by such Seller in the conduct of its business, keep in service its officers and employees and preserve the goodwill of the Business; (ii) maintain its books, accounts and records in the ordinary course of business; (iii) comply in all material respects with all Contractual obligations; and (iv) comply in all material respects with all applicable Laws, if non-compliance would have a Seller Material Adverse Effect. No Seller shall cancel any material insurance policy insuring any of the Assets of such Seller or other material Contract, other than in the ordinary course of business or with the consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

(b) If a material portion of the Assets shall be substantially damaged or destroyed by fire or other cause on or prior to the Closing Date, SHHC shall promptly notify Purchaser Representative and furnish to Purchaser Representative a statement of the amount of insurance, if any, payable on account thereof. In the event of damage or destruction of a portion of the Assets having a Seller Material Adverse Effect or that may reasonably be expected to have a Seller Material Adverse Effect, Purchaser Representative may elect to terminate this Agreement.

Section 8.4  HSR Filing. Each of SHHC and Parent shall file a premerger notification and report form under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably possible, but no later than 5 business days following execution and delivery of this Agreement. Parent shall pay the fee required by virtue of its status as an acquiring person under the HSR Act, and each party shall bear its own counsel fees and all other expenses relating to their respective premerger notification and report forms under the HSR Act. Each of the parties agrees to use commercially reasonable efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act. Nothing contained in this Agreement shall be construed so as to require Parent, Purchaser, SHHC or any of their respective subsidiaries or Affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any of their respective assets or businesses (or to agree to any of the foregoing). The obligations of each party under Section 9.1 to use commercially reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 8.4.

Section 8.5  No Solicitation. During the Closing Period, each Seller shall, and shall cause its employees, directors, agents and Affiliates to, immediately suspend any existing negotiations or discussions relating to any sale, joint venture or other transfer of actual or beneficial ownership of any securities of such Seller or any of its operations or any assets associated therewith (other than goods and services of such Seller sold in the ordinary course of business) (collectively, an "Acquisition Transaction"), and no Seller shall, and each Seller shall cause its employees, directors, agents and Affiliates not to, (i) solicit any proposals or offers relating to an Acquisition Transaction, or (ii) negotiate or engage in discussions with any third party concerning any proposal or offer for an Acquisition Transaction.

Section 8.6  Provision of Certain Information. During the Closing Period, Sellers shall deliver to Parent copies of all written correspondence (including email correspondence, but excluding routine business correspondence) received from Eli Lilly and Company ("Lilly") and will advise Parent promptly of all developments, including material oral communications received from Lilly, with respect to Lilly’s pending online auction process relating to the renewal of the existing business relationship between MedFocus, Inc. ("MedFocus") and Lilly. Specifically, without limiting the foregoing, Sellers shall notify Parent promptly in the event Lilly advises any management personnel of Sellers, orally or in writing, that Lilly will not or could reasonably be expected not to renew its existing business relationship with MedFocus. If Purchasers and Parent waive the closing condition set forth in Section 6.1(c) with respect to the renewal of the existing business relationship between MedFocus and Lilly, Sellers will not be deemed to have breached this Agreement if Lilly’s existing business relationship with MedFocus is not renewed on commercially viable terms, or at all, provided Sellers have complied with the notification requirements of this Section 8.6 .

ARTICLE IX

ADDITIONAL COVENANTS

Section 9.1  General. Each party shall from time to time execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by another party to carry out the purposes of this Agreement and render effective the consummation of the transactions contemplated thereby. Without limitation of the foregoing, SHHC and Parent shall coordinate and cooperate with each other to enable SHHC, Parent and their respective subsidiaries to secure such Consents from Governmental Authorities as will permit Purchasers to conduct the Business after the Closing.

Section 9.2  Litigation Support. From and after the Closing, in the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to the Business, each of the other parties will cooperate reasonably with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor hereunder). This Section 9.2 is not intended to alter applicable discovery procedures in connection with any litigation between or among the parties hereto.

Section 9.3  Confidentiality. From and after the date hereof (unless this Agreement is terminated in accordance with its terms), Sellers will, and will cause their Affiliates to, hold in strict confidence, and will not, and will cause their Affiliates not to, disclose to any third party or use for any purpose, any and all information with respect to the Company, the Business, the Transaction Documents (including without limitation Schedules III and VI) or the transactions contemplated thereby. Notwithstanding the foregoing, Sellers may, and may permit their Affiliates to, disclose such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of Law (but subject to the following provisions of this Section), (ii) if such information is disclosed prior to the Closing to officers, directors, employees, stockholders, agents or representatives of any Seller or its Affiliates as necessary in connection with the transactions contemplated hereby or as necessary to the operation of the Business, (iii) if the same hereafter is in the public domain through no fault of any Seller, (iv) if the same is later acquired by a Seller from another source that is not under an obligation to another Person to keep such information confidential or (v) with respect to information concerning the Company or the Business, to the extent such information is disclosed prior to the Closing in connection with the operation of the Business in the ordinary course consistent with past practice. If any Seller is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, such Seller shall provide Purchaser Representative with prompt written notice of any such request or requirement so that Purchaser Representative may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. If, in the absence of a protective order or other remedy or the receipt of a waiver by Purchaser Representative, such Seller or its Affiliate nonetheless, based on the written advice of outside counsel, is required to disclose such information to any tribunal or in accordance with applicable Law, such Seller or Affiliate, without liability hereunder, may disclose that portion of such information which such counsel advises such Seller or Affiliate it is legally required to disclose. Sellers acknowledge and agree that money damages would not be an adequate remedy for any breach of their agreements contained in this Section 9.3 and that in addition to any other remedies available to Purchasers, Purchasers shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Section 9.3.

Section 9.4  Non-Competition. As a material inducement to Parent and Purchasers to enter into this Agreement, each Seller agrees as follows:

(a)  From the date hereof until the fifth anniversary of the Closing Date (the "Non-Competition Period"), such Seller will not, and will cause its Affiliates not to, engage or participate, directly or indirectly, as principal, agent, executive, director, proprietor, joint venturer, trustee, employee, employer, consultant, stockholder, partner or in any other capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that is competitive with any business conducted or proposed to be conducted by the Company as of the Closing Date, including any business involving outsourced professional staffing, permanent placement, executive search services or full service outsourcing but excluding passive investments of up to 2% of the common stock of any publicly traded company.

(b)  During the Non-Competition Period, no Seller will, and each Seller will cause its Affiliates not to, for such Seller’s or Affiliate’s own benefit or for the benefit of any Person other than Purchasers, (i) solicit, or assist any Person to solicit, any officer, director, executive or employee of any Purchaser (or, prior to the Closing Date, any Seller) to leave his or her employment (other than as contemplated by this Agreement with respect to the Transferred Employees), (ii) hire or cause to be hired any person who is then, or who will have been at any point in time during the Non-Competition Period, an officer, a director, an executive or an employee of any Purchaser (or, prior to the Closing Date, any Seller), or (iii) engage any Person who is then, or who will have been at any point in time during the Non-Competition Period, an officer, director, executive or employee of any Purchaser (or, prior to the Closing Date, any Seller) as a partner, contractor, sub-contractor or consultant.

(c)  During the Non-Competition Period, no Seller will, and each Seller will cause its Affiliates not to, (i) solicit, or assist any Person other than any Purchaser to solicit, any Person that is a client or customer of any Purchaser (or, prior to the Closing Date, any Seller), or has been a client or customer of any Purchaser (or, prior to the Closing Date, any Seller) during the prior twelve (12) months, to provide any services competitive wit those provided by any Purchaser (or, prior to the Closing Date, any Seller) or (ii) interfere with any of the business relationships of any Purchaser (or, prior to the Closing Date, any Seller).

(d)  Each Seller acknowledges that (i) the markets served by the Company are North American in scope and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed; and (ii) the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of Purchaser and are a significant element of the consideration hereunder.

(e)  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 9.5    Corporate Existence; Insurance. (a) Each Seller hereby agrees that it will (i) not commence any dissolution of its corporate existence, liquidation or winding up, or commence a voluntary proceeding under Title 11 of the United States Code, until at least one year from the Closing Date and (ii) timely object to the commencement of any involuntary proceeding filed under Title 11 of the United States Code or to any action seeking the appointment of a receiver or trustee in respect of it or its assets if such petition, proceeding or action is commenced prior to the first anniversary of the Closing Date.

(b) Sellers will cooperate with Purchasers in order to afford Purchasers the full benefit of all insurance policies that are not transferred to Purchasers pursuant to Article X (the "Retained Policies") and all rights thereunder covering the Business to the extent that the claims thereunder relate to any of the Assets or the Assumed Liabilities. No Seller will cancel any Retained Policy of such Seller or take or omit to take any action causing any such policy to lapse until the earlier of 60 days following the Closing and notice from Purchasers that such maintenance is no longer necessary. All premium expense with respect to such period under such policies shall be borne by Purchasers but will be taken into account in calculating EBIT solely to the extent consistent with the definition thereof in Section 13.1. To the extent any Purchaser elects during such period to assume a Retained Policy of any Seller, such Seller will take such actions as are reasonably requested by such Purchaser to effect the transfer of such Retained Policy to such Purchaser.

Section 9.6    Mail; Payments. From and after the Closing, each Seller agrees to refer to the Applicable Purchaser all customer, supplier, employee or other inquiries or correspondence relating to the Assets or the conduct of the Business after the Closing Date. Each Seller further agrees to promptly remit to the Applicable Purchaser all payments and invoices received after the Closing Date that relate to the Assets, the Assumed Liabilities or the conduct of the Business after the Closing Date and each Purchaser agrees to promptly remit to the Applicable Seller all payments and invoices received after the Closing Date that relate to the Excluded Assets or the Excluded Liabilities or (other than with respect to the Assets or the Assumed Liabilities) the conduct of the Business prior to the Closing Date.

Section 9.7    Names and Logos. Promptly following the Closing, Sellers will (i) cease using any names and logos incorporating "Smith Hanley", "MedFocus", "Anova", any of the trademarks assigned to Purchasers pursuant hereto or any variants thereon (collectively, the "Business Names") and (ii) amend their charters to change their corporate names to names not incorporating the Business Names. The covenants contained in this Section 9.7 shall survive the expiration of the Non-Competition Period.

Section 9.8    Certain Financial Information. From and after the Closing Date, Sellers shall and shall cause their Affiliates to deliver to Parent the financial information, management representation letters and other documents and information with respect to Sellers required by Parent to prepare and file the financial statements required to be filed by Parent pursuant to the Exchange Act (including without limitation pursuant to Item 2.01 of Form 8-K under the Exchange Act) and will use commercially reasonable efforts to cause their independent accountants to deliver to Parent such reports and consents as may be required in connection therewith, all reasonably in advance of the time such filings are required to be made. Parent shall reimburse Sellers for the reasonable expenses in preparing and delivering such information to the extent such expenses were not incurred by Sellers in the ordinary course of business prior to the Closing.

Section 9.9    Retention of and Access to Records. (a) Purchasers will provide Sellers with access to the Books and Records included in the Assets, upon reasonable written notice from Sellers, during ordinary business hours and in such a manner as does not interfere with the business operations of Purchasers or any of their Affiliates, for purposes reasonably related to any actual or threatened Legal Proceedings relating to Sellers’ operation of the Business or to any Tax audit or proceedings in which any Seller or Stockholder is involved. Purchasers’ undertaking in this Section 9.9 shall survive for six years following the Closing or such longer period during which Purchasers maintain such Books and Records in the course of their business, provided that Purchasers may at their option offer to deliver to Sellers at any time any such Books and Records and if Sellers shall decline to take possession of such Books and Records, Purchasers shall thereafter be free to dispose of the same. Purchasers may require that any Person who will obtain access to Books and Records pursuant to this Section 9.9 execute a confidentiality undertaking reasonably satisfactory to Purchasers.

(b) To the extent permitted by applicable Law, Sellers will provide Purchasers with access to the Books and Records included in the Excluded Assets, upon reasonable written notice from Purchasers, during ordinary business hours and in such a manner as does not interfere with the business operations of Sellers or any of their Affiliates, for purposes reasonably related to any actual or threatened Legal Proceedings relating to Purchasers’ operation of the Business or to any Tax audit or proceedings in which any Purchaser or any of its Affiliates is involved. Sellers’ undertaking in this Section 9.9 shall survive for six years following the Closing or such longer period during which Sellers maintain such Books and Records in the course of their business, provided that Sellers may at their option offer to deliver to Purchasers at any time any such Books and Records and if Purchasers shall decline to take possession of such Books and Records, Sellers shall thereafter be free to dispose of the same. Sellers may require that any Person who will obtain access to Books and Records pursuant to this Section 9.9 execute a confidentiality undertaking reasonably satisfactory to Sellers.

Section 9.10    "Placement Power" Software. Sellers shall, if requested by Purchasers, grant to Purchasers a perpetual, worldwide, non-exclusive, royalty-free license to the "Placement Power" software, which license shall permit sublicensing to affiliates of Purchasers. Sellers shall not be required to provide maintenance or support with respect to such software unless it makes such maintenance and support available to other licensees of such software.

ARTICLE X

EMPLOYEES AND EMPLOYEE BENEFIT PLANS

The parties agree as follows with respect to the period following the Closing:

Section 10.1  General. Except as otherwise directed by Sellers, Purchasers will offer employment, effective as of the Closing Date, to substantially all employees who are employed by any Seller as of the Closing Date other than those employees listed on Schedule V. Sellers shall terminate the employees listed on Schedule V prior to the Closing Date. Subject to Sellers’ compliance with Sections 3.8(c), (d) and (h) and, with respect thereto, Sections 3.8(s) and 8.1 during the Closing Period, the offers of employment, including, wages, salaries and benefits, shall be on terms substantially similar to those terms and conditions under which the Transferred Employees are employed by Seller as of the Closing Date. Those employees who accept such offers of employment and become employees of the Acquiring Entities shall be referred to herein as the "Transferred Employees". Neither any Purchaser nor any Affiliate of a Purchaser (including Parent) shall have any liability with respect to any employee of any Seller or any Employee Benefit Plan or any claim thereof or related thereto except with respect to Transferred Employees and then only to the extent expressly provided under Section 10.2. Purchasers and Sellers agree to use the alternate procedures set forth in Revenue Procedure 2004-53 with respect to wage reporting. Each Seller shall be (i) responsible for the payment of all wages and other remuneration due to its employees through the Closing Date and (ii) liable for any claims made by its employees and their beneficiaries under any Employee Benefit Plans or Pension Plans.

Section 10.2  Seller Benefit Plans.

(a)  Except as explicitly set forth in this Section 10.2, neither any Purchaser nor any Affiliate of a Purchaser (including Parent) shall assume any obligations under or liabilities with respect to any of the Employee Benefit Plans or Pension Plans. Effective as of the Closing Date, except as otherwise specifically provided in this Agreement, all Transferred Employees will become fully vested in their account, cease any participation in, and any benefit accrual under, each of the Employee Benefit Plans or Pension Plans that is not assumed as set forth in Section 10.2(b) except as otherwise required by applicable Law or the terms of such plans.

(b)  Purchasers shall or shall cause one or more of their Affiliates to assume sponsorship of Sellers’ Employee Benefit Plans and Pension Plan as in effect at Closing and listed in Section 10.2(b) of the Company Disclosure Schedule (the "Assumed Plans"). Effective as of the Closing, Sellers shall terminate their participation as sponsors, plan administrators and adopting employers of the Assumed Plans and Purchasers shall assume sponsorship of the Assumed Plans. At the Closing, Sellers and Purchasers shall execute and deliver, or cause to be executed and delivered to Sellers and Purchasers, agreements for assumption of the Assumed Plans.

(c)  To the extent that service is relevant for purposes of computing the amount of any vacation, sick days, severance and similar benefits under any employee benefit plan, program or arrangement established or maintained by Purchasers under which the Transferred Employees benefit, such plan, program or arrangement shall credit each such Transferred Employee for service earned by that Transferred Employee on and prior to the Closing Date with any Seller (but not for service earned with more than one Seller simultaneously) in addition to service earned with Purchasers after the Closing Date but shall not, at any time, exceed twelve months for one year of service. Purchasers shall not be obligated to cover any Transferred Employee under any Employee Benefit Plan of Purchasers at the same time such Transferred Employee is covered under a corresponding plan assumed pursuant to Section 10.2(b).

(d)  Purchasers shall recognize all accrued but unused vacation of each Transferred Employee as of the Closing Date, provided that in no event shall Purchaser be required to recognize accrued vacation benefits with respect to any Transferred Employee in excess of the amount (or having a value in excess of the amount) set forth with respect to such Transferred Employee in Section 10.2(d) of the Company Disclosure Schedule.

(e)  Sellers shall include all employee records other than the Excluded Employee Records in the Books and Records transferred to Purchasers at the Closing. Sellers shall maintain the Excluded Employee Records for the time required by applicable Law. To the extent permissible under applicable Law, Sellers shall permit Purchasers to inspect from time to time any Excluded Employee Records.

Section 10.3  Purchasers’ Benefit Plans. Effective as of the Closing and through December 31, 2005, subject to Sellers’ compliance with Sections 3.8(c), (d) and (h) and, with respect thereto, Sections 3.8(s) and 8.1 during the Closing Period, Purchasers shall maintain for the benefit of the Transferred Employees that are employed by Purchasers during such period a package of employee benefits that is reasonably comparable in the aggregate to the employee benefit programs that Sellers maintained for the benefit of those employees immediately prior to the Closing. Effective as of such time as a Transferred Employee first participates in a retirement or pension plan maintained by a Purchaser that is intended to qualify under Section 401(a) of the Code, Purchasers shall amend the terms of each of such retirement or pension plans to specify that a Transferred Employee will be granted credit for his service with Sellers and their ERISA Affiliates for all purposes (including benefit accrual, vesting and eligibility purposes) under such plans.

Section 10.4  No Limitations. Except as explicitly set forth in Section 10.3 or any Employment Agreement, nothing in this Agreement or any other Transaction Document shall (i) limit or restrict in any way Purchasers’ right to modify the terms and conditions of employment of any Transferred Employee or any other employee of Purchaser (including without limitation Purchasers’ right to modify or discontinue any Employee Benefit Plan assumed by it pursuant to Section 10.2, subject to applicable Law and the terms of such Employee Benefit Plan) or (ii) change the nature of any at-will employment relationship between Purchaser and any Transferred Employee or any other employee of Purchaser. Notwithstanding the foregoing, Parent will not exercise its control of Purchasers and/or its ability to direct the principal executive officers of the Business to effect any "mass layoff" or "plant closing" as defined by WARN within the six (6) months following the Closing unless all employee notifications required by WARN are timely given.

ARTICLE XI

INDEMNIFICATION

Section 11.1  Indemnity Obligations of Sellers. Sellers covenant and agree, jointly and severally, to defend, indemnify and hold harmless Purchasers and their Affiliates (including Parent) and the respective its officers, directors, employees, agents, advisers and representatives of the foregoing (collectively, the "Purchaser Indemnitees"), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, proceedings or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

(i)    any misrepresentation or breach of any warranty of any Seller contained in the Transaction Documents; provided that in determining whether any such misrepresentation or breach occurred, any dollar amount thresholds, materiality qualifiers and Seller Material Adverse Effect qualifier contained in any representation or warranty herein shall be disregarded;

(ii)    any failure of any Seller to perform any covenant or agreement made or contained in the Transaction Documents or fulfill any obligation in respect thereof; or

(iii)    any and all Excluded Liabilities.

Sellers shall not be required to indemnify Purchaser Indemnitees with respect to any claim for indemnification (other than a claim for indemnification based on a breach of the representations and warranties contained in Section 3.11(c)) resulting from or arising out of matters described in clause (i) above pursuant to this Section 11.1 (and not resulting from or arising out of matters described in clause (ii) or (except with respect to Excluded Liabilities described in Section 2.4(e)) (iii) above) unless and until the aggregate amount of all claims against all Sellers exceeds $100,000 ("Seller’s Threshold Amount"), in which case Sellers shall be required to indemnify Purchaser Indemnitees for the amount of such claims in excess of Sellers’ Threshold Amount. (For purposes of determining Sellers’ Threshold Amount, any claim having a value of less than $1,000 shall be disregarded.) Claims thereafter may be asserted regardless of amount. Sellers’ maximum liability to Purchaser Indemnitees under clause (i) above (and not resulting from or arising out of matters described in clause (ii) or (iii) above (including with respect to Excluded Liabilities described in Section 2.4(e))) shall not exceed the Effective Purchase Price. "Effective Purchase Price" means, as of the time any liability pursuant to this Section XI is determined and required to be satisfied, the sum of (i) $50,000,000 (constituting the sum of the Initial Cash Purchase Price and the aggregate Fair Market Value of the Initial Shares), as such amount shall have been adjusted pursuant to Section 2.5, (ii) the value of the Assumed Liabilities as of the Closing Date, (iii) the amount of cash theretofore paid to or for the account of Sellers pursuant to Section 2.6 and (iv) the aggregate Fair Market Value as of the applicable Value Date of any Earnout Shares theretofore issued to or for the account of Sellers pursuant to Section 2.6.

Section 11.2  Indemnity Obligations of Purchaser. Purchasers covenant and agree, jointly and severally, to defend, indemnify and hold harmless Sellers and their Affiliates, their respective officers, directors, employees, agents, advisers and representatives and the Stockholders (collectively, the "Seller Indemnitees"), from and against any and all Losses resulting from or arising out of:

(i)    any misrepresentation or breach of warranty of any Purchaser or Parent contained in the Transaction Documents; provided that in determining whether any such misrepresentation or breach occurred, any dollar amount thresholds, materiality qualifiers and Purchaser Material Adverse Effect qualifier contained in any representation or warranty herein shall be disregarded;

(ii)    any failure of any Purchaser or Parent to perform any covenant or agreement made or contained in the Transaction Documents or fulfill any other obligation in respect thereof;

(iii)	the Assumed Liabilities; or
                  (iv)  the post-Closing operation of the Business.

Purchasers shall not be required to indemnify Seller Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described in clause (i) above pursuant to this Section 11.2 (and not resulting from or arising out of matters described in clause (ii) or (iii) above) unless and until the aggregate amount of all claims against Purchasers exceeds $100,000 ("Purchasers’ Threshold Amount"), in which case Purchasers shall be required to indemnify Seller Indemnitees for the full amount of such claims in excess of Purchasers’ Threshold Amount. Claims thereafter may be asserted regardless of amount. Purchasers’ maximum liability to Seller Indemnitees under clause (i) above (and not resulting from or arising out of matters described in clause (ii) or (iii) above) shall not exceed the Effective Purchase Price.

Section 11.3  Indemnification Procedures. (a) Third Party Claims. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") as soon as practicable after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall make available to the Indemnifying Party all relevant information which is material to the claim and is in the possession of the Indemnified Party. The failure by any Indemnified Party to give notice or provide information as aforesaid shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is materially prejudiced as a result of such failure to give notice. The Indemnified Party shall, so long as the Indemnifying Party has acknowledged in writing its liability for indemnification hereunder, permit the Indemnifying Party (at the option and expense of such Indemnifying Party) to assume control of the defense, settlement or compromise of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed) and (b) the Indemnified Party may participate in, but not control, such defense at such Indemnified Party’s expense (which shall not be subject to reimbursement hereunder except as provided below). If the Indemnifying Party does not accept the defense of any matter as above provided within thirty (30) days after receipt of the notice from the Indemnified Party described above (or such shorter time period as is required so that the interests of the Indemnified Party will not be materially prejudiced), (a) the Indemnified Party shall have the full control of the defense, settlement or compromise of such claim or demand, (b) the Indemnifying Party may participate in, but not control, such defense, settlement or compromise at such Indemnifying Party’s expense, provided that in such case no settlement or compromise shall be effected by the Indemnified Party without the Indemnifying Party’s approval (which approval shall not be unreasonably withheld or delayed) if the Indemnifying Party is then participating in such defense in good faith, and (c) if the Indemnifying Party has contested in writing its liability for indemnification hereunder, the Indemnifying Party shall not be required to pay or reimburse the Indemnified Party for Losses relating to such claim absent an Order in favor of the Indemnified Party with respect to the Indemnifying Party’s liability therefor (provided that upon entry of any such Order, the Indemnified Party shall be entitled to pre-judgment interest at the Applicable Rate for amounts paid by the Indemnified Party prior to the entry of such Order for which the Indemnifying Party is determined to be liable). Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such claim or litigation. If the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party. If the Indemnified Party takes over and assumes control of such defense as provided in the preceding sentence, the Indemnified Party shall not settle such claim or litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any claim or litigation subject to this Article XI and the records of each shall be reasonably available to the other with respect to such defense. A proportion of any indemnifiable Loss suffered by a Purchaser Indemnitee equal to (x) the aggregate Fair Market Value of the Shares issued under this Agreement prior to the time any liability pursuant to this Section XI is determined and required to be satisfied (determined with respect to the Initial Shares as of the Closing Date and with respect to any Earnout Shares as of their Value Date) divided by (y) the Effective Purchase Price as of the time such liability is determined and required to be satisfied shall be satisfied by the delivery to Parent for cancellation of shares of Parent Common Stock having an aggregate Assigned Value equal to such portion of such Loss. "Assigned Value" means, with respect to each outstanding Share, as of the time any liability pursuant to this Section XI is determined and required to be satisfied, (A) the sum of the aggregate Fair Market Value of the Initial Shares as of the date of this Agreement and the aggregate Fair Market Value of any Earnout Shares issued prior to such time as of their respective Value Dates divided by (B) the total number of Shares issued prior to such time pursuant to this Agreement.

(b) Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a third party claim, the Indemnified Party will give the Indemnifying Party written notice of such claim and the Indemnified Party shall make available to the Indemnifying Party all relevant information which is material to such claim and is in the possession of the Indemnified Party, including, to the extent practicable, an estimate of the damages suffered by the Indemnified Party as of the date of the notice. The Indemnifying Party may agree by notice to the Indemnified Party in writing to satisfy such claim within thirty (30) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such 30-day period, setting forth in reasonable detail the basis of such dispute. Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to resolve such dispute within thirty (30) days of the date such notice of dispute is received. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party that the Indemnifying Party either agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have agreed to pay such claim in full and to have waived any right to dispute such claim. If the Indemnifying Party agrees, or is deemed to have agreed, to pay such claim, then the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within twenty (20) days of the date of such agreement or deemed agreement to an account is designated in writing by the Indemnified Party.

Section 11.4  Expiration of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing until March 31, 2006; provided, however, that (i) the representations and warranties stated in Sections 3.9, 3.14 and 3.18 shall survive the Closing for the period ending on the date that is 30 days after the expiration of the applicable statute of limitations period and (ii) the representations and warranties stated in Sections 3.11(c) and 3.12(e) shall survive indefinitely.

Section 11.5  Exclusive Remedy. Absent fraud, criminal activity or intentional misrepresentation and except as provided under Sections 9.3 and 9.4, the indemnifications provided for in this Article XI shall be the sole and exclusive post-Closing remedies available to any party against another party for any claims under or based upon this Agreement. Each party acknowledges that the representations and warranties contained in the Transaction Documents shall not be deemed waived or otherwise affected by any investigation by or on behalf of another party.

Section 11.6  Set Off. If Sellers, or any of them, or any Stockholder shall have any Liability to any Purchaser or any other Purchaser Indemnitee (pursuant to this Article XI or otherwise), each Purchaser and Parent shall be entitled, in addition to any other right or remedy they may have, to exercise rights of set-off against any payments or securities payable or deliverable to any Seller in connection with the Transaction Documents or otherwise, including without limitation pursuant to Section 2.6 of this Agreement.

Section 11.7  Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price.

Section 11.8  No Punitive Damages. NO PARTY SHALL BE LIABLE UNDER THIS ARTICLE XI OR OTHERWISE IN RESPECT OF THIS AGREEMENT, OTHER THAN SECTIONS 9.3 AND 9.4 HEREOF, FOR EXEMPLARY OR PUNITIVE DAMAGES EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS OR INCURS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

ARTICLE XII

TERMINATION

Section 12.1  Termination. This Agreement may be terminated at any time prior to the Closing Date:

(i)    by mutual written agreement of Purchaser Representative and SHHC (each, a "Representative Party");

(ii)    by either Representative Party (provided that neither the terminating Representative Party nor any of its Affiliates is then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) by written notice to the other Representative Party in the event of a material breach by the other Representative Party or a party Affiliated with the other Representative Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within ten (10) days after the giving of written notice to other Representative Party of such breach and which breach is reasonably likely, in the opinion of the terminating Representative Party, to permit such Representative Party to refuse to consummate the transactions contemplated by this Agreement in accordance with the terms hereof;

(iii)    by either Representative Party (provided that neither the terminating Representative Party nor any of its Affiliates is then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) by written notice to the other Representative Party in the event of a material breach by the other Representative Party or a party Affiliated with the other Representative Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within ten (10) days the giving of written notice to other Representative Party of such breach and which breach is reasonably likely, in the opinion of the terminating Representative Party, to permit such Representative Party to refuse to consummate the transactions contemplated by this Agreement in accordance with the terms hereof;

(iv)    by either Representative Party by written notice to the other Representative Party in the event (i) any consent of any Governmental Body required for consummation of the transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal or (ii) the consummation of such transactions shall have been permanently and restrained, enjoined or otherwise prohibited by force of Law;

(v)    by either Representative Party by written notice to the other Representative Party in the event that the Closing shall not have been consummated by November 8, 2004, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Representative Party electing to terminate pursuant to this Section 12.1(v) or an Affiliate of such Representative Party;

(vi)    by Purchaser Representative by written notice to SHHC in the event of a Seller Material Adverse Change;

(vii)    by Purchaser Representative by written notice to SHHC as provided in Section 8.3; or

(viii)    by SHHC by written notice to Purchaser Representative in the event of a Purchaser Material Adverse Change.

Section 12.2  Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 12.1, this Agreement shall become void and have no effect, except that no such termination shall relieve a breaching party from Liability resulting from any breach by that party of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1  Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 13.1:

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and immediate family members of such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person directly or indirectly owns or holds ten percent (10%) or more of the ownership interests in such other Person.

"Affiliate Transferee" means (i) each Stockholder, (ii) the siblings, parents and issue of each Stockholder, (iii) the spouse of any Person listed in clause (i) or (ii) above, (iv) any trust formed for estate planning purposes of which Persons described in clauses (i) through (iii) above are collectively the sole beneficiaries, (v) any entity firmed for estate planning purposes that is collectively wholly-owned by Persons described in any of the preceding clauses (i) through (iv) and (vi) any personal representative or estate of any Person described in clause (i), (ii) or (iii) above.

"Applicable Purchaser" means (i) with respect to SHHC, Smith Hanley Holding Corporation, (ii) with respect to Smith Hanley Consulting Group, Inc., Smith Hanley Consulting Group LLC, (iii) with respect to Smith Hanley Associates, Inc., Smith Hanley Associates LLC, (iv) with respect to MedFocus, Inc., MedFocus LLC, and (v) with respect to Anova Clinical Resources, Inc., Anova Clinical Resources LLC.

"Applicable Seller" means (i) with respect to Smith Hanley Holding Corporation, SHHC (ii) with respect to Smith Hanley Consulting Group LLC, Smith Hanley Consulting Group, Inc., (iii) with respect to Smith Hanley Associates LLC, Smith Hanley Associates, Inc., (iv) with respect to MedFocus LLC, MedFocus, Inc., and (v) with respect to Anova Clinical Resources LLC, Anova Clinical Resources, Inc.

"Books and Records" means all books and records of each Seller, including manuals, price lists, mailing lists, lists of customers, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, accounting records and litigation files (regardless of the media in which stored), in each case relating to or used in the Business, excluding only such Seller’s corporate seal, corporate minute book and stock record books.

"Business" means the business of Sellers as conducted or proposed to be conducted on the date hereof and as of the Closing Date, including all marketing, sales and other activities of each Seller.

"Closing Period" means the period from the date of the Agreement through the Closing Date.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Consent" means any consent, approval, authorization, waiver, permit, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.

"Contract" means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, commitment or other arrangement or agreement.

"EBIT" has the meaning set forth in Schedule VI.

"Environmental Law" means any Law relating to the environment, natural resources or protection of human health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the regulations promulgated pursuant thereto.

"Fair Market Value" means, as to the Parent Common Stock, the average closing bid price of the Parent Common Stock as quoted on NASDAQ over a period of 20 consecutive trading days the latest of which shall be the trading day immediately preceding the date as of which "Fair Market Value" is being determined.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Governmental Approval" means any Consent of, with or to any Governmental Body.

"Governmental Body" means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

"Hazardous Material" means any substance, material or waste, including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance", that is regulated by any Governmental Body or under any Environmental Law.

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

"IRS" means the United States Internal Revenue Service.

"Knowledge" or "knowledge" or words of similar effect means, (a) with respect to any Seller, the actual subjective knowledge of each Stockholder and each member of senior management of the Company and (b) with respect to Parent or any Purchaser, the actual subjective knowledge of each member of senior management of Parent, and in either case, except for purposes of Sections 1.3, 3.15(g), 3.18(g) and 3.22(a) and the last sentence of Section 3.13(a), matters that an individual in the position of such Stockholder or member of senior management, as the case may be, in light of the relevant circumstances, reasonably would be expected to know upon due inquiry.

"Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or binding administrative pronouncement.

"Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or other proceedings before any Governmental Body.

"Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

"Neutral Accountant" means (i) Grant Thornton LLP, or if Grant Thornton LLP is not independent in the reasonable determination of SHHC or Purchaser Representative, then (ii) an independent auditing firm of nationally or regionally recognized standing selected by the mutual agreement of Purchaser Representative and SHHC within 15 days of the date on which the Neutral Accountant is proposed to begin serving or, if Purchaser Representative and SHHC are unable to agree within such period, an independent auditing firm of nationally or regionally recognized standing selected jointly by two other such firms, one of which shall be specified by Purchaser Representative and one of which shall be specified by SHHC, within 15 days after the expiration of such period.

"Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award entered, issued, made or rendered by any Governmental Body.

"Permitted Exceptions" means (i) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or the Company; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (iv) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property or other Asset subject thereto or affected thereby.

"Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

"Purchaser Material Adverse Change" or "Purchaser Material Adverse Effect" means any change or effect that is materially adverse to (i)  the business, properties, results of operations or condition (financial or otherwise) of Parent and its consolidated subsidiaries, (ii) the ability of Parent or any Purchaser to perform its obligations under this Agreement or (iii) the ability of any Purchaser to conduct the Business after the Closing Date as the Business is being conducted as of the date hereof, provided that a change or effect relating to the economy or financial markets in general shall not constitute a Purchaser Material Adverse Effect.

"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.

"Remedial Action" means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

"Seller Material Adverse Change" or "Seller Material Adverse Effect" means any change or effect that is materially adverse to (i)  the business, properties, results of operations or condition (financial or otherwise) of any Seller, (ii) the ability of any Seller to perform its obligations under this Agreement or (iii) the ability of any Purchaser to conduct the Business after the Closing Date as the Business is being conducted as of the date hereof, provided that a change or effect relating to the economy or financial markets in general shall not constitute a Seller Material Adverse Effect. Without limitation of the foregoing, a Seller Material Adverse Change shall be deemed to have occurred if, as of the Closing Date, Eli Lilly and Company has determined or is reasonably likely to determine not to renew its existing business relationship with MedFocus on commercially viable terms following the expiration of its existing contract with MedFocus .

"subsidiary" means, with respect to any Person, another Person of which 50% or more of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.

"Tax" or "Taxes" means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign law or regulation), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

"Tax Return" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Transaction Documents" means, with respect to any Person, this Agreement and all such other agreements, documents, instruments and certificates required or contemplated by this Agreement to be executed by such Person, including, with respect to each Stockholder, the Employment Agreement, Joinder Agreement and Stockholder Guarantees executed by such Stockholder.

Section 13.2  Publicity . No party shall issue any press release or make any other public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written consent of Parent and SHHC, provided that (i) Parent may make any public disclosure it believes in good faith is required by Law or any listing or trading agreement or rules concerning its publicly traded securities (in which case Parent will use commercially reasonable efforts to consult with SHHC prior to making the disclosure) and (ii) upon execution of this Agreement, Parent may issue a press release and/or other public announcement with respect thereto. From and after the Closing, no party shall issue any press release or make any other public announcement relating to the subject matter of this Agreement without the prior written consent of Parent.

Section 13.3  Transfer Taxes; Property Taxes. (a) Sellers and Purchasers shall each be responsible for and pay in a timely manner 50% of all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes"), arising out of or in connection with or attributable to the transactions effected pursuant to the Transaction Documents. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under applicable Law; provided, however, that such party’s preparation of any such Tax Returns shall be subject to the other party’s approval, which approval shall not be unreasonably withheld or delayed.

(b) Ad valorem Taxes relating to the Assets or any portion thereof for any taxable period that includes the Closing Date shall be prorated between the Applicable Seller, on the one hand, and the Applicable Purchaser, on the other hand, as of the Closing Date based upon such taxes imposed for such taxable period. For purposes of calculating such proration, the Applicable Seller’s pro rata portion shall be determined by multiplying the total amount of such Taxes imposed for the entire taxable period that includes the Closing Date by a fraction, the numerator of which is the number of days in that portion of such taxable period which ends on and includes the Closing Date, and the denominator of which is the total number of days in such taxable period. The Applicable Purchaser shall timely pay to the appropriate governmental authority or authorities or other appropriate third party or parties the total amount of the ad valorem Taxes that are payable after the Closing Date and that relate to the Assets or any portion thereof for any taxable period that includes the Closing Date, and the Sellers shall reimburse such Purchaser for the Applicable Seller’s allocable portion of such Taxes determined as provided above.

(c) The respective rights and obligations under this Section 13.3 shall survive the Closing until 30 days after the expiration of the applicable statute of limitations periods and shall not be subject to any of the liability limitations set forth in Sections 11.1 and 11.2.

Section 13.4  Expenses. Except as otherwise provided in this Agreement, each party shall bear all costs and expenses incurred by such party in connection with the negotiation and execution of this Agreement and each other Transaction Document, whether or not the transactions contemplated hereby and thereby are consummated.

Section 13.5  Specific Performance. Sellers acknowledge and agree that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of Sellers under this Agreement, including, without limitation, Sellers’ obligation to sell the Assets to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith (without the requirement of the posting of a bond or other surety). Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

Section 13.6  Submission to Jurisdiction; Consent to Service of Process.

(a)  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within New York County, New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 13.10 hereof.

Section 13.7  Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser Representative, in the case of an amendment, supplement, modification or waiver sought to be enforced against any Purchaser, Parent or any third party beneficiary Affiliated as of the date of this Agreement with any Purchaser or Parent, or SHHC, in the case of an amendment, supplement, modification or waiver sought to be enforced against any Seller or any third party beneficiary Affiliated as of the date of this Agreement with any Seller. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as explicitly set forth in the Transaction Documents, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 13.8  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflicts of law principles thereof.

Section 13.9  Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 13.10  Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

Smith Hanley Holding Corp.
235 Canoe Hill Rd.
New Canaan, CT 06840
Attn: Thomas A. Hanley, Jr.
Telecopier: (309) 409-9041

With a copy to:

Laura J. McMahon
Fulbright & Jaworski L.L.P
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
Telecopier: (713) 651-5246

If to Parent, to:

Ventiv Health Inc.
200 Cottontail Lane
Vantage Court North
Somerset, New Jersey 08873
Attention: Chief Executive Officer

With a copy to:

Kenneth G. Alberstadt, Esq.
Law Office of Kenneth G. Alberstadt
111 Broadway, 18th Floor
New York, New York 10006
Telecopier: (212) 404-7567

If to any Purchaser, to such Purchaser in care of:

Ventiv Health Inc.
200 Cottontail Lane
Vantage Court North
Somerset, New Jersey 08873
Attention: Chief Executive Officer

With a copy to:

Kenneth G. Alberstadt, Esq.
Law Office of Kenneth G. Alberstadt
111 Broadway, 18th Floor
New York, New York 10006
Telecopier: (212) 404-7567

Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or transmitted by electronic mail, with receipt acknowledgment by the recipient by return electronic mail, (ii) when sent, if sent by facsimile on a business day during normal business hours (or, if not sent on a business day during normal business hours, on the next business day after the date sent by facsimile), (iii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (iv) on the 5th business day following the date on which the piece of mail containing such communication is posted, if sent by mail.

Section 13.11  Bulk Sales. Purchaser and Sellers hereby waive compliance by the other with the provisions of the bulk sales laws of any jurisdiction. Sellers shall indemnify and hold harmless Purchaser and the other Purchaser Indemnitees from and against any and all Losses resulting from or arising out of any noncompliance or alleged noncompliance by Purchaser or Sellers with such bulk sales laws.

Section 13.12  Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 13.13  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as provided in Section 2.9 and in Article XI, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto or third party beneficiary hereof (by operation of law or otherwise) without the prior written consent of Parent, Purchaser Representative and SHHC and any attempted assignment without the required consents shall be void, provided that no such consent shall be required for any such assignment (i) of Parent’s rights and obligations hereunder (a) in connection with a sale or other transfer (whether directly or indirectly, including by merger or consolidation) of substantially all of the assets of Parent and its consolidated subsidiaries, so long as the surviving or transferee entity in such transaction undertakes to comply with Parent’s obligations under this Agreement or (b) to an Affiliate of Parent, provided that Parent remains liable therefor, (ii) of Purchasers’ rights and obligations hereunder in connection with a sale or other transfer (whether directly or indirectly, including by merger or consolidation) of the Business, so long as such transaction complies with Section 2.6(c) and the surviving or transferee entity(ies) in such transaction undertake to comply with Purchasers’ obligations under this Agreement or (iii) of Parent’s and Purchasers’ rights hereunder as security for the obligations of Parent or any Affiliate of Parent under a credit agreement entered into with a bank or other financial institution, including without limitation that certain Loan and Security Agreement dated as of March 29, 2002 among Wells Fargo Foothill, Inc., as lender, and Parent and Ventiv Health US Sales LLC, as borrowers, as the same may be amended from time to time.

Section 13.14  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

* * *

SMITH HANLEY HOLDING CORP.

By    /s/ Thomas A. Hanley, Jr.
Name: Thomas A. Hanley, Jr.
Title: President

SMITH HANLEY CONSULTING GROUP, INC.

By    /s/ Thomas A. Hanley, Jr.
Name: Thomas A. Hanley, Jr.
Title: President

SMITH HANLEY ASSOCIATES, INC.

By    /s/ Thomas A. Hanley, Jr.
Name: Thomas A. Hanley, Jr.
Title: President

MEDFOCUS, INC.

By    /s/ Thomas A. Hanley, Jr.
Name: Thomas A. Hanley, Jr.
Title: President

ANOVA CLINICAL RESOURCES, INC.

By    /s/ Thomas A. Hanley, Jr.
Name: Thomas A. Hanley, Jr.
Title: President

2

VENTIV HEALTH, INC.

By    /s/ John Emery
Name: John Emery
Title: Chief Financial Officer and Secretary

SMITH HANLEY HOLDING                                 CORPORATION

By    /s/ John Emery
Name: John Emery
Title: Vice President

SMITH HANLEY CONSULTING
GROUP LLC

By    /s/ John Emery
Name: John Emery
Title: Vice President

MEDFOCUS LLC

By    /s/ John Emery
Name: John Emery
Title: Vice President

SMITH HANLEY ASSOCIATES LLC

By    /s/ John Emery
Name: John Emery
Title: Vice President
ANOVA CLINICAL RESOURCES LLC

By    /s/ John Emery
Name: John Emery
Title: Vice President

2

EXHIBIT A-1

Form of Joinder Agreement

JOINDER AGREEMENT dated as of September     , 2004 among         (the "Stockholder"), Smith Hanley Holding Corp., a Connecticut corporation ("SHHC"), on behalf of itself and the other Sellers (as defined below), Ventiv Health, Inc., a Delaware corporation ("Parent"), and Smith Hanley Holding Corporation, a Delaware corporation (the "Purchaser Representative"), on behalf of itself and the other Purchasers (as defined below).
Reference is made to the Asset Purchase Agreement dated as of September , 2004 (as such may be amended, modified, supplemented or restated hereafter, the "Purchase Agreement") among SHHC, the subsidiaries of SHHC party thereto (SHHC and each such subsidiary being referred to herein as a "Seller" and collectively as the "Sellers"), Parent, Purchaser Representative and the subsidiaries of Purchaser Representative party thereto (Purchaser Representative and each such subsidiary being referred to herein as a "Purchaser" and collectively as the "Purchasers"). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

The Stockholder hereby confirms that the Stockholder is a stockholder of SHHC and that, in such capacity, the Stockholder will receive substantial economic benefits as a consequence of the transactions contemplated by the Purchase Agreement. As a material inducement to Purchasers and Parent to enter into the Purchase Agreement and consummate the transactions contemplated thereby, the Stockholder hereby joins in the Purchase Agreement for purposes of making, and hereby makes, the following covenants and representations:
SECTION 1. Non-Competition. (a) From the date hereof until the fifth anniversary of the Closing Date (the "Non-Competition Period"), the Stockholder will not engage or participate, directly or indirectly, as principal, agent, executive, director, proprietor, joint venturer, trustee, employee, employer, consultant, stockholder, partner or in any other capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business that is competitive with any business conducted or proposed to be conducted by the Company as of the date hereof, provided that nothing herein shall prevent the Stockholder from making passive investments in up to 2% of the common stock of any publicly traded company.

(b)    During the Non-Competition Period, the Stockholder will not, for the Stockholder’s own benefit or for the benefit of any Person other than Parent or any Purchaser, (i) solicit, or assist any person or entity to solicit, any officer, director, executive or employee of any Purchaser (or, prior to the Closing Date, any Seller) to leave his or her employment, (ii) hire or cause to be hired any person who is then, or who will have been at any point in time during the Non-Competition Period, an officer, a director, an executive or an employee of any Purchaser (or, prior to the Closing Date, any Seller), or (iii) engage any Person who is then, or who will have been at any point in time during the Non-Competition Period, an officer, director, executive or employee of any Purchaser (or, prior to the Closing Date, any Seller) as a partner, contractor, sub-contractor or consultant.

(c)     During the Non-Competition Period, the Stockholder will not (i) solicit, or assist any person or entity other than any Purchaser to solicit, any Person that is a client or customer of any Purchaser (or, prior to the Closing Date, any Seller), or has been a client or customer of any Purchaser (or, prior to the Closing Date, any Seller) during the prior twelve (12) months, to provide any services competitive with those provided by any Purchaser (or, prior to the Closing Date, any Seller) or (ii) interfere with any of the business relationships of any Purchaser (or, prior to the Closing Date, any Seller).

(d)    The Stockholder agrees not to do business under or otherwise use any names or logos incorporating "Smith Hanley", "MedFocus", "Anova", any of the trademarks assigned to Purchasers pursuant to the Purchase Agreement or any variants thereof. The covenants contained in this 1(d) shall survive the expiration of the Non-Competition Period.

(e)    The Stockholder acknowledges that (i) the markets served by the Company are North American in scope and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed; and (ii) the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of Purchasers and are a significant element of the consideration hereunder.

(f)    If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 1 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

SECTION 2. Confidentiality. From and after the date hereof, the Stockholder will hold in strict confidence, and not disclose to any third party or use for any purpose, any and all information with respect to the Company, the Business, the Transaction Documents or the transactions contemplated thereby (the "Confidential Information"). Notwithstanding the foregoing, the Stockholder may disclose such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of Law (but subject to the following provisions of this Section 2), (ii) if such information is disclosed prior to the Closing to officers, directors, employees, stockholders, agents or representatives of any Seller or its Affiliates as necessary in connection with the transactions contemplated hereby or as necessary to the operation of the Business, (iii) if the same hereafter is in the public domain through no fault of the Stockholder, (iv) if the same is later acquired by the Stockholder from another source that is not under an obligation to another Person to keep such information confidential or (v) with respect to information concerning the Company or the Business, to the extent such information is disclosed prior to the Closing in connection with the operation of the Business in the ordinary course consistent with past practice. If the Stockholder is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, the Stockholder shall provide Purchaser Representative with prompt written notice of any such request or requirement so that Purchaser Representative may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 2. If, in the absence of a protective order or other remedy or the receipt of a waiver by Purchaser Representative, the Stockholder nonetheless, based on the written advice of outside counsel, is required to disclose such information to any tribunal or in accordance with applicable Law, the Stockholder, without liability hereunder, may disclose that portion of such information which such counsel advises the Stockholder he is legally required to disclose.

SECTION 3. Assignment of Rights. The Stockholder agrees that all Work Product belongs in all instances to the Company. To the extent the Stockholder has any right, title or interest of any kind or nature whatsoever in any Work Product, the Stockholder hereby assigns all such right, title and interest, effective upon the Closing, to (or as otherwise directed by) Purchaser Representative. For purposes hereof, "Work Product" means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to any business conducted or proposed to be conducted by the Company as of the date hereof.

         SECTION 4. Enforcement. (a) The Stockholder understands that the restrictions set forth in this Agreement may limit his or her ability to earn a livelihood in a business similar to the Business, but he or she nevertheless believes that he or she has received and will receive sufficient consideration and other benefits pursuant to the Purchase Agreement and any other Transaction Documents to which the Stockholder is or will be a party to clearly justify such restrictions which, in any event (given his education, skills and ability), the Stockholder does not believe would prevent him or her from otherwise earning a living. The Stockholder has carefully considered the nature and extent of the restrictions placed upon him or her by this Agreement, and hereby acknowledges and agrees that the same are reasonable and do not confer a benefit upon the Purchasers and their Affiliates disproportionate to the detriment of the Stockholder

(b) The Stockholder acknowledges and agrees that money damages would not be an adequate remedy for any breach of this Agreement and that in addition to any other remedies available to Purchasers, Purchasers shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement without any requirement to post a bond. In addition, Purchasers may require the Stockholder to account for and pay over to Purchasers all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained in this Agreement.

SECTION 5. Lock-Up Agreement. If the Stockholder receives any Shares issued pursuant to the Purchase Agreement, the Stockholder shall not, at any time prior to the first anniversary of the issuance of such Shares, sell, pledge, hedge or otherwise dispose of any economic interest in such Shares other than (i) pursuant to a registration of such Shares effected pursuant to the Purchase Agreement or with the prior written consent of Parent or (ii) upon death, in which event the transferee will be bound by this covenant until its expiration.

SECTION 6. Representation. The Stockholder represents and warrants to Purchaser Representative, as of the date of each acquisition of Shares by the Stockholder, as follows: The Stockholder is an "accredited investor" within the meaning of Rule 501 under the Securities Act. The Stockholder has sufficient knowledge and experience in investing in companies similar to Parent in terms of Parent's market capitalization and other relevant factors so as to be able to evaluate the risks and merits of its investment in Parent and it is able financially to bear the risks thereof. The Stockholder has had an opportunity to discuss the terms of the offering and sale of the Shares and Parent's business, management and financial affairs with Parent's management and to obtain any additional information regarding the foregoing which Parent possesses or can acquire without unreasonable effort or expense. The Shares are being acquired for the Stockholder’s own account and not with a view to, or the intention of, any distribution in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws. The Stockholder understands that (v) the Shares have not been registered under the Securities Act by reason of the issuance of the Shares in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, (vi) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (vii) the Shares will bear a legend to such effect and (viii) Parent will issue stop transfer instructions to its transfer agent to such effect. Subject to the foregoing and to Section 5, the Stockholder may at any time after the issuance of any Shares, or from time to time thereafter, distribute or transfer any or all of the Stockholder’s Shares.

SECTION 7. General Provisions. (a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Successors and Assigns; Beneficiaries. Each Affiliate of any Purchaser is intended to be a third party beneficiary of this Agreement with the full right and authority to enforce any Purchaser’s rights and the Stockholder’s obligations hereunder. This Agreement shall inure to the benefit of the Purchasers and each Affiliate of any Purchaser and their respective successors and assigns and be binding upon the Stockholder.

(d) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Stockholder, SHHC, Parent and Purchaser Representative and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(e) Notices. All notices, requests, demands, claims, consents and other communications which are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (i) personally delivered or transmitted by electronic mail, (ii) sent by nationally recognized overnight courier, (iii) mailed by registered or certified mail with postage prepaid, return receipt requested, or (iv) transmitted by facsimile (with a copy of such transmission concurrently transmitted by registered or certified mail with postage prepaid, return receipt requested), to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)  if to the Purchaser, to such Purchaser in care of:

Ventiv Health, Inc.
200 Cottontail Lane
Vantage Court North
Somerset, New Jersey 08873
Attention: Chief Executive Officer
Facsimile: 732-537-5033

with a copy to:

Law Office of Kenneth G. Alberstadt
111 Broadway, 18th Floor
New York, New York 10006Attention: Kenneth G. Alberstadt, Esq.
Facsimile: 212-404-7567

(ii)  if to Parent, to:

Ventiv Health, Inc.
200 Cottontail Lane
Vantage Court North
Somerset, New Jersey 08873
Attention: Chief Executive Officer
Facsimile: 732-537-5033

with a copy to:

Law Office of Kenneth G. Alberstadt
111 Broadway, 18th Floor
New York, New York 10006
Attention: Kenneth G. Alberstadt, Esq.
Facsimile: 212-404-7567

(iii)  if to any Seller, to:

Smith Hanley Holding Corp.
235 Canoe Hill Rd.
New Canaan, CT 06840
Attn: Thomas A. Hanley, Jr.
Telecopier: (309) 409-9041

With a copy to:

Laura J. McMahon
Fulbright & Jaworski L.L.P
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
Telecopier: (713) 651-5246

(iv)  if to the Stockholder, to such the Stockholder’s address set forth on the signature page hereto;

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or transmitted by electronic mail, with receipt acknowledgment by the recipient by return electronic mail, (ii) when sent, if sent by facsimile on a business day during normal business hours (or, if not sent on a business day during normal business hours, on the next business day after the date sent by facsimile), (iii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (iv) on the 5th business day following the date on which the piece of mail containing such communication is posted, if sent by mail.

(f) Descriptive Headings; Construction. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(g) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK TO BE APPLIED.

(h) Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE HEREBY WAIVING ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

(i) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

            (j) Termination. Sections 1, 2 (other than with respect to Purchaser Representative and its Affiliates and the Transaction Documents) and 3 of this Agreement shall terminate upon a termination of the Purchase Agreement prior to the Closing in accordance with its terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STOCKHOLDER:

                   Name:
Address:

                  Facsimile:

SMITH HANLEY HOLDING CORP.

By
Name:
Title:

VENTIV HEALTH, INC.

By
Name:
Title:

SMITH HANLEY HOLDING CORPORATION

By
Name:
Title:

EXHIBIT A-2

Form of Joinder Agreement

JOINDER AGREEMENT dated as of September     , 2004 among Tom Schwarz (the "Stockholder"), Smith Hanley Holding Corp. , a Connecticut corporation ("SHHC"), on behalf of itself and the other Sellers (as defined below), Ventiv Health, Inc., a Delaware corporation ("Parent"), and Smith Hanley Holding Corporation, a Delaware corporation (the "Purchaser Representative"), on behalf of itself and the other Purchasers (as defined below).
Reference is made to the Asset Purchase Agreement dated as of September , 2004 (as such may be amended, modified, supplemented or restated hereafter, the "Purchase Agreement") among SHHC, the subsidiaries of SHHC party thereto (SHHC and each such subsidiary being referred to herein as a "Seller" and collectively as the "Sellers"), Ventiv Health, Inc. ("Parent"), Purchaser Representative and the subsidiaries of Purchaser Representative party thereto (Purchaser Representative and each such subsidiary being referred to herein as a "Purchaser" and collectively as the "Purchasers"). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

The Stockholder hereby confirms that the Stockholder is a stockholder of SHHC and that, in such capacity, the Stockholder will receive substantial economic benefits as a consequence of the transactions contemplated by the Purchase Agreement. As a material inducement to Purchasers and Parent to enter into the Purchase Agreement and consummate the transactions contemplated thereby, the Stockholder hereby joins in the Purchase Agreement for purposes of making, and hereby makes, the following covenants and representations:
SECTION 1. Non-Competition. (a) From the date hereof until the fifth anniversary of the Closing Date (the "Non-Competition Period"), the Stockholder will not engage or participate, directly or indirectly, as principal, agent, executive, director, proprietor, joint venturer, trustee, employee, employer, consultant, stockholder, partner or in any other capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business (a "Competitive Business") that is competitive with any business conducted or proposed to be conducted by the Company as of the date hereof, provided that nothing herein shall prevent the Stockholder from (i) being engaged as an employee of or consultant to a Competitive Business if the Stockholder’s activities (including supervisory responsibilities) are limited to the placement of marketing, communications, public relations and business development professionals, including the placement of such professionals in accounting and law firms, but excluding the placement of any personnel in or the recruitment of any personnel from pharmaceutical and life sciences businesses, or (ii) making passive investments in up to 2% of the common stock of any publicly traded company.

(b)    During the Non-Competition Period, the Stockholder will not, for the Stockholder’s own benefit or for the benefit of any Person other than Parent or any Purchaser, (i) solicit, or assist any person or entity to solicit, any officer, director, executive or employee of any Purchaser (or, prior to the Closing Date, any Seller) to leave his or her employment, (ii) hire or cause to be hired any person who is then, or who will have been at any point in time during the Non-Competition Period, an officer, a director, an executive or an employee of any Purchaser (or, prior to the Closing Date, any Seller), or (iii) engage any Person who is then, or who will have been at any point in time during the Non-Competition Period, an officer, director, executive or employee of any Purchaser (or, prior to the Closing Date, any Seller) as a partner, contractor, sub-contractor or consultant.

(c)     During the Non-Competition Period, the Stockholder will not (i) solicit, or assist any person or entity other than any Purchaser to solicit, any Person that is a client or customer of any Purchaser (or, prior to the Closing Date, any Seller), or has been a client or customer of any Purchaser (or, prior to the Closing Date, any Seller) during the prior twelve (12) months, to provide any services competitive with those provided by any Purchaser (or, prior to the Closing Date, any Seller) or (ii) interfere with any of the business relationships of any Purchaser (or, prior to the Closing Date, any Seller).

(d)    The Stockholder agrees not to do business under or otherwise use any names or logos incorporating "Smith Hanley", "MedFocus", "Anova", any of the trademarks assigned to Purchasers pursuant to the Purchase Agreement or any variants thereof. The covenants contained in this Section 1(d) shall survive the expiration of the Non-Competition Period.

(e)    The Stockholder acknowledges that (i) the markets served by the Company are North American in scope and are not dependent on the geographic location of the executive personnel or the businesses by which they are employed; and (ii) the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of Purchasers and are a significant element of the consideration hereunder.

(f)    If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 1 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

SECTION 2. Confidentiality. From and after the date hereof, the Stockholder will hold in strict confidence, and not disclose to any third party or use for any purpose, any and all information with respect to the Company, the Business, the Transaction Documents or the transactions contemplated thereby (the "Confidential Information"). Notwithstanding the foregoing, the Stockholder may disclose such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of Law (but subject to the following provisions of this Section 2), (ii) if such information is disclosed prior to the Closing to officers, directors, employees, stockholders, agents or representatives of any Seller or its Affiliates as necessary in connection with the transactions contemplated hereby or as necessary to the operation of the Business, (iii) if the same hereafter is in the public domain through no fault of the Stockholder, (iv) if the same is later acquired by the Stockholder from another source that is not under an obligation to another Person to keep such information confidential or (v) with respect to information concerning the Company or the Business, to the extent such information is disclosed prior to the Closing in connection with the operation of the Business in the ordinary course consistent with past practice. If the Stockholder is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, the Stockholder shall provide Purchaser Representative with prompt written notice of any such request or requirement so that Purchaser Representative may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 2. If, in the absence of a protective order or other remedy or the receipt of a waiver by Purchaser Representative, the Stockholder nonetheless, based on the written advice of outside counsel, is required to disclose such information to any tribunal or in accordance with applicable Law, the Stockholder, without liability hereunder, may disclose that portion of such information which such counsel advises the Stockholder he is legally required to disclose.

SECTION 3. Assignment of Rights. The Stockholder agrees that all Work Product belongs in all instances to the Company. To the extent the Stockholder has any right, title or interest of any kind or nature whatsoever in any Work Product, the Stockholder hereby assigns all such right, title and interest, effective upon the Closing, to (or as otherwise directed by) Purchaser Representative. For purposes hereof, "Work Product" means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to any business conducted or proposed to be conducted by the Company as of the date hereof.
SECTION 4. Enforcement. (a) The Stockholder understands that the restrictions set forth in this Agreement may limit his or her ability to earn a livelihood in a business similar to the Business, but he or she nevertheless believes that he or she has received and will receive sufficient consideration and other benefits pursuant to the Purchase Agreement and any other Transaction Documents to which the Stockholder is or will be a party to clearly justify such restrictions which, in any event (given his education, skills and ability), the Stockholder does not believe would prevent him or her from otherwise earning a living. The Stockholder has carefully considered the nature and extent of the restrictions placed upon him or her by this Agreement, and hereby acknowledges and agrees that the same are reasonable and do not confer a benefit upon the Purchasers and their Affiliates disproportionate to the detriment of the Stockholder

(b) The Stockholder acknowledges and agrees that money damages would not be an adequate remedy for any breach of this Agreement and that in addition to any other remedies available to Purchasers, Purchasers shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Agreement without any requirement to post a bond. In addition, Purchasers may require the Stockholder to account for and pay over to Purchasers all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained in this Agreement.
SECTION 5. Lock-Up Agreement. If the Stockholder receives any Shares issued pursuant to the Purchase Agreement, the Stockholder shall not, at any time prior to the first anniversary of the issuance of such Shares, sell, pledge, hedge or otherwise dispose of any economic interest in such Shares other than (i) pursuant to a registration of such Shares effected pursuant to the Purchase Agreement or with the prior written consent of Parent or (ii) upon death, in which event the transferee will be bound by this covenant until its expiration.

SECTION 6. Representation. The Stockholder represents and warrants to Purchaser Representative, as of the date of each acquisition of Shares by the Stockholder, as follows: The Stockholder is an "accredited investor" within the meaning of Rule 501 under the Securities Act. The Stockholder has sufficient knowledge and experience in investing in companies similar to Parent in terms of Parent's market capitalization and other relevant factors so as to be able to evaluate the risks and merits of its investment in Parent and it is able financially to bear the risks thereof. The Stockholder has had an opportunity to discuss the terms of the offering and sale of the Shares and Parent's business, management and financial affairs with Parent's management and to obtain any additional information regarding the foregoing which Parent possesses or can acquire without unreasonable effort or expense. The Shares are being acquired for the Stockholder’s own account and not with a view to, or the intention of, any distribution in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws. The Stockholder understands that (ix) the Shares have not been registered under the Securities Act by reason of the issuance of the Shares in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 505 or 506 promulgated under the Securities Act, (x) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (xi) the Shares will bear a legend to such effect and (xii) Parent will issue stop transfer instructions to its transfer agent to such effect. Subject to the foregoing and to Section 5, the Stockholder may at any time after the issuance of any Shares, or from time to time thereafter, distribute or transfer any or all of the Stockholder’s Shares.

SECTION 7. General Provisions. (a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Successors and Assigns; Beneficiaries. Each Affiliate of any Purchaser is intended to be a third party beneficiary of this Agreement with the full right and authority to enforce such Purchaser’s rights and the Stockholder’s obligations hereunder. This Agreement shall inure to the benefit of the Purchasers and each Affiliate of any Purchaser and their respective successors and assigns and be binding upon the Stockholder.

(d) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Stockholder, SHHC, Parent and Purchaser Representative and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(e) Notices. All notices, requests, demands, claims, consents and other communications which are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (i) personally delivered or transmitted by electronic mail, (ii) sent by nationally recognized overnight courier, (iii) mailed by registered or certified mail with postage prepaid, return receipt requested, or (iv) transmitted by facsimile (with a copy of such transmission concurrently transmitted by registered or certified mail with postage prepaid, return receipt requested), to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

(v)  if to any Purchaser, to such Purchaser in care of:

Ventiv Health, Inc.
200 Cottontail Lane
Vantage Court North
Somerset, New Jersey 08873
Attention: Chief Executive Officer
Facsimile: 732-537-5033

with a copy to:

Law Office of Kenneth G. Alberstadt
111 Broadway, 18th Floor
New York, New York 10006
Attention: Kenneth G. Alberstadt, Esq.
Facsimile: 212-404-7567

(vi)  if to Parent, to:

Ventiv Health, Inc.
200 Cottontail Lane
Vantage Court North
Somerset, New Jersey 08873
Attention: Chief Executive Officer
Facsimile: 732-537-5033

with a copy to:

Law Office of Kenneth G. Alberstadt
111 Broadway, 18th Floor
New York, New York 10006
Attention: Kenneth G. Alberstadt, Esq.
Facsimile: 212-404-7567

(vii)  if to any Seller, to:

Smith Hanley Holding Corp.
235 Canoe Hill Rd.
New Canaan, CT 06840
Attn: Thomas A. Hanley, Jr.
Telecopier: (309) 409-9041

With a copy to:

Laura J. McMahon
Fulbright & Jaworski L.L.P
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
Telecopier: (713) 651-5246

(viii)  if to the Stockholder, to such the Stockholder’s address set forth on the signature page hereto;

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or transmitted by electronic mail, with receipt acknowledgment by the recipient by return electronic mail, (ii) when sent, if sent by facsimile on a business day during normal business hours (or, if not sent on a business day during normal business hours, on the next business day after the date sent by facsimile), (iii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (iv) on the 5th business day following the date on which the piece of mail containing such communication is posted, if sent by mail.

(f) Descriptive Headings; Construction. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(g) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK TO BE APPLIED.

(h) Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY ARE HEREBY WAIVING ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

(i) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(j) Termination. Sections 1, 2 (other than with respect to Purchaser Representative and its Affiliates and the Transaction Documents) and 3 of this Agreement shall terminate upon a termination of the Purchase Agreement prior to the Closing in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STOCKHOLDER:

                   Name: Tom Schwarz
Address: 315 East 68th Street, Apt. 2K
New York, New York 10021
Facsimile:

SMITH HANLEY HOLDING CORP.

By
Name:
Title:

                    VENTIV HEALTH, INC.

By
Name:
Title:

SMITH HANLEY HOLDING CORPORATION

By
Name:
Title:

EXHIBIT B-1
[Stockholders other than
Brant Smith and Tom Hanley]

Form of Stockholder Guaranty

GUARANTY dated as of September , 2004 by             (the "Guarantor") in favor of the Beneficiaries (as defined below).

Reference is made to the Asset Purchase Agreement dated as of September , 2004 (as such may be amended, modified, supplemented or restated hereafter, the "Purchase Agreement") among Smith Hanley Holding Corp., a Connecticut corporation ("SHHC"), the subsidiaries of SHHC party thereto (SHHC and each such subsidiary being referred to herein as a "Seller" and collectively as the "Sellers"), Ventiv Health, Inc., a Delaware corporation ("Parent"), Smith Hanley Holding Corporation, a Delaware corporation ("Purchaser Representative") and subsidiaries of Purchaser Representative party thereto (Purchaser Representative and each such subsidiary being referred to herein as a "Purchaser" and collectively as the "Purchasers"). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

In order to induce Parent and Purchasers to enter into the Purchase Agreement, Guarantor hereby agrees as follows:

SECTON 1. Guaranty. Guarantor irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment when due (whether at the stated maturity, by acceleration or otherwise) and performance by the Sellers of all of the obligations of the Sellers, or any of them, under the Transaction Documents, whether liquidated or unliquidated, fixed or contingent, now existing or hereafter arising, of any kind or nature whatsoever (collectively, the "Obligations").  Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from the Guarantor, and that the Guarantor will remain bound upon this Guaranty notwithstanding any extension or renewal of any Obligation.

Guarantor further agrees that this Guaranty constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Beneficiaries to any collateral or other security for payment of the Obligations or to any other guarantor of all or part of the Obligations. In furtherance of the foregoing and not in limitation of any other right that any Beneficiary has at law or in equity against Guarantor by virtue hereof, upon the failure of the Sellers, or any of them, to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Guarantor hereby promises to and will forthwith pay or cause to be paid to the Beneficiaries in Permissible Consideration the amount of such unpaid Obligations. For purposes hereof, "Permissible Consideration" means, with respect to each Obligation, immediately available funds, provided that to the extent such Obligation is required pursuant to terms of the Transaction Documents to be satisfied by one or more Sellers’ delivery of shares of Parent Common Stock, "Permissible Consideration" shall refer to a combination of immediately available funds and shares of Parent Common Stock in the proportions provided for, and valued as provided for, in the Transaction Documents. Notwithstanding the foregoing, in no event shall Guarantor be required to deliver a number of shares of Parent Common Stock in respect of any Obligation in excess of the number of shares held by Guarantor at the time such Obligation becomes due..

Notwithstanding the foregoing, or any other provision hereof, in no event will Guarantor be liable pursuant to this Guaranty for any amount in excess of a percentage of the Obligations, or any of them, in excess of the percentage of the common stock of SHHC owned by Guarantor as of the date hereof, as reflected in Section 3.3 of the Company Disclosure Schedule. Guarantor shall not be liable under this Guaranty for any exemplary or punitive damages that are not recoverable against one or more Sellers under the Transaction Documents.

SECTION 2. Obligations Not Affected. To the fullest extent permitted by law, Guarantor waives presentment to, demand of payment from, and protest to, the Sellers, or any of them, of any of the Obligations, and also waives notice of acceptance of this Guaranty and notice of protest for nonpayment.  To the fullest extent permitted by law, the obligations of Guarantor hereunder shall not be affected by (a) the failure of any Beneficiary to assert any claim or demand or to enforce or exercise any right or remedy against the Sellers, or any of them, under the provisions of the Purchase Agreement or otherwise or (b) any waiver, amendment or modification of, or any release of the Sellers, or any of them, from any of the terms or provisions of the Purchase Agreement.

SECTION 3. No Discharge or Diminishment of Guaranty.  The obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in Permissible Consideration of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of any Beneficiary to assert any claim or demand or to enforce any remedy under this Guaranty, the Purchase Agreement or any other Transaction Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of Guarantor or that would otherwise operate as a discharge of Guarantor as a matter of law or equity (other than the indefeasible payment in full in Permissible Consideration of all the Obligations).

SECTION 4. Defenses.  To the fullest extent permitted by law, Guarantor waives any defense based on or arising out of any defense of the Sellers, or any of them, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Sellers, or any of them, other than the indefeasible payment in full in Permissible Consideration of all the Obligations.  Any Beneficiary may, at its election, adjust any part of the Obligations, make any other accommodation (including any release or substitution with respect to the Obligations) with the Sellers, or any of them, or any other guarantor of all or any part of the Obligations, or exercise any other right or remedy available to such Beneficiary against the Sellers, or any of them, or any such other guarantor, without affecting or impairing in any way the liability of Guarantor hereunder except to the extent that all the Obligations have been indefeasibly paid in full in Permissible Consideration.  To the greatest extent permitted by law, Guarantor waives any defense arising out of any such election even though such election operates, pursuant to law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against the Sellers, or any of them, or any other guarantor of all or any part of the Obligations, as the case may be, or any security for the Obligations.

SECTION 5. Subordination. Upon payment by Guarantor of any sums to the Beneficiaries as provided above, all rights of Guarantor against the Sellers, or any of them, arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in Permissible Consideration of all the Obligations.  In addition, any indebtedness of the Sellers, or any of them, now or hereafter held by Guarantor is hereby subordinated in right of payment to the prior payment in full in Permissible Consideration of all of the Obligations.  Guarantor will not demand, sue for, or otherwise attempt to collect any such indebtedness until indefeasible payment in full in Permissible Consideration of all of the Obligations.  If any amount shall erroneously be paid to Guarantor on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of the Sellers, or any of them, such amount shall be held in trust for the benefit of the Beneficiaries and shall forthwith be paid to Beneficiaries to be credited against the payment of the Obligations.

SECTION 6. Information.  Guarantor assumes all responsibility for being and keeping itself informed of the Sellers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs hereunder, and agrees that the Beneficiaries will not have any duty to advise Guarantor of information known to any of them regarding such circumstances or risks.

SECTION 7. Representation.  Guarantor represents and warrants to the Beneficiaries that neither the execution and delivery of this Guaranty by Guarantor, nor the consummation by Guarantor of the transactions contemplated hereby, will (a) require on the part of Guarantor any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency or (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Lien to which Guarantor is a party or by which Guarantor is bound or to which any of Guarantor’s assets is subject.

SECTION 8. Termination.  This Guaranty (a) shall terminate when all the Obligations have been indefeasibly paid in full in Permissible Consideration and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Beneficiaries or Guarantor upon the bankruptcy or reorganization of either or both Sellers, Guarantor or otherwise.

SECTION 9. Costs of Enforcement.  In the event any Beneficiary commences in good faith any proceeding to enforce the terms of this Guaranty, Guarantor will pay on demand all reasonable out-of-pocket expenses incurred by such Beneficiary, including the reasonable fees, charges and disbursements of counsel for such Beneficiary, in connection with such enforcement.

SECTION 10. Severability. It is the desire and intent of Guarantor and the Beneficiaries that the provisions of this Guaranty be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Guaranty shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Guaranty or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Guaranty or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11. Successors and Assigns. Guaranty shall not assign or delegate or attempt to assign or delegate this Guaranty or any of Guarantor’s obligations hereunder without the prior written consent of Purchaser Representative. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by Purchasers, Parent, any third party beneficiary of the Obligations and their respective successors and assigns (collectively, the "Beneficiaries").

SECTION 12. Amendment and Waiver. Neither this Guaranty nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between Guarantor and Purchaser Representative. No delay or omission by any Beneficiary in exercising or enforcing any of its rights and remedies with respect to this Guaranty shall operate as, or constitute, a waiver thereof. No waiver by a Beneficiary of any of its rights and remedies hereunder or with respect hereto on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver.

SECTION 13. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

SECTION 14. Jurisdiction; Consent to Service of Process. Guarantor agrees that any suit for the enforcement of this Guaranty may be brought in any New York state or federal court as the applicable Beneficiary may elect in its sole discretion, and consents to the exclusive jurisdiction of such courts.  Guarantor hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum.  Guarantor agrees that any action commenced by Guarantor asserting any claim or counterclaim arising under or in connection with this Guaranty shall be brought solely in any New York state or federal court sitting in the New York as the applicable Beneficiary may elect in its sole discretion, and consents to the exclusive jurisdiction of such courts with respect to any such action. Guarantor irrevocably consents to service of process in the manner provided for notices in the Purchase Agreement at the address set forth beneath Guarantor’s signature below.  Nothing in this Guaranty will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 15. Notices.  All communications and notices hereunder or with respect hereto shall (except as otherwise expressly permitted herein) be in writing and given in the manner provided for notices in the Purchase Agreement (and with respect to Guarantor, at the address set forth beneath Guarantor’s signature below).

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IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the day and year first above written.

GUARANTOR:

                        Name:

Address:
Facsimile:

EXHIBIT B-2
[Brant Smith and Tom Hanley]

Form of Stockholder Guaranty

GUARANTY dated as of September , 2004 by             (the "Guarantor") in favor of the Beneficiaries (as defined below).

Reference is made to the Asset Purchase Agreement dated as of September , 2004 (as such may be amended, modified, supplemented or restated hereafter, the "Purchase Agreement") among Smith Hanley Holding Corp., a Connecticut corporation ("SHHC"), the subsidiaries of SHHC party thereto (SHHC and each such subsidiary being referred to herein as a "Seller" and collectively as the "Sellers"), Ventiv Health, Inc., a Delaware corporation ("Parent") , Smith Hanley Holding Corporation, a Delaware corporation ("Purchaser Representative") and subsidiaries of Purchaser Representative party thereto (Purchaser Representative and each such subsidiary being referred to herein as a "Purchaser" and collectively as the "Purchasers"). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

In order to induce Parent and Purchasers to enter into the Purchase Agreement, Guarantor hereby agrees as follows:

SECTON 1. Guaranty. Guarantor irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment when due (whether at the stated maturity, by acceleration or otherwise) and performance by the Sellers of all of the obligations of the Sellers, or any of them, under the Transaction Documents, whether liquidated or unliquidated, fixed or contingent, now existing or hereafter arising, of any kind or nature whatsoever (collectively, the "Obligations").  Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from the Guarantor, and that the Guarantor will remain bound upon this Guaranty notwithstanding any extension or renewal of any Obligation.

Guarantor further agrees that this Guaranty constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Beneficiaries to any collateral or other security for payment of the Obligations or to any other guarantor of all or part of the Obligations. In furtherance of the foregoing and not in limitation of any other right that any Beneficiary has at law or in equity against Guarantor by virtue hereof, upon the failure of the Sellers, or any of them, to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Guarantor hereby promises to and will forthwith pay or cause to be paid to the Beneficiaries in Permissible Consideration the amount of such unpaid Obligations. For purposes hereof, "Permissible Consideration" means, with respect to each Obligation, immediately available funds, provided that to the extent such Obligation is required pursuant to terms of the Transaction Documents to be satisfied by one or more Sellers’ delivery of shares of Parent Common Stock, "Permissible Consideration" shall refer to a combination of immediately available funds and shares of Parent Common Stock in the proportions provided for, and valued as provided for, in the Transaction Documents. Notwithstanding the foregoing, in no event shall Guarantor be required to deliver a number of shares of Parent Common Stock in respect of any Obligation in excess of the number of shares held by Guarantor at the time such Obligation becomes due.

Guarantor shall not be liable under this Guaranty for any exemplary or punitive damages that are not recoverable against one or more Sellers under the Transaction Documents.

SECTION 2. Obligations Not Affected. To the fullest extent permitted by law, Guarantor waives presentment to, demand of payment from, and protest to, the Sellers, or any of them, of any of the Obligations, and also waives notice of acceptance of this Guaranty and notice of protest for nonpayment.  To the fullest extent permitted by law, the obligations of Guarantor hereunder shall not be affected by (a) the failure of any Beneficiary to assert any claim or demand or to enforce or exercise any right or remedy against the Sellers, or any of them, under the provisions of the Purchase Agreement or otherwise or (b) any waiver, amendment or modification of, or any release of the Sellers, or any of them, from any of the terms or provisions of the Purchase Agreement.

SECTION 3. No Discharge or Diminishment of Guaranty.  The obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in Permissible Consideration of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of any Beneficiary to assert any claim or demand or to enforce any remedy under this Guaranty, the Purchase Agreement or any other Transaction Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of Guarantor or that would otherwise operate as a discharge of Guarantor as a matter of law or equity (other than the indefeasible payment in full in Permissible Consideration of all the Obligations).

SECTION 4. Defenses.  To the fullest extent permitted by law, Guarantor waives any defense based on or arising out of any defense of the Sellers, or any of them, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Sellers, or any of them, other than the indefeasible payment in full in Permissible Consideration of all the Obligations.  Any Beneficiary may, at its election, adjust any part of the Obligations, make any other accommodation (including any release or substitution with respect to the Obligations) with the Sellers, or any of them, or any other guarantor of all or any part of the Obligations, or exercise any other right or remedy available to such Beneficiary against the Sellers, or any of them, or any such other guarantor, without affecting or impairing in any way the liability of Guarantor hereunder except to the extent that all the Obligations have been indefeasibly paid in full in Permissible Consideration.  To the greatest extent permitted by law, Guarantor waives any defense arising out of any such election even though such election operates, pursuant to law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against the Sellers, or any of them, or any other guarantor of all or any part of the Obligations, as the case may be, or any security for the Obligations.

SECTION 5. Subordination. Upon payment by Guarantor of any sums to the Beneficiaries as provided above, all rights of Guarantor against the Sellers, or any of them, arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in Permissible Consideration of all the Obligations.  In addition, any indebtedness of the Sellers, or any of them, now or hereafter held by Guarantor is hereby subordinated in right of payment to the prior payment in full in Permissible Consideration of all of the Obligations.  Guarantor will not demand, sue for, or otherwise attempt to collect any such indebtedness until indefeasible payment in full in Permissible Consideration of all of the Obligations.  If any amount shall erroneously be paid to Guarantor on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of the Sellers, or any of them, such amount shall be held in trust for the benefit of the Beneficiaries and shall forthwith be paid to the Beneficiaries to be credited against the payment of the Obligations.

SECTION 6. Information.  Guarantor assumes all responsibility for being and keeping itself informed of the Sellers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs hereunder, and agrees that the Beneficiaries will not have any duty to advise Guarantor of information known to any of them regarding such circumstances or risks.

SECTION 7. Representation.  Guarantor represents and warrants to the Beneficiaries that neither the execution and delivery of this Guaranty by Guarantor, nor the consummation by Guarantor of the transactions contemplated hereby, will (a) require on the part of Guarantor any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency or (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Lien to which Guarantor is a party or by which Guarantor is bound or to which any of Guarantor’s assets is subject.

SECTION 8. Termination.  This Guaranty (a) shall terminate when all the Obligations have been indefeasibly paid in full in Permissible Consideration and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Beneficiaries or Guarantor upon the bankruptcy or reorganization of either or both Sellers, Guarantor or otherwise.

SECTION 9. Costs of Enforcement.  In the event any Beneficiary commences in good faith any proceeding to enforce the terms of this Guaranty, Guarantor will pay on demand all reasonable out-of-pocket expenses incurred by such Beneficiary, including the reasonable fees, charges and disbursements of counsel for such Beneficiary, in connection with such enforcement.

SECTION 10. Severability. It is the desire and intent of Guarantor and the Beneficiaries that the provisions of this Guaranty be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Guaranty shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Guaranty or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Guaranty or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11. Successors and Assigns. Guaranty shall not assign or delegate or attempt to assign or delegate this Guaranty or any of Guarantor’s obligations hereunder without the prior written consent of Purchaser Representative. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by Purchasers, Parent, any third party beneficiary of the Obligations and their respective successors and assigns (collectively, the "Beneficiaries").

SECTION 12. Amendment and Waiver. Neither this Guaranty nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between Guarantor and Purchaser Representative. No delay or omission by any Beneficiary in exercising or enforcing any of its rights and remedies with respect to this Guaranty shall operate as, or constitute, a waiver thereof. No waiver by a Beneficiary of any of its rights and remedies hereunder or with respect hereto on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver.

SECTION 13. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

SECTION 14. Jurisdiction; Consent to Service of Process. Guarantor agrees that any suit for the enforcement of this Guaranty may be brought in any New York state or federal court as the applicable Beneficiary may elect in its sole discretion, and consents to the exclusive jurisdiction of such courts.  Guarantor hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum.  Guarantor agrees that any action commenced by Guarantor asserting any claim or counterclaim arising under or in connection with this Guaranty shall be brought solely in any New York state or federal court sitting in the New York as the applicable Beneficiary may elect in its sole discretion, and consents to the exclusive jurisdiction of such courts with respect to any such action. Guarantor irrevocably consents to service of process in the manner provided for notices in the Purchase Agreement at the address set forth beneath Guarantor’s signature below.  Nothing in this Guaranty will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 15. Notices.  All communications and notices hereunder or with respect hereto shall (except as otherwise expressly permitted herein) be in writing and given in the manner provided for notices in the Purchase Agreement (and with respect to Guarantor, at the address set forth beneath Guarantor’s signature below).

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IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the day and year first above written.

GUARANTOR:

                        Name:

Address:
Facsimile:

EXHIBIT C

Parent Guaranty

GUARANTY dated as of September , 2004 by Ventiv Health, Inc., a Delaware corporation (the "Guarantor"), in favor of the Beneficiaries (as defined below).

Reference is made to the Asset Purchase Agreement dated as of September , 2004 (as such may be amended, modified, supplemented or restated hereafter, the "Purchase Agreement") among Smith Hanley Holding Corp., a Connecticut corporation ("SHHC"), the subsidiaries of SHHC party thereto (SHHC and each such subsidiary being referred to herein as a "Seller" and collectively as the "Sellers"), Guarantor, Smith Hanley Holding Corporation, a Delaware corporation ("Purchaser Representative") and subsidiaries of Purchaser Representative party thereto (Purchaser Representative and each such subsidiary being referred to herein as a "Purchaser" and collectively as the "Purchasers"). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

In order to induce the Sellers to enter into the Purchase Agreement and the stockholders of SHHC (the "Stockholders") to enter into the Stockholder Guarantees, Joinder Agreements and Employment Agreements, Guarantor hereby agrees as follows:

SECTON 1. Guaranty. Guarantor irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment when due (whether at the stated maturity, by acceleration or otherwise) and performance by the Purchasers of all of the obligations of the Purchasers, or any of them, under the Transaction Documents, whether liquidated or unliquidated, fixed or contingent, now existing or hereafter arising, of any kind or nature whatsoever (collectively, the "Obligations").  Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from the Guarantor, and that the Guarantor will remain bound upon this Guaranty notwithstanding any extension or renewal of any Obligation.

Guarantor further agrees that this Guaranty constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Beneficiaries to any collateral or other security for payment of the Obligations or to any other guarantor of all or part of the Obligations. In furtherance of the foregoing and not in limitation of any other right that any Beneficiary has at law or in equity against Guarantor by virtue hereof, upon the failure of the Purchasers, or any of them, to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Guarantor hereby promises to and will forthwith pay, or cause to be paid to the Beneficiaries in cash the amount of such unpaid Obligations.

Guarantor shall not be liable under this Guaranty for any exemplary or punitive damages that are not recoverable against Guarantor or one or more Purchasers under the Transaction Documents.

SECTION 2. Obligations Not Affected. To the fullest extent permitted by law, Guarantor waives presentment to, demand of payment from, and protest to, the Purchasers, or any of them, of any of the Obligations, and also waives notice of acceptance of this Guaranty and notice of protest for nonpayment.  To the fullest extent permitted by law, the obligations of Guarantor hereunder shall not be affected by (a) the failure of any Beneficiary to assert any claim or demand or to enforce or exercise any right or remedy against the Purchasers, or any of them, under the provisions of the Purchase Agreement or otherwise or (b) any waiver, amendment or modification of, or any release of the Purchasers, or any of them, from any of the terms or provisions of the Purchase Agreement.

SECTION 3. No Discharge or Diminishment of Guaranty.  The obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of any Beneficiary to assert any claim or demand or to enforce any remedy under this Guaranty, the Purchase Agreement or any other Transaction Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of Guarantor or that would otherwise operate as a discharge of Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

SECTION 4. Defenses.  To the fullest extent permitted by law, Guarantor waives any defense based on or arising out of any defense of the Purchasers, or any of them, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Purchasers, or any of them, other than the indefeasible payment in full in cash of all the Obligations.  Any Beneficiary may, at its election, adjust any part of the Obligations, make any other accommodation (including any release or substitution with respect to the Obligations) with the Purchasers, or any of them, or any other guarantor of all or any part of the Obligations, or exercise any other right or remedy available to such Beneficiary against the Purchasers, or any of them, or any such other guarantor, without affecting or impairing in any way the liability of Guarantor hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash.  To the greatest extent permitted by law, Guarantor waives any defense arising out of any such election even though such election operates, pursuant to law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against the Purchasers, or any of them, or any other guarantor of all or any part of the Obligations, as the case may be, or any security for the Obligations.

SECTION 5. Subordination. Upon payment by Guarantor of any sums to the Beneficiaries as provided above, all rights of Guarantor against the Purchasers, or any of them, arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations.  In addition, any indebtedness of the Purchasers, or any of them, now or hereafter held by Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of all of the Obligations.  Guarantor will not demand, sue for, or otherwise attempt to collect any such indebtedness until indefeasible payment in full in cash of all of the Obligations.  If any amount shall erroneously be paid to Guarantor on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of the Purchasers, or any of them, such amount shall be held in trust for the benefit of the Beneficiaries and shall forthwith be paid to Beneficiaries to be credited against the payment of the Obligations.

SECTION 6. Information.  Guarantor assumes all responsibility for being and keeping itself informed of the Purchasers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs hereunder, and agrees that the Beneficiaries will not have any duty to advise Guarantor of information known to them or any of them regarding such circumstances or risks.

SECTION 7. Representation.  Guarantor represents and warrants to the Beneficiaries that neither the execution and delivery of this Guaranty by Guarantor, nor the consummation by Guarantor of the transactions contemplated hereby, will (a) require on the part of Guarantor any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency or (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Lien to which Guarantor is a party or by which Guarantor is bound or to which any of Guarantor’s assets is subject.

SECTION 8. Termination.  This Guaranty (a) shall terminate when all the Obligations have been indefeasibly paid in full in cash and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Beneficiaries or Guarantor upon the bankruptcy or reorganization of either or both Purchasers, Guarantor or otherwise.

SECTION 9. Costs of Enforcement.  In the event any Beneficiary commences in good faith any proceeding to enforce the terms of this Guaranty, Guarantor will pay on demand all reasonable out-of-pocket expenses incurred by such Beneficiary, including the reasonable fees, charges and disbursements of counsel for such Beneficiary, in connection with such enforcement.

SECTION 10. Severability. It is the desire and intent of Guarantor and the Beneficiaries that the provisions of this Guaranty be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Guaranty shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Guaranty or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Guaranty or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11. Successors and Assigns. Guaranty shall not assign or delegate or attempt to assign or delegate this Guaranty or any of Guarantor’s obligations hereunder without the prior written consent of SHHC. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by the Sellers, the Stockholders, any third party beneficiary of the Obligations and their respective successors and assigns (collectively, the "Beneficiaries").

SECTION 12. Amendment and Waiver. Neither this Guarantee nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between Guarantor and SHHC. No delay or omission by Purchaser in exercising or enforcing any of its rights and remedies with respect to this Guaranty shall operate as, or constitute, a waiver thereof. No waiver by a Beneficiary of any of its rights and remedies hereunder or with respect hereto on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver.

SECTION 13. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

SECTION 14. Jurisdiction; Consent to Service of Process. Guarantor agrees that any suit for the enforcement of this Guaranty may be brought in any New York state or federal court as the applicable Beneficiary may elect in its sole discretion, and consents to the exclusive jurisdiction of such courts.  Guarantor hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum.  Guarantor agrees that any action commenced by Guarantor asserting any claim or counterclaim arising under or in connection with this Guaranty shall be brought solely in any New York state or federal court sitting in the New York as the applicable Beneficiary may elect in its sole discretion, and consents to the exclusive jurisdiction of such courts with respect to any such action. Guarantor irrevocably consents to service of process in the manner provided for notices in the Purchase Agreement at the address set forth beneath Guarantor’s signature below.  Nothing in this Guaranty will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 15. Notices.  All communications and notices hereunder or with respect hereto shall (except as otherwise expressly permitted herein) be in writing and given in the manner provided for notices in the Purchase Agreement (and with respect to Guarantor, at the address set forth beneath Guarantor’s signature below).

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the day and year first above written.

GUARANTOR:

VENTIV HEALTH, INC.
                By:
Name:   John Emery
Title:     Chief Financial Officer and Secretary

Address:           200 Cottontail Lane
Vantage Court North
Somerset, New Jersey 08873

Fax:

EXHIBIT D

Form of Escrow Agreement

ESCROW AGREEMENT dated as of         , 2004 by and
Among Smith Hanley Holding Corp., a Delaware corporation (the "Purchaser Representative"), on behalf of the Purchaser Indemnitees (as defined in the Purchase Agreement (as defined below)), Bank of New York, as escrow agent (the "Escrow Agent"), and Smith Hanley Holding Corp., a Connecticut corporation (the "Seller Representative"), on behalf of each of the Sellers (as defined below).

WHEREAS, pursuant to an Asset Purchase Agreement (the "Purchase Agreement") dated as of September 21, 2004 among Ventiv Health, Inc. ("Ventiv"), the Purchaser Representative, certain subsidiaries of the Purchaser Representative (together with the Purchaser Representative, "Purchasers"), the Seller Representative and certain subsidiaries of the Seller Representative (together with the Seller Representative, "Sellers"), Purchasers will acquire substantially all of the assets of, and assume specified liabilities of, Sellers (the "Acquisition");

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Sellers will initially receive an aggregate of         shares (the "Initial Shares") of the common stock, par value $0.001 per share, of Ventiv ("Ventiv Shares");

WHEREAS, the Purchase Agreement provides that on the Closing Date (such term and other capitalized terms used and not otherwise defined herein having the meanings assigned to them in the Purchase Agreement), [***] shall be deposited in escrow, to be held and disposed of by the Escrow Agent as provided herein for the satisfaction of any Loss incurred by Purchaser Representative for which any Purchaser Indemnitee is entitled to indemnification under the Purchase Agreement (a "Purchaser Indemnity Claim");

WHEREAS, Sellers have appointed the Seller Representative to act as their representative under this Agreement and to exercise all rights, powers and privileges thereof contemplated herein; and

WHEREAS, the Purchaser Representative and the Seller Representative wish to appoint the Escrow Agent to serve as the escrow agent hereunder, and the Escrow Agent is willing to do so upon the terms and conditions hereinafter set forth.

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.

NOW THEREFORE, in consideration of the premises and the mutual obligations and covenants set forth herein, the parties hereto agree as follows:

SECTION 1. Appointment of Escrow Agent; Creation of Escrow Deposit. (a) The Purchaser Representative and the Seller Representative hereby appoint the Escrow Agent, and the Escrow Agent hereby agrees to act, as depository and administrator of the Escrow Deposit (as defined below) upon the terms and conditions set forth below.

(b) Escrow [***]. Promptly following the execution and delivery of this Agreement, the Purchaser Representative, pursuant to the Purchase Agreement, shall deliver to the trust account specified in writing by the Escrow Agent [***] (the "Escrow Deposit"), [***] (the "Escrowees"), as set forth on Schedule A hereto. The Escrow Deposit shall be maintained by, and shall be under the exclusive dominion and control of, the Escrow Agent and shall be disbursed by the Escrow Agent only in accordance with the provisions of this Agreement.

(c) Dividends, Etc. Any cash, securities or other property distributed in respect of or in exchange for any Escrowed Shares, whether by way of dividends or other distributions, stock splits, reorganizations or reclassifications or otherwise, or realized upon disposition pursuant to Section 2(l), shall be delivered to the Escrow Agent, who shall hold such property in the Escrow Deposit. Any such property distributed or realized in respect of any Escrowed Shares shall be held by the Escrow Agent in accordance with this Agreement. [***]

(d) Transferability. Except as expressly set forth in this Agreement, the interest of each of the Escrowees in the Escrow Deposit shall not be assignable or transferable, other than solely by operation of law to the heirs, administrators, personal representatives or devisees of a deceased Escrowee. No Escrowee shall pledge, grant a lien or other security interest, grant an option or otherwise encumber his interest in the Escrow Deposit. Any assignment, transfer or encumbrance of an interest in the Escrow Deposit in violation of this Section 1(d) shall be void. Nothing in this Section 1(d) shall operate to restrict the right of any Escrowee to sell, transfer, pledge or otherwise dispose of or otherwise encumber any of his Escrowed Shares subject to compliance with Section 2(l) of this Agreement and Sections 2.7 and 2.9 of the Purchase Agreement.

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.

SECTION 2. Disposition of Escrow Deposit. (a) Term of Escrow Deposit. (i) The Escrowed Property held in the Escrow Deposit shall be held by the Escrow Agent on the terms and subject to the conditions set forth herein.

(ii) The Escrowed Property held in the Escrow Deposit shall be held by the Escrow Agent until [***] (the "Expiration Date").

(b) Purchaser Indemnity Claims. Upon the occurrence of an event which Purchaser Representative believes in good faith constitutes the basis for a Purchaser Indemnitee to receive a payment for a Purchaser Indemnity Claim, Purchaser Representative shall furnish notice of such event (the "Indemnity Notice") (which notice shall state that it is given pursuant to this Section 2(b)) to the Seller Representative and the Escrow Agent promptly (and in any event on or prior to the Expiration Date), setting forth Purchaser Representative’s belief of the basis therefore in reasonable detail, a reference to the section of the Purchase Agreement on which the Purchaser Indemnitee’s claim is based, and, to the extent reasonably practicable, an estimate of the reasonably foreseeable maximum amount of the Purchaser Indemnity Claim. The Purchaser Representative shall, upon request, make available to the Seller Representative all relevant information which is material to such Purchaser Indemnity Claim and which is in or comes into the possession of the Purchaser Representative.

(c) Purchaser Indemnity Claims Not Disputed by Seller Representative. If, within thirty (30) days after receipt of the Indemnity Notice, the Seller Representative does not give the notice provided for in Section 2(d), the Purchaser Representative shall be entitled to make demand (an "Undisputed Indemnity Notice Demand") upon the Escrow Agent that the Escrow Agent retain for future return to the Purchaser Representative as and when the amount is determined, if the amount is not then determined, or that it then disburse to the Purchaser Representative, if the amount has then been determined, the full amount set forth in the Indemnity Notice with respect to any Purchaser Indemnity Claims from Escrowed Property held in the Escrow Deposit (up to the aggregate amount of the Escrowed Property). The Purchaser Representative’s right to make demand for Purchaser Indemnity Claims hereunder shall be subject to the limitation set forth in Section 11.1 of the Purchase Agreement.

(d) Purchaser Indemnity Claims Disputed by Seller Representative in Whole. If the Seller Representative in good faith disputes either the Purchaser Indemnity Claim described in the Indemnity Notice or the amount Purchaser Representative seeks as payment on account of such Purchaser Indemnity Claim, the Seller Representative shall, within thirty (30) days after receipt of the Indemnity Notice, notify the other parties

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.hereto of such dispute, setting forth the basis therefore in reasonable detail, based on the Seller Representative’s then good faith belief. In the event the Seller Representative disputes the entire Purchaser Indemnity Claim, the Escrow Agent shall not distribute any amount of Escrowed Property with respect thereto until the Escrow Agent receives (i) a written agreement signed by the Seller Representative and the Purchaser Representative stating the amount to which Purchaser Representative is entitled in connection with such Purchaser Indemnity Claim (an "Indemnity Claim Agreement"); or (ii) a copy of an Order directing the Escrow Agent to make such distribution together with an unqualified opinion of counsel acceptable to the Escrow Agent to the effect that such Order is final and binding with respect to the Purchaser Representative and the Seller Representative from which no appeal may be taken or for which the time to appeal has expired (a "Final Judgment"); provided in the case of clause (ii) that the Escrow Agent shall have given written notice of the proposed distribution, together with copies of all such documents and opinions, to the Purchaser Representative and the Seller Representative at least five (5) days prior to the date of the distribution by the Escrow Agent. After the occurrence of the events specified in clause (i) or (ii) above, the Escrow Agent shall disburse to the Purchaser Representative the applicable amounts with respect to any Purchaser Indemnity Claim from the Escrowed Property in such Escrow Deposit as follows: a percentage of such Purchaser Indemnity Claim equal to the lower of (a) the Share Percentage and (b) the percentage of the value of the Escrowed Property represented by Escrowed Shares then included in the Escrow Deposit shall be disbursed in the form of Escrowed Shares valued as provided in Section 2(j) and the remaining portion (the "Cash Percentage") of such Purchaser Indemnity Claim shall be disbursed in cash (including cash that subsequently becomes available as a result of the procedures set forth in Section 2(m)). The "Share Percentage" shall be the proportion (expressed as a percentage) determined pursuant to the penultimate sentence of Section 11.3(a) of the Purchase Agreement and shall be specified in the Indemnity Notice. Sellers shall remain jointly and severally liable for the applicable amount with respect to a Purchaser Indemnity Claim due and payable hereby until it is satisfied by a disbursement in accordance with this Section 2. The Escrow Agent shall be entitled to rely on the Purchaser Representative’s calculation of the Share Percentage and the Cash Percentage.

(e) Purchaser Indemnity Claims Disputed by Seller Representative in Part. In the event the Seller Representative in good faith disputes part of, but not all of, a Purchaser Indemnity Claim, the Escrow Agent shall, if the amount is undetermined, retain for future remittance to the Purchaser Representative, or, if the amount is determined, remit to the Purchaser Representative in accordance with the procedures set forth in Section 2(c) the amount (in Escrowed Shares and cash as provided in Section 2(d)) attributable to that portion of the Purchaser Indemnity Claim which is not disputed by the Seller Representative. The Escrow Agent shall not distribute any amount of Escrowed Property with respect to the balance of such Purchaser Indemnity Claim except in accordance with the procedures set forth in Section 2(d).

(f) Notice to Withhold on the Expiration Date. On or prior to the Expiration Date, the Purchaser Representative may furnish a notice (the "Withholding Notice") (which notice shall state that it is being given pursuant to this Section 2(f)) to the Escrow Agent and the Seller Representative specifying the amount of Escrowed Property, if any, to be retained on account of Purchaser Indemnity Claims for which an Indemnity Notice has been provided pursuant to Section 2(b) but which claims are not, at such time, absolute as to liability or liquidated as to amount. The Withholding Notice shall contain the information specified in Section 2(b) to the extent available. Upon the receipt by the Escrow Agent of the Withholding Notice, the Escrow Agent shall retain in the Escrow Deposit the amount set forth in the Withholding Notice. Amounts retained pursuant to the preceding sentence shall be in the form of Escrowed Shares and cash (as provided in Section 2(d), taking into account any change in the Share Percentage identified in the Withholding Notice). If the Escrow Agent does not hold cash in an amount at least equal to the Cash Percentage of the unresolved Purchaser Indemnity Claims, then all of the Escrowed Shares will be retained until such amount of cash becomes available pursuant to Sections 2(l) and 2(m). In the event the Purchaser Representative does not timely provide the Withholding Notice, and continues to fail to provide such Withholding Notice for five (5) business days after delivery by the Seller Representative to Purchaser Representative (with a copy to the Escrow Agent) of a demand that the Withholding Notice be delivered (which demand may be delivered by Seller Representative up to five (5) business days prior to the Expiration Date), the remaining Escrowed Property shall be distributed by the Escrow Agent to each of the Escrowees in accordance with, and to the extent provided in, Section 2(g).

(g) Distribution of the Escrow Deposit. As soon as practicable following the Expiration Date, any Escrowed Property as shall remain on deposit with the Escrow Agent after withholding of Escrowed Property pursuant to the provisions of Section 2(f) hereof shall be released from the provisions of this Agreement and distributed by the Escrow Agent to each Escrowee promptly, but in no event later than five (5) business days after the Expiration Date. Distributions to the respective Escrowees shall be made (i) with respect to any Ventiv Shares held by delivering the stock certificates representing such Ventiv Shares to American Stock Transfer and Trust Company or any successor transfer agent of Ventiv with instructions to transfer such Ventiv Shares to such Escrowee and (ii) [***] by mailing checks (if cash) issued by the Escrow Agent, as maker, or such other property to Escrowee by United States certified mail, return receipt requested, at its address shown on Schedule A (or such other address as may be provided in writing to the Escrow Agent by any such Escrowee).

(h) Retention of Escrow Deposit After Expiration Date. Upon receipt of the Withholding Notice, the Escrow Agent shall continue to hold in the Escrow Deposit after the Expiration Date, with respect to each Purchaser Indemnity Claim referred to in such Withholding Notice, the amount of Escrowed Property provided in Section 2(f) until such time as the Escrow Agent receives (i) an Indemnity Claim Agreement, or (ii) a Final

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.Judgment (in each case, evidencing the ultimate resolution of any of the underlying claims referred to in such Withholding Notice consistent with this Article 2), at which time the Escrow Agent shall remit to the Purchaser Representative, with respect to any Purchaser Indemnity Claim, the amount, if any, of Escrowed Property specified in such Indemnity Claim Agreement or Final Judgment, as the case may be, and shall release and distribute to each of the Escrowees such Escrowed Property, if any, which the Escrow Agent continued to hold after the Expiration Date pursuant to Section 2(f) by reason of such Purchaser Indemnity Claim and which is in excess of the amount so distributed to the Purchaser Representative with respect thereto; provided, however, that, to the extent the distribution of such Escrowed Property to each of the Escrowees would cause the Escrowed Property remaining in the Escrow Deposit after such distribution to fall below the amount required to be retained by the Escrow Agent pursuant to Section 2(d) with respect to all still unresolved Purchaser Indemnity Claims identified in the Withholding Notice, such Escrowed Property shall be retained by the Escrow Agent and shall be available for distribution to the Purchaser Representative upon the resolution of any unresolved Purchaser Indemnity Claims, and such Escrowed Property shall not be distributed to each of the Escrowees until such time, if any, as such distribution can be made without causing the Escrowed Property remaining in the Escrow Deposit to fall below the amount required to be so retained.

(i) Reservation of Purchaser Representative’s Rights. The rights of the Purchaser Representative to receive disbursements from the Escrow Deposit in respect of Purchaser Indemnity Claims shall be without prejudice to any other rights Purchaser Indemnitees may have under the Purchase Agreement or otherwise to seek indemnity for Purchaser Indemnity Claims, provided that there shall be no duplication of recovery.

(j) Valuation of Ventiv Shares and Property. For purposes of determining the number of Escrowed Shares required to be released in respect of the Share Percentage of any Purchaser Indemnity Claim, any Ventiv Shares returned to the Purchaser Representative in satisfaction of such Purchaser Indemnity Claims shall be valued at their Assigned Value as of the time Sellers’ liability with respect to such Purchaser Indemnity Claim is determined and required to be satisfied. The Escrow Agent shall be entitled to rely on the Purchaser Representative’s calculation of the Assigned Value as set forth in the Indemnity Notice or the Withholding Notice, as applicable, unless the Seller Representative advises the Escrow Agent in writing, prior to the relevant release of Escrowed Property in accordance with this Section 2, that it disputes in good faith the Purchaser Representative’s determination of the Assigned Value. In such event, the Purchaser Representative may confirm in writing its agreement with the Seller Representative’s calculation, in which event Seller Representative’s calculation may be relied upon by the Escrow Agent, or instruct the Escrow Agent to release Escrowed Property based on the Seller Representative’s calculation and treat the Escrowed Property that would have been released based on the Purchaser Representative’s calculation of the Assigned Value as being subject to a Purchaser Indemnity Claim disputed by the Seller Representative in part. With respect to any Ventiv Shares to be returned to the Purchaser Representative in satisfaction of Share Percentage of Purchaser Indemnity Claims, an amount equal to any dividends previously paid in respect of such returned Ventiv Shares (whether paid in cash, Ventiv Shares or other property) shall also be returned to the Purchaser Representative, provided that the value of such dividends shall not be taken into account for purposes of determining the value of such returned Ventiv Shares.

(k) Reporting. The parties hereto shall, for federal income tax purposes and, to the extent permitted by applicable law, state and local tax purposes, report consistent with each of the Escrowees as the owner of the Escrowed Property and each of the Escrowees shall furnish any required tax forms consistent with the foregoing.

(l) Voting and Dispositive Authority. Each Escrowee shall retain full voting and (subject to Section 2.7 of the Purchase Agreement) dispositive authority with respect to the Escrowed Shares, provided that any such disposition shall be on bona fide arms-length terms and in compliance with applicable law, and any proceeds of disposition shall be delivered to and retained by the Escrow Agent as Escrowed Property. The Seller Representative and the Purchaser Representative shall cooperate reasonably to take such action as is reasonably necessary to permit and facilitate any such sale (including any sale pursuant to Section 2.9 of the Purchase Agreement) and delivery of proceeds. In connection therewith, the Escrow Agent shall only be required to act upon joint instructions signed by the Seller Representative and the Purchaser Representative.

(m) Disposition Upon Failure to Satisfy Cash Percentage of Purchaser Indemnity Claims. If sufficient cash is not available to satisfy the Cash Percentage of any Purchaser Indemnity Claim, or portion of a Purchaser Indemnity Claim, within five business days of the date the Escrow Agent is permitted to distribute Escrowed Property in respect thereof and the Escrow Agent has not been advised by the Purchaser Representative that the Cash Percentage of the Purchaser Indemnity Claim, or portion of a Purchaser Indemnity Claim, has otherwise been satisfied, the Purchaser Representative may, at its option, seek satisfaction of such unpaid obligation by selling or otherwise disposing of any or all of the Escrowed Shares held by the Escrow Agent, which sale or disposition must be by commercially reasonable means unless otherwise agreed to by the Purchaser Representative and the Seller Representative. The cash proceeds of any disposition of Escrowed Property pursuant to this Section 2(m), net of an amount sufficient to pay or reimburse the Purchaser Representative for its expenses in connection with such disposition, shall be returned to the Escrow Agent. The Escrow Agent shall distribute such net cash proceeds at the times and in the manner provided for in this Agreement, including in respect of such unsatisfied Purchaser Indemnity Claim or portion of a Purchaser Indemnity Claim. In the event that the proceeds of any such disposition are insufficient to pay such unsatisfied Purchaser Indemnity Claim or portion of a Purchaser Indemnity Claim, Sellers shall be liable for the deficiency.

The Seller Representative shall cooperate reasonably to permit and facilitate any exercise by the Purchaser Representative of its rights and remedies pursuant to this Section 2(m). In connection with the exercise by the Purchaser Representative of such rights and remedies, the Escrow Agent is authorized and directed to act upon written instructions signed by the Purchaser Representative stating that they are delivered pursuant to this Section 2(m), including with respect to any release of Escrowed Shares to facilitate their sale or disposition.

The Seller Representative, on behalf of Sellers, hereby waive any claims against the Purchaser Representative or any of its affiliates arising by reason of the fact that the price at which the Escrowed Shares may have been sold at a private sale was less than the price which might have been obtained at a public sale. Sellers hereby acknowledge that (i) any such sale of the Escrowed Shares by the Purchaser Representative shall be made without warranty, (ii) the Purchaser Representative may specifically disclaim any warranties of title, possession, quiet enjoyment or the like, and (iii) such actions set forth in clauses (i) and (ii) above shall not adversely effect the commercial reasonableness of any such sale of the Escrowed Shares. The Seller Representative, on behalf of Sellers, hereby waives all rights of redemption, stay, valuation and appraisal which Sellers now have or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

SECTION 3. Disposition of Escrow Deposit. (a) Investment of Escrow Deposit. [***] shall be invested by the Escrow Agent in interest bearing trust accounts, time deposits with the Escrow Agent or such other investments as the Purchaser Representative and the Seller Representative may agree in a writing delivered to the Escrow Agent. All interest and other income earned on the Escrowed Property shall be added to, and become part of, the Escrowed Property, and the distribution thereof shall be subject to the terms of this Agreement.

(b) Accounting. The Escrow Agent shall provide a written account to the Purchaser Representative and the Seller Representative at the end of each month prior to the Expiration Date (and thereafter to the extent any amounts remain in escrow pursuant to Section 2) listing any transactions with respect to the Escrowed Property during the immediately preceding month.

SECTION 4. Escrow Agent. (a) Duties. The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and shall be limited to the performance of such duties and obligations as are specifically set forth in this Agreement, as it may be amended from time to time with the Escrow Agent’s written consent as provided in Section 5(g).

(b) Reliance. In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine and signed by the Purchaser Representative or the Seller Representative.

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. Under no circumstances will the Escrow Agent be held responsible to determine any of the Share Percentage, the Cash Percentage or any Assigned Value. Under no circumstances will the Escrow Agent be held responsible to determine any amounts to be disbursed.

(c) Liability. The Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder in good faith, except in the case of its bad faith, gross negligence or willful misconduct. The Escrow Agent shall be entitled to consult with counsel of its choosing (including internal counsel) and shall not be liable for any act suffered or omitted by it in good faith in accordance with the advice of such counsel.

(d) Disputes. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, or shall receive instructions from any party hereto with respect to the Escrowed Property which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until such time as there has been a final determination of the rights of the Purchaser Representative and the Escrowees with respect to the Escrowed Property (or relevant portion thereof). For purposes of this Section 4(d), there shall be deemed to have been a final determination of the rights of Purchaser Representative and the Escrowees with respect to the Escrowed Property (or relevant portion thereof) at such time as Escrow Agent shall receive (i) an Indemnity Claim Agreement or (ii) a copy of a Final Judgment which provides for the disposition of the Escrowed Property (or relevant portion thereof).

(e) Resignation. The Escrow Agent may resign at any time and be discharged of the duties imposed hereunder (but without prejudice for any liability in the case of its bad faith, gross negligence or willful misconduct hereunder) by giving notice to the Seller Representative and Purchaser Representative at least sixty (60) business days prior to the date specified for such resignation to take effect, in which case, upon the effective date of such resignation:

(i)  all property then held by the Escrow Agent hereunder shall be delivered to it by such person as may be designated in writing by the Purchaser Representative and the Seller Representative, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate;
(ii)  if no such person has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate subject to clause (iii) below; and
(iii)  the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it (and to make the investments as hereinbefore provided) and to deliver the same to the successor escrow agent designated in writing by the Purchaser Representative and the Seller Representative or, if no such successor escrow agent shall have been so designated, in accordance with the directions of a Final Judgment, and the provisions of Section 4(g) and Section 4(h) shall remain in effect.

(f) Removal of Escrow Agent. The Purchaser Representative and the Seller Representative may, upon at least thirty (30) business days prior written notice to the Escrow Agent, dismiss the Escrow Agent hereunder and appoint a successor. In such event, the Escrow Agent shall promptly account for and deliver to the successor escrow agent named in such notice the balance of the Escrowed Property, including all investment thereof and accrued income thereon, on the date of such accounting and delivery. Upon acceptance thereof and of such accounting by such successor escrow agent, and upon reimbursement to the Escrow Agent of all expenses due to it hereunder through the date of such accounting and delivery, the Escrow Agent shall be released and discharged from all of its duties and obligations hereunder, but without prejudice to any liability of the Escrow Agent for its bad faith, gross negligence or willful misconduct hereunder.

(g) Compensation. From time to time upon the Escrow Agent’s written request, the Purchaser Representative and the Seller Representative shall each pay the Escrow Agent 50% of its yearly compensation for its services hereunder, including reasonable legal fees and other out-of-pocket expenses incurred in the performance of its duties and the enforcement of its rights hereunder, provided that, as between the Purchases Representative and the Seller Representative, on the one hand, and the Escrow Agent, on the other, the Purchaser Representative and the Seller Representative shall be jointly and severally liable therefor.

(h) Indemnification. The Escrow Agent shall be indemnified and held harmless from the Escrow Deposit held by the Escrow Agent, jointly and severally by the Seller Representative and the Purchaser Representative, against any loss, liability, claim, damage, injury, demand or expense, including reasonable legal fees, arising out of or in connection with the performance of the Escrow Agent’s obligations hereunder, including the costs and expenses incurred in connection with the collection of its fees and including the costs and expenses of defending itself against any claim or liability arising out of or in connection with the performance of its duties hereunder, except for any loss, liability, claim, damage, injury, demand or expense resulting from the Escrow Agent’s bad faith, gross negligence or willful misconduct; provided, however, that promptly after the receipt by the Escrow Agent of notice of any claim or the commencement of any suit, action or proceeding, the Escrow Agent shall, if a claim of indemnification in respect thereof is to be made against any of the other parties hereto, notify such other parties thereof in writing; and provided, further, that the indemnifying party or parties shall be entitled, jointly or severally and at their own expense, to participate in or assume the defense of any such action, suit or proceeding. The right of the Escrow Agent (or any successor escrow agent appointed hereunder) to indemnification under this Section 4(h) shall survive the termination of this Agreement.

SECTION 5. Miscellaneous. (a) Term. This Agreement shall continue in force until the final distribution of all amounts held by the Escrow Agent in the Escrow Deposit.

(b) Notices. All notices and other communications hereunder shall be given in writing and delivered personally, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier (postage prepaid), facsimile transmission or similar means, to the party to receive such notices or communications at the address set forth below (or such other address as shall from time to time be designated by such party to the other parties in accordance with this Section 5(b):

If to the Purchaser Representative:   Smith Hanley Holding Corporation
in care of Ventiv Health, Inc.
200 Cottontail Lane
Vantase Court North
Somerset, New Jersey 08873
Attention: Chief Financial Officer
Telecopy: (732) 537-5033

With a copy to:        Law Office of Kenneth G. Alberstadt
111 Broadway, 18th Floor
New York, New York 10006
Attention: Kenneth G. Alberstadt
Telecopy: (212) 404-7567

If to the Escrow Agent:     Bank of New York
Escrow Unit
101 Barclay St., 8W
New York, NY 10286
Attn: Ilona Kandarova
Telecopy: (212) 815-5707

If to the Seller Representative:    Smith Hanley Holding Corp.
235 Canoe Hill Rd.
New Canaan, CT 06840
Attn: Thomas A. Hanley, Jr.
Telecopier: (203) 319-4300
Telecopy: (203) 319-4320

With a copy to:       Laura J. McMahon
Fulbright & Jaworski L.L.P
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
Telecopier: (713) 651-5246

All such notices and communications hereunder shall be deemed given when received, as evidenced by the signed acknowledgment of receipt of the person to whom such notice or communication shall have been personally delivered, the acknowledgement of receipt returned to the sender by the applicable postal authorities or the confirmation of delivery rendered by the applicable overnight courier service. A copy of any notice or other communication given by any party to any other party hereto, with reference to this Agreement, shall be given at the same time to the other parties to this Agreement.

(c) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns. Neither this Agreement not any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the parties hereto, except that the Purchaser Representative may assign its rights and obligations under this Agreement to the same extent it is permitted to assign its rights and obligations under the Purchase Agreement.

(d) GOVERNING LAW. THE PARTIES HERETO AGREE THAT THIS AGREEMENT, AND THE RESPECTIVE RIGHTS, DUTIES AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREUNDER.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

(f) Headings. The Section headings in this Agreement are for convenience only and do not constitute part of this Agreement.

(g) Amendment. This Agreement may be amended only by a writing signed by the Purchaser Representative, the Escrow Agent and the Seller Representative.

(h) Further Assurances. Each of the parties hereto agrees to cooperate with the other parties in effectuating this Agreement and to execute and delivery such further documents and instruments and to take such further actions as shall be reasonably requested in connection therewith.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first set forth above.

PURCHASER REPRESENTATIVE:

Smith Hanley Holding Corporation

By:________________________________
Name:
Title:

ESCROW AGENT:

Bank of New York

By:________________________________
Name:
Title:

SELLER REPRESENTATIVE:

Smith Hanley Holding Corp.

By:________________________________
Name:
Title:

SCHEDULE III

Earnout Amounts

The Earnout Amounts shall be determined as follows:

For calendar year 2004, the Earnout Amount shall be [***].

For calendar year 2005, provided that [***], the Earnout Amount shall be [***]. If [***], no Earnout Amount will be payable with respect to calendar year 2005. [***]

The [***] will, upon the determination of the Final EBIT Amount for calendar year 2005, be placed in escrow on mutually agreeable terms until [***]. If Parent, through its control of Purchasers, causes all or substantially all of the Business to be sold prior to [***].

At Purchasers’ option, up to [***]% of each Earnout Amount may be satisfied by the issuance to Sellers of unregistered shares of Parent Common Stock having an aggregate Fair Market Value as of the applicable Value Date equal to such portion of such Earnout Amount. [***]

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.

SCHEDULE VI

Definition of EBIT

"EBIT" means, for any Applicable EBIT Period, income before interest income or expense and before provision for income Taxes (including payments made under Tax sharing arrangements) for such period, in each case determined based on the consolidating income statements of Purchasers for such period prepared in accordance with GAAP consistently applied (taking into account all applicable reserves in accordance with GAAP and, with respect to calendar year 2004, including in such consolidating income statements of Purchasers the consolidated financial results of the Business for the period from January 1, 2004 through the Closing Date), modified as follows:

(a)    to the extent included in such consolidating income statements of Purchasers (and, with respect to calendar year 2004, such consolidated financial results of the Business for the period from January 1, 2004 through the Closing Date) for any Applicable EBIT Period, excluding the effect of the following items:

(1)    overhead allocations from Parent or any subsidiary of Parent other than the following costs and the costs described in paragraph (2) below: [***]

(2)    the acceleration of the recognition of any revenue in any Applicable EBIT Period;

(3)    any additional depreciation, amortization or other expense resulting from the write-up of any asset and any amortization of goodwill or other intangibles relating to the acquisition of the Business and the Assets;

(4)    any expenses directly or indirectly incurred in connection with the financing by Purchasers or Parent or any of its Affiliates of the acquisition of the Business and the Assets or any refinancing of any such indebtedness or any other financing;

(5)    any income, expense, gain or loss resulting from a change in GAAP or any GAAP election not made or utilized as of the Closing Date;

(6)    [***];

(7)    [***];

(8)    [***];

(9)    all gains or losses in connection with sales or dispositions of assets and investments not in the ordinary course of business;

(10)    any income, expense, gain or loss that is characterized as "extraordinary" under GAAP;

(11)    income resulting from downward adjustments to compensation, bonuses, or to any other expenses, which adjustments are not in the ordinary course of business, excluding any adjustments made at the time of Closing with the consent of Parent;

(13)    Liabilities of Purchasers existing on or prior to the Closing Date, including the Liabilities disclosed in Section 4.1(b) of the Purchaser Disclosure Schedule, and any related reserves; or

(14)    any other modifications agreed to by Parent and SHHC.

(b)    Prior to December 31, 2005, Parent will not exercise its control of Purchasers to cause [***], which agreement shall not be unreasonably withheld.